Exhibit 10.31
Execution Copy
ASSET PURCHASE AGREEMENT
Dated as of June 6, 2005
among
EH/TRANSEASTERN, LLC, a Delaware limited liability company
(“Buyer”)
and
TRANSEASTERN PROPERTIES, INC., a Florida corporation,
each of the Companies listed on the signature pages hereto
(collectively, the “Sellers”)
and
each of Arthur J. Falcone and Edward W. Falcone
and
Falcone/Ritchie LLC, a Florida limited liability company

(i)

5.15 Employees and Related Agreements; ERISA	41
5.16 Employee Relations	44
5.17 Contracts	44
5.18 Status of Contracts	46
5.19 No Violation or Litigation	46
5.20 Environmental Matters	47
5.21 Insurance	49
5.22 Major Suppliers	50
5.23 Projections	50
5.24 Warranties; Construction Defects	50
5.25 No Finder	51
5.26 Reserved	51
5.27 Bank Accounts; Power of Attorney; Minute Books	51
5.28 Related Party and Other Transactions	52
5.29 Patriot Act	52
5.30 RESPA	53
5.31 Interstate Land Sales Full Disclosure Act	53
5.32 Coastal Construction Control Line	54
5.33 Homeowners’ Associations; Condominium Associations	54
5.34 Community Development Districts	55
5.35 Florida Uniform Land Sales Practices Law	55
5.36 No Restrictions	55
5.37 Compliance With Requirements of Law	55
5.38 Books and Records	56
5.39 Accounts Receivable	56
5.40 Sellers’ Names	56
5.41 Disclosure	56

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER	56
6.1 Organization of Buyer	56
6.2 Authority of Buyer; No Conflict	57
6.3 No Finder	57
6.4 Financing	57
6.5 Ownership	57

Article VII ACTIONS PRIOR TO THE CLOSING DATE	58
7.1 Investigation by Buyer	58
7.2 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters	58
7.3 Consents of Third Parties	58
7.4 Operations Prior to the Closing Date	59
7.5 Licenses	61
7.6 Minimum Lot Transfer	61
7.7 Title Insurance	61
7.8 Warranty Administration	62
7.9 Acquisition Proposals	62
7.10 Legal Descriptions	63

Article VIII ADDITIONAL AGREEMENTS	63
8.1 Covenant Not to Compete or Solicit Business	63
8.2 Release of Bonds	65
8.3 Taxes	65
(ii)

8.4 Employees	67
8.5 Employee Benefit Plans	68
8.6 Use of Name	69
8.7 Filings with Governmental Bodies	69
8.8 First Florida Title Company	69
8.9 Cooperation on Bronson, Cummer, Heller and Independence Projects	69
8.10 Coral Lakes Construction	70
8.11 Life Insurance	70
8.12 Maintenance of Net Worth	70
8.13 Cummer	70
8.14 Cummer 1044	70
8.15 Kendall Commons (Vizcaya)	70

Article IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	71
9.1 No Misrepresentation or Breach of Covenants and Warranties	71
9.2 No Changes or Destruction of Property	71
9.3 No Restraint or Litigation	71
9.4 Necessary Governmental Approvals	71
9.5 Necessary Consents	71
9.6 Minimum Net Worth	71
9.7 Closing Deliveries	72
9.8 Approval by Shareholders or Members of Sellers	72
9.9 Releases	72
9.10 Environmental Report	72
9.11 Cummer West Property	72
9.12 Coral Lakes	72
9.13 Payments of Accounts Receivable	72
9.14 CMI Marketing	73
9.15 Employment Matters	73
9.16 Cummer 1400 Property	73
9.17 Live Oak	73
9.18 Construction on Lots	73
9.19 Cooperation Agreements	73

Article X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	73
10.1 No Misrepresentation or Breach of Covenants and Warranties	73
10.2 No Restraint or Litigation	74
10.3 Closing Deliveries	74
10.4 Minimum Net Worth	74
10.5 Financing	74
10.6 Cooperation Agreements	74

Article XI INDEMNIFICATION AND POST-CLOSING REMEDIES	74
11.1 Indemnification by Sellers	74
11.2 Indemnification by Buyer	77
11.3 Notice of Claims	78
11.4 Loss Calculation	79
11.5 Third Person Claims	79
11.6 Adjustment to Purchase Price	80
11.7 Failure to Make Certain Payments	80
11.8 Exclusive Remedies	80
(iii)

Article XII TERMINATION AND PRE-CLOSING REMEDIES	80
12.1 Termination	80
12.2 Notice of Termination	81
12.3 Effect of Termination; Remedies; Treatment of the Deposit	81
12.4 Special Termination	82

Article XIII GENERAL PROVISIONS	83
13.1 Survival of Obligations	83
13.2 Confidential Nature of Information	83
13.3 No Public Announcement	83
13.4 Notices	84
13.5 Successors and Assigns; No Third Party Beneficiaries	84
13.6 Access to Records after Closing	85
13.7 Entire Agreement; Amendments	85
13.8 Partial Invalidity	86
13.9 Waivers	86
13.10 Expenses	86
13.11 Execution in Counterparts	86
13.12 Enforcement of Agreement	86
13.13 Further Assurances; Power of Attorney	86
13.14 Sellers’ Representative	87
13.15 Governing Law; Jurisdiction	87
13.16 Time is of the Essence	87
13.17 Radon Gas	88
13.18 Titles and Subtitles	88
13.19 Legal Representation of the Parties	88
13.20 Disclosure	88
13.21 Laguna Lakes	88
Exhibits:

Exhibit A	-	Form of Opinion of Counsel to Buyer
Exhibit B	-	Form of Opinion of Counsel to Sellers
Exhibit C	-	Form of Pay-Off Letter
Exhibit D	-	Form of Indemnity Letter of Credit
Exhibit E	-	Form of Assignment and Assumption Agreement
Exhibit E-1	-	Form of Assignment and Assumption of Contracts
Exhibit E-2	-	Form of Assignment and Assumption of Leases
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of Assignment of Option Documents
Exhibit H	-	Form of Assignment of Developer/Declarant Rights
Exhibit I	-	Form of Employment Agreement (Division President)
Exhibit I-1	-	Form of Employment Letter (Division Manager)
Exhibit J	-	Form of Right of First Offer Agreement
Exhibit K	-	Form of Warranty Administration Agreement
Exhibit L	-	Cummer 1400 Property
Exhibit M	-	Cummer West Property
Exhibit N	-	Form of Copyright Assignment
Exhibit O	-	Form of Trademark and Domain Name Assignment
Exhibit P	-	Definition of Fully Entitled
(iv)

Exhibit Q	-	Form of Promissory Note
(v)

SCHEDULES:

Schedule	Name
Schedule 2.1	Contributed Assets
Schedule 2.2	Excluded Assets
Schedule 2.3(A)	Assumed Liabilities: Customer Deposits and Accounts Payable
Schedule 2.3(C)	Assumed Liabilities: Obligations Under Roadway Improvement
Agreements, Utility Agreements, etc.
Schedule 2.3(E)	Assumed Liabilities: Obligations for Payment of Sales Commissions
Schedule 2.3(F)	Assumed Liabilities: Obligations Under Seller Agreements Post-Closing
Schedule 2.3(G)	Purchase Orders
Schedule 2.3(H)	Cable Communities
Schedule 2.4	Excluded Liabilities
Schedule 3.1(B)	List of Indebtedness
Schedule 3.5	Allocation Schedule
Schedule 3.6(A)	Earn-Out Payments
Schedule 3.6(B)	Entitlement Payments
Schedule 4.2	Wire Instructions
Schedule 5.1(A)	Companies
Schedule 5.1(C)	Required Consents
Schedule 5.2	Subsidiaries and Investments
Schedule 5.4	Financial Statements
Schedule 5.5(A)	Operations since Balance Sheet Date (No Material Adverse Change)
Schedule 5.5(B)	Operations since Balance Sheet Date (Ordinary Course Transactions)
Schedule 5.6	No Undisclosed Liabilities
Schedule 5.7(B)	Tax Returns Filed
Schedule 5.7(C)	Tax Audits
Schedule 5.7(D)	Other Taxes
Schedule 5.9(A)	Owned Property Governmental Permits
Schedule 5.9(B)	Obligations Re: Owned Governmental Permits
Schedule 5.9(D)	Option Governmental Permits
Schedule 5.9(E)	Obligations Re: Option Property Governmental Permits
Schedule 5.10(A)	Owned Real Property
Schedule 5.10(B)	Optioned Real Property
Schedule 5.10(C)	Obligations re: Owned Real Property
Schedule 5.10(D)	Leased Real Property
Schedule 5.10(E)	Real Property Pending Suits
Schedule 5.10(H)	Improvements
Schedule 5.10(I)	Concurrency Requirements
Schedule 5.10(K)	Lessees or Tenants at Sufferance
Schedule 5.10(M)	Developer-Related Fees and Impact Fees
Schedule 5.10(P)	Environmental Protection Agency Matters
Schedule 5.10(R)	Zoning Proceedings
Schedule 5.10(W)	Historical or Archeological Materials
Schedule 5.10(X)	Critical Habitat (Endangered Species Act)
Schedule 5.11(A)	Personal Property – Machinery or Equipment
Schedule 5.11(B)	Personal Property – Leases
Schedule 5.12(A)	Intellectual Property
Schedule 5.12(B)	Software
(vi)

Schedule	Name
Schedule 5.12(C)	Contracts, Licenses, Sublicenses, Assignments
Schedule 5.12(D)	Intellectual Property Encumbrances
Schedule 5.12(E)	Registrations for Copyrights, Patent Rights and Trademarks
Schedule 5.12(F)	Infringements, Misappropriations, Violations
Schedule 5.12(G)	Limitations on Transfer and Assignment
Schedule 5.12(H)	Work for Hire
Schedule 5.13	Stop Work Orders
Schedule 5.14	Permitted Encumbrances
Schedule 5.15(A)	Seller Non-ERISA Plans
Schedule 5.15(B)	Seller Compensation Commitments
Schedule 5.15(D)	Seller Plans
Schedule 5.15(K)	Sellers’ Employees
Schedule 5.15(L)	Conflict of Interest Transactions
Schedule 5.15(M)	Severance and Other Termination Matters
Schedule 5.16	Employee Relations
Schedule 5.17	Contracts
Schedule 5.18	Status of Contracts
Schedule 5.19	No Violation or Litigation
Schedule 5.20	Environmental Matters
Schedule 5.21	Insurance
Schedule 5.23	Projections
Schedule 5.24(A)	Warranty Matters
Schedule 5.24(B)	Home Repurchases
Schedule 5.27	Bank Accounts; Power of Attorney
Schedule 5.28(A)	Related Party and Other Transactions
Schedule 5.30(B)	RESPA
Schedule 5.30(E)	Specimen Copies of Purchase and Sale Agreements
Schedule 5.31	Interstate Land Sales Full Disclosure Act
Schedule 5.33	Homeowners’ Associations
Schedule 5.35	Florida Uniform Land Sales Practices Law
Schedule 5.36	No Restrictions
Schedule 5.37	Notices from Governmental Bodies
Schedule 5.39	Accounts Receivable
Schedule 7.4(b)(xii)	Cash Payments or Distributions of Assets to Sellers
Schedule 7.6	Lot Count
Schedule 8.1(A)	List of Counties where TEP Operates
Schedule 8.1(B)	List of Counties Subject to Non-Compete
Schedule 8.1(C)	List of Projects Excluded from Non-Compete
Schedule 8.2	Release of Bonds
Schedule 10.5	Financing Term Sheet
Schedule 12.4	Terms of TEP’s Investment
(vii)

THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO BUYER BY THE DEVELOPER UNDER SECTION 718.503, FLORIDA STATUTES. THIS AGREEMENT IS ALSO VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED. BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.
ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE DEVELOPER. FOR CORRECT REPRESENTATIONS, REFERENCE SHOULD BE MADE TO THIS AGREEMENT AND THE DOCUMENTS REQUIRED BY SECTION 718.503, FLORIDA STATUTES, TO BE FURNISHED BY A DEVELOPER TO A BUYER OR LESSEE.
ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2005, by and among EH/TRANSEASTERN, LLC, a Delaware limited liability company (“Buyer”), and TRANSEASTERN PROPERTIES, INC., a Florida corporation (“TEP”), each of the limited liability companies or corporations, as the case may be, listed on the signature pages hereto (the “Companies”, together with TEP, the “Sellers”), each of Arthur J. Falcone and Edward W. Falcone (collectively, “Falcone”) with respect solely to Sections 5.10(dd), 8.1 and 8.11, as applicable, and Falcone/Ritchie LLC, a Florida limited liability company with respect to 2.1 and 12.4, (“Falcone/Ritchie LLC”).
RECITALS:
     WHEREAS, Sellers are engaged, directly or indirectly, as the case may be, in the businesses of (a) acquiring and developing land on which Sellers build and market homes and (b) homebuilding, including obtaining relevant land use approvals and permits; overseeing the work of subcontractors; construction, marketing and selling Lots and single family residences, townhomes, and condominium units; overseeing warranty work; and other matters reasonably related to the land development and homebuilding businesses, in each case solely in the counties specified in Schedule 8.1(A) (the “Business”);
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, either by outright purchase or by the contribution of certain assets by Falcone/Ritchie LLC to TE/TOUSA, LLC, in exchange for fifty percent (50%) of the membership interests in TE/TOUSA, LLC, substantially all of the assets, properties and business of Sellers used in connection with the Business on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
     “Accounts Receivable” means all accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, including draws against commissions and receivables from homeowners’ associations and any claim, remedy or other right related to any of the foregoing; provided, however, that none of the foregoing shall be deemed to include any receivables from any of Sellers’ Affiliates, any of Sellers’ intercompany receivables or any receivables from Sellers’ related parties (including any officers or directors of Sellers).
     “Accounting Firm” has the meaning specified in Section 3.3(d).
     “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person and for each natural Person (a) his or her spouse, (b) his or her lineal descendant or antecedent, brother, sister, aunt, uncle, cousin, niece or nephew, as well as the spouse of any of the foregoing, and (c) any custodian or trustee for the account of the Person. As to any corporation, limited liability company, trust or partnership, any person with any of the foregoing relationships to any person in control of such entity as general partner, member, shareholder, trustee or otherwise shall be deemed to be an Affiliate of such entity.
     “Agreed Accounting Principles” means GAAP consistently applied, including, but not limited to, all appropriate accruals; provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Audited Financial Statements.
     “Agreed Adjustments” has the meaning specified in Section 3.3(c).
     “Allocation Schedule” has the meaning specified in Section 3.5.
     “Ancillary Agreements” means the Buyer Ancillary Agreements and the Seller Ancillary Agreements.
     “Antitrust Division” means the Antitrust Division of the United States Department of Justice.
     “Assigned Permits” has the meaning specified in Section 4.5.
     “Assignment and Assumption Agreement” has the meaning specified in Section 4.4(p).
     “Assignment and Assumption of Contracts” has the meaning specified in Section 4.4(q).
     “Assignment and Assumption of Leases” has the meaning specified in Section 4.4(r).
     “Assignment of Developer/Declarant Rights” has the meaning specified in Section 4.8.
     “Assumed Liabilities” has the meaning specified in Section 2.3.

     “ASTM Guidelines” means the following ASTM International Standards: E1527-00 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; E1528-00 Standard Practice for Environmental Site Assessments: Transaction Screen Process; E1903-97(2002) Standard Guide for Environmental Site Assessments: Phase II Environmental Site Assessment Process; and related ASTM Standards and Guidelines, as the same may be amended from time to time.
     “Balance Sheet” means the unaudited consolidated balance sheet of Sellers, as adjusted to take account of the Excluded Assets and Excluded Liabilities, as of the Balance Sheet Date.
     “Balance Sheet Date” means February 28, 2005.
     “Bill of Sale” means that certain bill of sale, substantially in the form attached hereto as Exhibit F, to be executed and delivered on the Closing Date among Buyer and Sellers, whereby Sellers convey to Buyer all personal property, whether tangible or intangible, except those specified in Section 2.2.
     “Business” has the meaning specified in the first recital of this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Broward County, Florida are permitted or required to be closed.
     “Buyer” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.
     “Buyer Group Member” means (i) Buyer and its Affiliates and (ii) the equity holders, directors, officers, employees, agents and representatives of each of Buyer and its Affiliates.
     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq.
     “Charter Document” means the Certificate or Articles of Incorporation (in the case of a corporation) or Certificate or Articles of Formation or equivalent instrument (in the case of a limited liability company).
     “Claim Notice” has the meaning specified in Section 11.3.
     “Clean Air Act” means the Clean Air Act, 33 U.S.C. 7401 et seq.
     “Clean Water Act” means the Clean Water Act, 33 U.S.C. 1251 et seq.
     “Closing” means the closing of the transfer of the Purchased Assets from Sellers to Buyer.
     “Closing Agent” means Greenberg Traurig, P.A.
     “Closing Date” has the meaning specified in Section 4.1.
     “Closing Date Balance Sheet” has the meaning specified in Section 3.3(b).

     “Closing Date Net Worth” means the excess of the Purchased Assets over the sum of (i) the Assumed Liabilities reflected in the Closing Date Balance Sheet and (ii) without duplication, the amount necessary to retire the obligations listed in Schedule 3.1(B).
     “Code” means the Internal Revenue Code of 1986.
     “Companies” are the entities listed on the signature pages hereto.
     “Contaminant” shall be construed broadly to mean and include pollutants, hazardous substances, hazardous wastes, solid waste, biomedical waste, asbestos, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, methane gas, urea formaldehyde, Mold, chemicals, gases, or solvents that could be a detriment or pose a danger to the environment or to the health or safety of any Person or that is otherwise defined, governed, and/or regulated by or pursuant to any Environmental Law.
     “Contributed Assets” means the assets listed on Schedule 2.1, which shall be deemed contributed by Falcone/Ritchie LLC to TE/TOUSA, LLC (or to Buyer, at the direction of TE/TOUSA, LLC), in exchange for fifty percent (50%) of the membership interests in TE/TOUSA, LLC.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
     “Copyrights” means United States and non-U.S. copyrights, copyrightable works and mask works (as defined in 17 U.S.C. ‘901), whether registered or unregistered, and pending applications to register the same.
     “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration Proceeding.
     “Cummer 1400 Property” means the Real Property described in Exhibit L attached hereto.
     “Cummer West Property” means the Real Property described in Exhibit M attached hereto.
     “Deposit” has the meaning specified in Section 3.1.
     “Division” means every area in the State of Florida where Sellers conduct Business, including Jacksonville, Orlando, Southeast Florida, Southwest Florida and Tampa.
     “Employment Agreement” means any employment agreement between Buyer and Neil Eisner, Jan Ickovic, any Division President or Division Manager specified by Buyer, substantially in the forms attached hereto as Exhibit I, Exhibit I-1 or as agreed by Buyer and such other party.
     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, special assessments, easements, reservations, restrictions, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind.
     “Endangered Species Act” means the Endangered Species Act of 1973, 16 U.S.C. 1531 et seq.

     “Entitlement Payment” has the meaning specified in Section 3.6(b).
     “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body (i) for any liability under any Environmental Law; (ii) for damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment; or (iii) in connection with any environmental engineering control or environmental institutional control utilized to secure a conditional No Further Action letter or a conditional Site Rehabilitation Completion Order.
     “Environmental Law” means all Requirements of Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, health, safety, wetlands, jurisdictional waters, and/or threatened or endangered species, including the Clean Water Act, the Clean Air Act, the Endangered Species Act, CERCLA, OSHA and RCRA and any state equivalent thereof including, but not limited to, Florida Statutes Chapters 161, 163, 373, 376, 380 and 403 and the rules promulgated thereunder and codified in the Florida Administrative Code.
     “Environmental Stage I Work” has the meaning specified in Section 5.20(p), and shall include Phase I work.
     “Environmental Stage II Work” has the meaning specified in Section 5.20(p), and shall include Phase II work.
     “Environmental Stage III Work” has the meaning specified in Section 5.20(p), and shall include Phase III work.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Escrow Agent” means Chicago Title Insurance Company.
     “Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by Sellers in good faith and as reflected in the certificate referred to in Section 3.2.
     “Executive Order” has the meaning specified in Section 5.29(a).
     “Excluded Assets” has the meaning specified in Section 2.2.
     “Excluded Liabilities” has the meaning specified in Section 2.4.
     “Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
     “Financial Statements” has the meaning specified in Section 5.4.
     “Force Majeure Event” means an act of God (including hurricanes), acts or newly adopted regulations of Governmental Bodies, wars, accidents, floods, fires, embargos, riots, strikes or industrial disputes, but excluding increases in prices of construction materials, including mechanical and appliance components of a home.

     “Florida Uniform Land Sales Practices Law” means the Uniform Land Sales Practices Law, Florida Statutes Chapter 498.
     “FTC” means the United States Federal Trade Commission.
     “Fully Entitled” has the meaning set forth on Exhibit P attached hereto with respect to the projects listed on such exhibit.
     “GAAP” means accounting principles generally accepted in the United States on the date hereof.
     “Governing Body” means the Board of Directors (in the case of a corporation) or managing members (in the case of a limited liability company).
     “Governmental Body” means any United States federal, state or local, or any supra national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
     “Governmental Permits” means, collectively, the Owned Property Governmental Permits and the Option Governmental Permits.
     “Holdback Amount” has the meaning specified in Section 4.2.
     “Holdback Funds” means the sum to be delivered to the Escrow Agent at the Closing pursuant to Section 4.2 together with any earnings or interest thereon from and after the Closing.
     “Income Taxes” has the meaning specified in Section 8.3(f).
     “Indemnified Party” has the meaning specified in Section 11.3.
     “Indemnitor” has the meaning specified in Section 11.3.
     “Indemnity Letter of Credit” has the meaning specified in Section 4.4(l).
     “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
     “Interstate Land Sales Full Disclosure Act” means The Interstate Land Sales Full Disclosure Act, 15 U.S.C. § 1701 et seq.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means (i) the actual knowledge or conscious awareness of any officer, division president or division manager of any Seller of the facts or matters that each such Person could reasonably be expected to discover or otherwise become aware of in the course of performing their duties for Sellers or conducting the Business in the ordinary course and (ii) the actual Knowledge or conscious awareness of any of Neil Eisner, John Evasius, Arthur J. Falcone, Edward W. Falcone, Jan Ickovic, Evan Rabinowitz and Paul Leikert of the facts or matters that each such Person could reasonably be expected to discover or otherwise become aware of in the course of performing their duties for Sellers or conducting the Business and after due inquiry of the officers, division presidents and division managers of Sellers.
     “Leased Real Property” has the meaning specified in Section 5.10(d).

     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, deficiencies or other charges.
     “Lot” means a lawfully subdivided legal lot or condominium unit on or in which a single family detached or attached home can be constructed and sold to the public.
     “Material Adverse Effect” or “Material Adverse Change” means any fact, occurrence, condition, circumstance, change, effect or development, whether individually or in the aggregate, that could reasonably be expected to be materially adverse to the Purchased Assets, the Business or the assets, liabilities, equity, internal controls, profits, condition (financial or otherwise), results of operations, prospects, cash flow or liquidity of the Business other than those (i) generally affecting the industries in which Sellers operate or arising from changes in general business or economic conditions; and (ii) resulting from any change in law or GAAP which generally affect entities such as Sellers, since June 30, 2004.
     “Mold” means the subset of organisms of the fungi family, including but not limited to, aspergillus, penicillium and stachybotrys, which may produce mycotoxins. The term “mold” also includes any molds which are not currently toxic but may become toxic in the future.
     “Optioned Real Property” has the meaning specified in Section 5.10(b).
     “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
     “Other Taxes” has the meaning specified in Section 8.3(f).
     “Owned Real Property” has the meaning specified in Section 5.10(a).
     “Owned Software” has the meaning specified in Section 5.12(g).
     “Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.
     “Patriot Act” has the meaning specified in Section 5.29(a).
     “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords, carriers, warehousemen and mechanics liens related to any Seller Agreement or any Assumed Liability arising in the ordinary course of business for sums not yet due and payable; (iii) liens and other items specified in Schedule 5.14; (iv) liens securing payment obligations under the bonds specified in Schedule 8.2; (v) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection; and (vi) lien rights of contractors with respect to WIP.
     “Person” means any individual, corporation, partnership, business trust, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body, other government or political subdivision or agent or instrumentality thereof or other entity or organization.
     “Pre-Closing Warranty Claims” has the meaning specified in Section 7.8.

     “Preliminary Accounting Report” has the meaning specified in Section 3.3(a).
     “Preliminary Closing Date Balance Sheet” has the meaning specified in Section 3.3(a).
     “Preliminary Purchase Price” has the meaning specified in Section 3.3(a).
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by, before or on behalf of, or otherwise involving, any Governmental Body or arbitrator.
     “Prohibited Person” has the meaning specified in Section 5.29(a).
     “Project” means a real estate development containing no fewer than one hundred (100) Lots.
     “Purchase Price” has the meaning specified in Section 3.1.
     “Purchased Assets” means, other than Excluded Assets, all of the assets, properties, rights, licenses, permits of Sellers as the same now exist (except to the extent transferred in the ordinary course consistent with past practices prior to the Closing Date) or exists on the Closing Date, wherever located, real, personal, or mixed, tangible or intangible, owned by, optioned by, leased by or in the possession of any Seller, whether or not reflected in the books and records thereof, and held or used exclusively in the Business (except to the extent transferred in the ordinary course consistent with past practices prior to the Closing Date), and all assets of the Business acquired by any Seller or any of its Affiliates, on or prior to the Closing Date and not disposed of prior to the Closing Date in accordance with this Agreement, and including, without limitation, except as otherwise specified herein, all direct or indirect, right, title, and interest of any Seller or any of its Affiliates in, to and under:
          (a) all of the assets reflected on the Balance Sheet described in Section 5.4(iii);
          (b) all cash (including, restricted cash, deposits received from customers (whether or not held in escrow), checking account balances, savings account balances, certificates of deposit, and other time deposits and petty cash) and marketable and other securities net of overdrafts;
          (c) the right, title and interest of Sellers in the Seller Property; including all residential Lots and rights to, and contracts for the purchase of land, development orders and other entitlements;
          (d) the Intellectual Property and Software owned by Sellers;
          (e) the Seller Agreements, which are identified on the schedules hereto as being assigned to Buyer;
          (f) all assets relating to the operation of Sellers’ design centers;
          (g) all of Sellers’ right to use architectural and engineering plans for the design and construction of homes;
          (h) the Assigned Permits;
          (i) all Accounts Receivable and the full benefit of all security for such accounts or rights to payment;

          (j) all promotional allowances, rebates and similar items;
          (k) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;
          (l) all rights relating to earnest money deposits from homebuyers held in escrow or held by any Seller or any Affiliate of any Seller or any third parties as well as any interest earned thereon;
          (m) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Seller Agreements prior to the Closing, unless expended in accordance with this Agreement;
          (n) all office supplies, production supplies, spare parts and other miscellaneous supplies, materials or inventory of any kind wherever located, including, all property of any kind located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse where any of Sellers’ properties and assets may be situated;
          (o) all rights relating to deposits or prepaid items made with or to Governmental Bodies by Sellers or any Affiliate of Sellers as well as any interest earned thereon;
          (p) all rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Sellers with respect to the Business arising out of transactions occurring prior to the Closing Date, solely with respect to the projects in which Lots (or the rights to Lots) are being conveyed to Buyer and any matters as to which Buyer is entitled to indemnification hereunder; and
          (q) all books and records (including all data and other information stored on discs, tapes or other media) of Sellers relating to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials, provided that Sellers shall be entitled to retain for their records originals of all of the foregoing.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.
     “Real Property” means the Owned Real Property, the Contract Real Property, the Optioned Real Property and the Leased Real Property.
     “Related Owners” has the meaning specified in Section 8.9.
     “Release” means any intentional or unintentional release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Property.
     “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
     “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any

Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health and real estate settlement requirements) or common law.
     “RESPA” means the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. § 2605 et seq.
     “Right of First Offer Agreement” means the Right of First Offer Agreement between Buyer and Sellers substantially in the form attached hereto as Exhibit J.
     “Sellers” have the meaning specified in the first paragraph of this Agreement.
     “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller under this Agreement or in connection herewith.
     “Seller Agreements” means all contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, relating exclusively to the Business.
     “Seller Compensation Commitments” has the meaning specified in Section 5.15(b).
     “Seller ERISA Plans” has the meaning specified in Section 5.15(d).
     “Seller Group” shall mean any affiliated group (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Seller or any predecessor of or successor to any Seller (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any Seller or any predecessor of or successor to any Seller (or another such predecessor or successor).
     “Seller Group Member” means (i) any Seller and its Affiliates and (ii) the equity holders, directors, officers, employees, agents and representatives of such Seller and its Affiliates.
     “Seller Non-ERISA Plans” has the meaning specified in Section 5.15(a).
     “Seller Plans” has the meaning specified in Section 5.15(d).
     “Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset used in the Business or owned, leased or operated by, or under option to, any Seller or any predecessor thereto, including, without limitation, the Owned Real Property, the Optioned Real Property and the Leased Real Property.
     “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form.
     “Substitute Lot” shall mean any Lot in a Substitute Project.
     “Substitute Project” shall mean a Project not listed on Schedule 7.6 which Sellers and Buyer agree shall be (i) an additional Project whose Lots shall be included in the Lots for which Entitlement Payments are made to Sellers under Section 3.6(b) (an “Additional Project”), (ii) a replacement for a Project whose Lots have not become Fully Entitled by June 30, 2010, (iii) a replacement for a Project for which Sellers have been unable to obtain any consents required under Section 4.4(q) or Section 4.6(b) (in either (ii) or (iii), a “Replaced Project”), (iv) any Lot “lost” in Live Oak Phase II as a result of any action by a Governmental Body in connection with the permitting process for such Projects or (iv) any Lot which shall be the subject of an Unresolved Title Objection under Section 7.7(c). In order to reach an agreement on a Substitute Project, the parties shall engage in the following process:
          (a) Sellers or Buyer shall notify the other in writing of any Replaced Project for which a Substitute Project is proposed, specifying such Replaced Project or Replaced Projects and the reason for substitution (the “Request Notice”);
          (b) Within thirty (30) days of issuing or receiving the Request Notice, Sellers shall propose to Buyer in writing (the “Proposed Substitute Project Notice”) a Substitute Project in the same market as the Replaced Project, or in a different market if acceptable to Buyer in its sole and absolute discretion. The Substitute Project proposed by Sellers are intended to have a similar Value as the Replaced Project;
          (c) (i) For purposes of this definition, in determining “Value,” in the case of a Replaced Project, the parties shall be bound by (1) the value assigned to such Project as set forth on Schedule 3.6(B), or if no value is assigned to such Project in Schedule 3.6(B), then (2) the discounted net present value of the gross profit (as determined in accordance with the accounting practices utilized by Sellers prior to the Closing Date) projected by the Projections to be realized from the sale of completed homes on the Lots in such Project over the period of time which the Projections forecast would be required to sell completed homes on all of the Lots in such Replaced Project; provided that all net present value calculations to be performed under this procedure shall be calculated at a discount rate of ten percent (10%) per annum, calculated on an annual basis. In calculating the net present value, the parties shall also be bound by the sales prices and gross margin amounts for such Project as shown in the Projections;
               (ii) For purposes of this definition, in determining “Value”, in the case of a Substitute Project, the parties shall be bound by the discounted value of the gross profit (as determined in accordance with the accounting practices utilized by Sellers prior to the Closing Date) projected to be realized from the sale of completed homes on the Lots in such Project over a period of time which would reasonably be expected to be required to sell completed homes on all of the Lots in such Substitute Project. The parties shall also be bound by the sales prices and gross margin amounts which Sellers have experienced in building and selling homes similar to the products which Sellers have planned to offer for sale on lots similar in size to the Lots proposed in such Substitute Project;
          (d) If Buyer does not agree that the proposed Substitute Project has the same Value as the Replaced Project (or if Sellers and Buyer cannot agree on the difference in value (the “Value Disparity”)), then Buyer shall so notify Sellers in writing within fourteen (14) days of receipt of the Proposed Substitute Project Notice (the “Value Disparity Notice”). Within seven (7) days of receipt of the Value Disparity Notice, Buyer and Sellers shall each engage an MAI appraiser experienced in the market in which the proposed Replaced Project and Substitute Project are located. The appraisers shall determine the Value of both the Replaced Project and the proposed Substitute Project to determine the Value Disparity, in each case using the methodology described in subparagraph (c) above. If the two appraisers’ determinations of the Value Disparity between the Replaced Project and the proposed Substitute Project differ by less than five percent (5%), the Value Disparity shall be the average of the two (2) determinations. If the determinations differ by more than five percent (5%), then the two (2) appraisers shall engage a third appraiser, whose determination of the Value Disparity shall be averaged with the other two (2) valuations. Such third appraiser shall also determine the Value of both the Replaced Project and the proposed Substitute Project to determine the Value Disparity, in each case using the methodology described in subparagraph (c) above. Buyer and Sellers (collectively) shall each be responsible for one-half of the fees and expenses of such appraisers;
          (e) Upon confirmation of the Value Disparity, if any, Buyer may elect either (i) to accept the Proposed Substitute Project(s) and allow Sellers to propose additional Substitute Projects to compensate for the amount of the Value Disparity, or (ii) to require Sellers to propose new Substitute Projects, whereupon the process described above shall be followed with respect to the new proposed Substitute Projects;
          (f) Once Buyer has made its election as set forth in (e) above, Buyer shall thereafter have a period of forty (40) days in which to perform due diligence investigations of the proposed Substitute Project for which any Value Disparity has been resolved. If Buyer is not satisfied with the proposed Substitute Project in its sole and absolute discretion, then Buyer may elect either (i) to accept the proposed Substitute Project, or (ii) to require Sellers to propose new Substitute Projects, whereupon the process described above shall be followed with respect to the new proposed Substitute Project;
          (g) Once Buyer has elected to proceed with the proposed Substitute Project, then such Project shall be deemed to be “Project” for all purposes hereunder;
          (h) Notwithstanding anything herein to the contrary, no provision of a Substitute Project shall relieve Sellers of their obligation to offer the Three Thousand (3,000) Lots under the Right of First Offer Agreement as specified on Schedule 7.6; and
          (i) In the event that some, but not all, of the Lots in a Project listed on Schedule 3.6(b) shall fail to become Fully Entitled, Sellers shall be entitled to propose to Buyer an Additional Project which contains Lots which are or will be Fully Entitled. Any individual Lots or group of Lots from a Project listed on Schedule 3.6(b) which do not become Fully Entitled by June 30, 2010 may be replaced by Lots in an Additional Project. Upon the acceptance of such replacement Lots, Sellers shall be entitled to receive payment of an Entitlement Payment for such Lot, calculated and payable in the same manner set forth herein.
     “Tax” (and, with correlative meaning, “Taxes”) shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of Sellers for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Seller under any Tax Sharing Arrangement or tax indemnity arrangement.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included any Seller.
     “TEP” has the meaning specified in the first paragraph of this Agreement.

     “Third Person Claim” has the meaning specified in Section 11.3.
     “Title Company” has the meaning specified in Section 7.7(a).
     “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, URL’s, designs, logos, slogans, project names, home model names and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, together with all common law rights and the goodwill of the business associated therewith.
     “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.
     “Unentitled Lot” means a Lot that is included within the Owned Real Property or Optioned Real Property but is not Fully Entitled as of the Closing.
     “WARN” has the meaning specified in Section 5.16.
     “Warranty Administration Agreement” means the Warranty Administration Agreement between Buyer and Sellers substantially in the form attached hereto as Exhibit K.
     1.2 Interpretation. For purposes of this Agreement (i) the words include, includes, and including shall be deemed to be followed by the words without limitation; (ii) the word or is not exclusive; (iii) the words herein, hereof, hereby, hereto and hereunder refer to this Agreement as a whole; and the words home and homes refer to residential dwelling units, whether detached, attached, fee simple or condominium, which are intended to be marketed by the builder or developer thereof for sale, rather than as rental units; (iv) the singular shall include the plural and vice versa; and (v) the feminine, masculine and neuter genders shall be interchangeable. Unless the context otherwise requires, references herein (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; and (ii) to a statute means such statute as amended from time to time and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; provided, however, that Sellers may, at any time prior to Closing, by written notice to Buyer, amend any of Schedules 2.1, 2.3(A), 2.3(C), 2.3(E), 2.3(F), 2.3(G), 3.1(B), 5.9(A), 5.9(D), 5.17(I)(A), 5.27 and 5.39 to make such Schedules consistent with the representations and warranties set forth in this Agreement by reflecting any transactions entered into after the execution of this Agreement. Upon receipt by Buyer of such notice, such amended Schedule shall become a part of this Agreement. No amendments may be made to any Schedules where such amendment would result in a violation of Section 7.4. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

     1.3 Certain Other Definitions. The following terms are defined in the Sections of the Agreement indicated:

Term	Section
Additional Projects	1.1
ACOE	9.17
Affiliated Business Arrangement Disclosure Statement	5.30	(b)
Agreement	Preamble
Assignment of Option Documents	4.6	(b)
Associations	5.33
Audited Financial Statements	5.4
Change of Control	3.6	(a)
Closing Date Certificate	3.6	(b)
Competing Business	5.28	(a)
Condominium Projects	5.33
Continued Welfare Plans	8.5	(b)
Contract Real Property	5.10	(c)
Controlled Business Arrangement Disclosure Statement	5.30	(b)
Coral Lakes Lots	8.10
Cummer	8.13
Cummer 1044 Land Bank	8.14
Developer Agreements	5.17(II)(c)
DRI	5.10
Earn-Out Determination	Schedule 3.6(A)
Earn-Out Payments	Schedule 3.6(A)
Earn-Out Periods	Schedule 3.6(A)
EBITDA	Schedule 3.6(A)
Entitlement Certificate	3.6	(b)
Falcone	8.1	(a)
Falcone/Ritchie	1.1
Final Extension Period	12.4
First Extension Period	12.4
First Florida Title Company	5.30
Florida Condominium Act	5.33
Hired Employee	8.4	(a)
HUD	5.30	(d)
Master Cable Agreement	2.3	(h)
Model Homes	9.12
Moratorium	5.10	(n)
Multiemployer Plans	5.15	(d)
Negotiation Period	12.4
Option Agreements	5.10	(b)
Option Documents	4.6	(a)
Option Governmental Permits	5.9	(d)
Owned Property Governmental Permits	5.9	(a)
Owner	4.6	(b)
Policy	7.7	(d)
Projections	5.23
Proposed Substitute Project Notice	1.1
Purchase Contracts	5.10	(c)

Term	Section
Remaining Approvals	3.6	(d)
Replaced Project	1.1
Request Notice	1.1
Required Consents	5.1	(c)
Sellers’ Representative	13.14
Sellers’ Review Period	3.3	(b)
SNDA	4.6	(b)
Subcontractor Agreements	5.17(II)(b)
Supply Agreements	5.17(II)(a)
Surveys	7.7	(b)
Title Commitments	7.7	(b)
Unaudited Financial Statements	5.4
Unresolved Objections	3.3	(d)
Value	1.1
Value Disparity	1.1
Value Disparity Notice	1.1
Vizcaya	8.15
WIP	5.13
ARTICLE II
PURCHASE AND SALE
     2.1 Purchased/Contributed Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall (i) sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), and in each case subject to the provisions of Section 2.2 below, all Purchased Assets and (ii) cause the Contributed Assets to be contributed by Falcone/Ritchie LLC to TE/TOUSA, LLC (or to Buyer at the direction of TE/TOUSA, LLC), in exchange for fifty percent (50%) of the membership interests in TE/TOUSA, LLC, free and clear of all Encumbrances (except for Permitted Encumbrances).
     2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the assets described on Schedule 2.2 (hereinafter referred to as the “Excluded Assets”).
     2.3 Assumed Liabilities. As partial consideration for consummation of the transactions contemplated hereby, at the Closing and subject to the last sentence of this Section 2.3, Buyer shall assume and agree to perform when due and discharge, the following debts, obligations and liabilities of Sellers relating to the Business (the “Assumed Liabilities”):
          (a) all customer deposits and accounts payable specified in Schedule 2.3(A), which Schedule includes a listing of the applicable customer deposits relating to any Real Property that is the subject of a sale to a customer and is reflected on the Closing Date Balance Sheet;
          (b) those obligations of Sellers reflected in existence as of the Closing Date and included in the Closing Date Balance Sheet as a dollar amount (including obligations for Other Taxes as provided in Section 8.3(b)(ii)) other than those amounts to be retired pursuant to Section 3.1(b);

          (c) all obligations of Sellers under any roadway improvement agreements, utility agreements or other agreements with Governmental Bodies or other third parties relating to the zoning, permitting or development of Lots owned by or under option to Sellers and specified in Schedule 2.3(C);
          (d) all obligations of Sellers under any Option Documents specified in the agreements identified in Section 5.17(o), including all obligations under any construction agreements attached as exhibits to and forming a part of any Option Document;
          (e) all obligations for payment of net commissions due to employees of Sellers for the sale of homes on Lots owned by or under option to Sellers reflected on the Closing Date Balance Sheet of Sellers and specified in Schedule 2.3(E);
          (f) the liabilities and obligations identified on Schedule 2.3(F), including without limitation, the obligations under the Seller Agreements being assigned to Buyer, to be performed after the Closing;
          (g) all obligations of Sellers under purchase orders issued but not recorded on the Closing Date Balance Sheet as listed on Schedule 2.3(G);
          (h) all obligations of Sellers under the Master Cable Services Agreement dated as of June 7, 2002 by and between TEP and Century Communications of Florida, Inc. (the “Master Cable Agreement”) solely with respect to communities listed on Schedule 2.3(H), together with the individual cable services agreements heretofore executed with respect to such communities; and
          (i) all other obligations which other provisions of this Agreement provide are to be the responsibility of Buyer after Closing.
     2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge after the Closing, any liability or obligation of Sellers, direct or indirect, known or unknown, absolute or contingent unless expressly assumed by Buyer pursuant to this Agreement (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”). Unless expressly agreed otherwise in this Agreement, including pursuant to Section 2.3 the following shall be Excluded Liabilities for purposes of this Agreement:
          (a) any liabilities arising from activities of Sellers prior to Closing, other than with respect to work in progress acquired by Buyer hereunder, including any liabilities and obligations related to or arising from (i) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, (1) any Release of any Contaminant on, at or from the Seller Property, including all facilities, improvements, structures and equipment thereon, surface water or sediments thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property or (2) the off-site disposal of any Contaminant that would create liability for Sellers as a generator, arranger, or transporter under any applicable Environmental Law;
          (b) any obligations related to home closings occurring prior to Closing, except as specifically provided by the terms of the Warranty Administration Agreement;
          (c) any liabilities in respect of Taxes for which Sellers are liable pursuant to Section 8.3;

          (d) any payables and other liabilities or obligations of the Companies to TEP or any of its Affiliates;
          (e) any costs and expenses incurred by Sellers incident to the negotiation and preparation of this Agreement and the pre-closing performance and compliance by Sellers with the agreements and conditions contained herein;
          (f) any liabilities under RESPA arising from the operation of the Business prior to the Closing Date;
          (g) any liabilities in respect of any Proceedings, including, without limitation, any Proceeding listed on Schedule 5.19;
          (h) accrued liabilities of any kind required to be reflected on the Closing Date Balance Sheet prepared in accordance with the Agreed Accounting Principles which were not reflected thereon as a dollar amount;
          (i) any obligations to employees of Sellers (including, without limitation, under the Seller Plans, any change of control, severance or other payments), arising prior to Closing or as a result of the transactions contemplated by this Agreement or any obligations under any Seller Plan, other than those expressly assumed by Buyer under Section 8.4;
          (j) any liability for any fraud, bribery, kickback or similar malfeasance;
          (k) any liability under any contract or any other instrument or agreement assumed by Buyer pursuant to Section 2.3 that arises after the Closing Date but that arises out of or relates to any breach or default that occurred prior to the Closing Date;
          (l) any liability to any stockholder, member or partner of any Seller or Affiliate of any Seller, including any liability of any Seller to distribute to any such parties or otherwise apply all or any part of the consideration received hereunder;
          (m) any liability to indemnify, reimburse or advance amounts to any manager, employee or agent of Sellers or any Affiliate;
          (n) any liability based upon Sellers’ or their Affiliates’ acts or omissions occurring after the Closing;
          (o) any obligation of any Seller to provide a discount off the listing price to any employee or to any Affiliate of any Seller with respect to any home purchases;
          (p) any liability for deferred payments to Ohio Savings Bank by Sellers for the repurchase of warrants;
          (q) any liability to Colonial Crossing Associates, LLC by Sellers for any lot deferred purchase price equal to water and sewer impact fees which would have been payable to the City of Fort Myers;
          (r) any liability to North Cape Holdings, LLC by Sellers for the sale of surplus fill from Coral Lakes; and

          (s) the liabilities identified on Schedule 2.4.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. Simultaneously with the execution of this Agreement, Buyer has delivered to Sellers immediately available funds in an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000.00), which shall serve as a deposit towards the payment of the Purchase Price at the Closing (the “Deposit”). The purchase price for the Purchased Assets (the “Purchase Price”) shall be determined in accordance with Section 3.3 and shall be equal to:
          (a) Four Hundred Seventeen Million One Hundred Forty-Two Thousand Five Hundred Dollars ($417,142,500.00) reduced by the difference between Seventy-Five Million Dollars ($75,000,000.00) and the cost basis of the Contributed Assets; plus
          (b) an amount sufficient to retire those certain obligations of Sellers listed on Schedule 3.1(B) (none of which relate to any Excluded Asset) which have a balance as of April 30, 2005 equal to One Hundred Sixty-Seven Million Seven Hundred Twenty-Nine Thousand One Hundred Forty-One Dollars ($167,729,141), subject to adjustments in the amount of such obligations at Closing by reason of paydowns or borrowings in accordance with the terms of this Agreement by Sellers prior to the Closing Date, such amount to be established by the pay-off letters delivered by the holders of such obligations to the Closing Agent as described in Section 4.4(f) hereof; plus
          (c) the Closing Date Net Worth, as set forth in the certificate prepared by Sellers as described in Section 3.2 hereof; plus
          (d) up to an aggregate of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00) as the Earn-Out Payments pursuant to Section 3.6(a); plus
          (e) up to an aggregate of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00) as Entitlement Payments pursuant to Section 3.6(b).
     3.2 Determination of Estimated Purchase Price. Not less than two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a certificate executed on behalf of Sellers by the Chief Executive Officer of TEP, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Sellers’ good faith best estimate of the Estimated Purchase Price, including an estimate of the Closing Date Net Worth and an estimate of the various accounts which such officer anticipates, based upon the most recent available financial statements, will be reflected on the Closing Date Balance Sheet prepared in accordance with the Agreed Accounting Principles.
     3.3 Determination of Purchase Price.
          (a) As promptly as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), Buyer shall:
               (i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Closing Date (the “Preliminary Closing Date Balance Sheet”);

               (ii) determine Closing Date Net Worth and, therefore, the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by Buyer being referred to as the “Preliminary Purchase Price”) (the parties acknowledge that the amount set forth in Section 3.1(a) and the maximum aggregate amounts in Sections 3.1(d) and (e) shall not be subject to objection by Buyer); and
               (iii) deliver to Sellers the Preliminary Closing Date Balance Sheet and a certificate setting forth the Preliminary Purchase Price (collectively, the “Preliminary Accounting Report”).
          (b) Promptly following receipt of the Preliminary Accounting Report, Sellers may review the same and, within thirty (30) days after the date of such receipt (“Sellers’ Review Period”), may deliver to Buyer a certificate (signed by the Chief Executive Officer of TEP) setting forth their objections to the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price as set forth in the Preliminary Accounting Report, together with a detailed explanation of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If Sellers do not so object within Sellers’ Review Period, the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report shall be final and binding as the Closing Date Balance Sheet (the “Closing Date Balance Sheet” and the “Purchase Price” respectively), for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (c) If Sellers so object (and provide the required supporting documentation) within the Sellers’ Review Period, Buyer and Sellers shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the calculation of the Closing Date Net Worth included in the determination of the Preliminary Purchase Price and, if Sellers and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and the calculation of the Closing Date Net Worth included in the determination of the Preliminary Purchase Price set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (d) If any objections raised by Sellers are not resolved by Agreed Adjustments within the thirty (30) day period next following the Sellers’ Review Period, then Buyer and Sellers shall submit the objections that are then unresolved (the “Unresolved Objections”) to BDO Seidman (or to such other accounting firm acceptable to both Seller and Buyer) and such firm (the “Accounting Firm”) shall be directed by Buyer and Sellers to resolve the Unresolved Objections (based solely on the presentations by Buyer and by Sellers as to whether any Unresolved Objection had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Sellers setting forth its resolution of the Unresolved Objections. The Preliminary Closing Date Balance Sheet and the Closing Date Net Worth included in the determination of the Preliminary Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of Unresolved Objections by the Accounting Firm, shall be final and binding as the Closing Date Balance Sheet and the Closing Date Net Worth included in the determination of Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
          (e) The parties hereto shall make available to Buyer, Sellers and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm.
          (f) If the Accounting Firm determines that the positions of Sellers are correct as to thirty percent (30%) or more in dollar amount of the Unresolved Objections, then Buyer shall pay the fees and expenses of the Accounting Firm. In all other cases, Sellers shall pay the fees and expenses of the Accounting Firm.
     3.4 Adjustment. Promptly (but not later than five (5) Business Days) after the determination of the Purchase Price pursuant to Section 3.3 that is final and binding as set forth therein:
          (a) if the Purchase Price exceeds the Estimated Purchase Price (i) Buyer shall pay to Sellers, by wire transfer of immediately available funds to such bank account of Sellers as Sellers shall designate in writing to Buyer, an amount equal to the excess, if any, of the Purchase Price over the Estimated Purchase Price and (ii) the Escrow Agent shall release the Holdback Funds to the Seller; or
          (b) if the Estimated Purchase Price exceeds the Purchase Price by an amount equal to or greater than the Holdback Amount (i) Sellers shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Sellers, an amount equal to the excess of the Estimated Purchase Price minus the Holdback Amount over the Purchase Price and (ii) the Escrow Agent shall release the Holdback Funds to Buyer; or
          (c) if the Estimated Purchase Price exceeds the Purchase Price by an amount less than the Holdback Amount, the Escrow Agent shall release from the Holdback Funds (i) to Buyer, an amount equal to the excess of the Estimated Purchase Price over the Purchase Price and (ii) to Sellers, the remainder of the Holdback Funds after releasing the amount set forth in clause (i).
     3.5 Allocation of Purchase Price. The parties agree that, for federal income tax purposes, the Purchase Price shall be allocated among the Purchased Assets and the covenant not to compete granted pursuant to Section 8.1 in accordance with a schedule (the “Allocation Schedule”), which shall be prepared by Sellers and reviewed and approved by Buyer in accordance with the formula set forth on Schedule 3.5 hereto at least five (5) days prior to the Closing Date. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Sellers agree to complete and timely file Internal Revenue Service Form 8594 in accordance with the Allocation Schedule pursuant to this Section 3.5 and to furnish Buyer with a copy of such form prepared in draft form at least forty-five (45) days prior to the filing due date of such form. Neither Sellers nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with the Allocation Schedule. Sellers agree to revise such Form 8594 after all adjustments, if any, have been made to the Purchase Price in accordance with Section 3.4.
     3.6 Post-Closing Payments.
          (a) (i) As additional consideration for the sale and transfer of the Purchased Assets, Buyer shall pay to Sellers by wire transfer of immediately available funds the amounts determined pursuant to Schedule 3.6(A). EBITDA received from the home closings in Substitute Projects and Additional Projects shall be included in Buyer’s EBITDA for purposes of calculating Sellers’ entitlement to receive the Earn-Out Payments as provided on Schedule 3.6(A).
               (ii) In the event that Technical Olympic, S.A., a corporation organized and existing under the laws of Greece shall no longer own or control more than fifty percent (50%) of the outstanding equity interest in Technical Olympic USA, Inc., or in the event that Tousa Homes LP, a

Delaware limited partnership, or its Affiliates, shall no longer be the owner of or control at least fifty percent (50%) of the membership interests in TE/TOUSA, LLC (either event shall be a “Change of Control”), then Sellers shall be entitled to receive and there shall be paid to Sellers within thirty (30) days of the date that the Change of Control occurs an amount equal to (1) the sum of the maximum Earn-Out Payments available for all remaining Earn-Out Periods beginning with the period in which the Change of Control occurs, multiplied by (2) a fraction (not to exceed 1.00), the numerator of which shall be the aggregate Actual EBITDA achieved by Buyer for all Earn-Out Periods preceding the Earn-Out Period in which the Change of Control occurs, and the denominator of which shall be the aggregate Targeted EBITDA for such preceding Earn-Out Periods. In no event shall the amount paid by Buyer as Earn-Out Payments exceed Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000.00).
          (b) (i) Buyer shall pay to Sellers by wire transfer of immediately available funds the amounts set forth on Schedule 3.6(B) for each Unentitled Lot listed on such schedule which becomes a Fully Entitled Lot. Each such payment, if any, to be made to Sellers is referred to in this Agreement as an “Entitlement Payment.” Prior to Closing, Sellers shall cause the engineer which has been responsible for obtaining the land use change, zoning and other governmental approvals and permits for each of the Unentitled Lots to deliver to the parties a certificate (the “Closing Date Certificate”), setting forth each of the permits and approvals which have been obtained for such respective Lots, and each of the permits and approvals which remain to be obtained in order for Buyer to be able to obtain building permits for the construction of homes on such Lots, excluding the approval and recording of plats for such Lots. The delivery by such engineer, or any replacement engineer which Buyer may retain to replace the engineer which delivered the certificate as of the Closing Date, of a second certificate (the “Entitlement Certificate”) certifying that all of the permits and approvals listed on the Closing Date Certificate or a Lot or group of Lots have been obtained shall constitute conclusive proof that such Lot(s) is now Fully Entitled. Similarly, the delivery by Sellers to Buyer of certified copies of all of the permits and approvals listed on the Closing Date Certificate shall also constitute conclusive proof that such Lot(s) is Fully Entitled. Sellers shall keep Buyer reasonably advised of any improvements which are required to obtain such permits and approvals and the anticipated cost of the same. Buyer shall pay to Sellers the Entitlement Payments due with respect to any Lot for which an Entitlement Certificate has been delivered within ten (10) Business Days of the invoice from Sellers. Sellers shall submit an invoice to Buyer no more frequently than once every calendar month for Lots that were not Fully Entitled at Closing, but have become Fully Entitled since Closing. In no event shall the amount paid by Buyer as Entitlement Payments exceed Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00).
               (ii) At any time prior to or after Closing, Sellers shall have the right to replace any Project listed on Schedule 3.6(B) with a Substitute Project. If any Substitute Lot is Fully Entitled at the time of the approval thereof by Buyer, then the Entitlement Payment for such Lot shall be payable with the next monthly payment following the earlier of execution of appropriate transaction documents conveying such Substitute Lot to Buyer or granting to Buyer the right to acquire such Substitute Lot. The amount which Sellers shall be entitled to receive as Entitlement Payments for such Substitute Lot(s) shall be calculated by taking the Value of the Substitute Project (calculated in the same manner set forth in the definition of Substitute Project), and multiplying such Value by .27998, to establish the aggregate amount of Entitlement Payments available to Sellers for such Substitute Project. The amount of the additional Entitlement Payment for each Lot in such Substitute Project shall be calculated by dividing the total amount of Entitlement Payments for the Substitute Project by the number of Fully Entitled Lots in the Substitute Project. In no event shall the amount paid by Buyer as Entitlement Payments exceed Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00).
               (iii) Sellers shall have the right to propose to Buyer Additional Projects which are not presently part of the Purchased Assets but which are offered to Buyer under the Right of First Offer Agreement. The projects identified on Schedule 7.6 as “Independence 185” and

“Summerport” shall also be considered Additional Projects. In the event that Sellers and Buyer agree upon the terms and conditions upon which an Additional Project will be sold to and purchased by Buyer, then Sellers shall be entitled to receive Entitlement Payments with respect to such Lots within the Additional Projects which shall be or become Fully Entitled. The amount which Sellers shall be entitled to receive as Entitlement Payments for such additional Lots shall be calculated by taking the Value of the Additional Project (calculated in the same manner set forth in the definition of Substitute Project), and multiplying such Value by .27998, to establish the aggregate amount of Entitlement Payments available to Sellers for such Additional Project. The amount of the additional Entitlement Payment for each Lot in such Additional Project shall be calculated by dividing the total amount of Entitlement Payments for the Additional Project by the number of Fully Entitled Lots in the Additional Project. Solely for purposes of estimating, determining and adjusting the Purchase Price, including the payments in respect thereof, pursuant to Sections 3.2, 3.3 and 3.4, it shall be assumed that all of the Earn-Out Payments and the maximum amount of the Entitlement Payments have been paid. In no event shall the amount paid by Buyer as Entitlement Payments exceed Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00). Buyer shall have the right to direct Sellers to convey or to cause to be conveyed title to such Additional Project(s) to a separate entity owned by Technical Olympic USA, Inc. or its Affiliates, if Buyer is unable to purchase such Additional Project. In the event of such a conveyance, the EBITDA (as defined in Schedule 3.6(A)) realized by such separate entity from the sale of homes in such Additional Project(s) shall be added to the Actual EBITDA of Buyer for each respective Earn-Out Period.
          (c) In the event of a Change of Control, one hundred percent (100%) of the amount of the payments due under Section 3.6(b) which shall then be unpaid to Sellers shall be earned and shall not be subject to reduction or set-off. Such sums shall be paid to Sellers (i) with respect to the Contract Property, at the time that Buyer acquires title to the Lot for which the Entitlement Payment is due, and (ii) with respect to the Optioned Real Property, at the time that the “Owner” under the respective Option Agreement for the Project which includes such Lot acquires title to the respective Lot for which the Entitlement Payment is due. With respect to Lots which are, at any time after Closing, already owned by Buyer or by an Option Agreement “Owner,” the Entitlement Payment will be immediately due and payable at the time that such Change of Control occurs.
          (d) Pursuant to the New Option Agreements and the New Purchase Contract (as set forth on Schedule 5.17(I)), Buyer is responsible for obtaining the governmental approvals and permits remaining to be obtained with respect to the Projects which are the subject to such agreements in order for the Lots within such respective projects to become Fully Entitled (the “Remaining Approvals”) after (i) in the case of New Option Agreements, the date the owner under each such New Option Agreement acquires title to the Real Property which is the subject of such new Option Agreement, and (ii) in the case of New Purchase Contracts, the date on which Buyer acquires title to the Real Property which is the subject of such New Purchase Contract. Buyer shall keep Sellers reasonably informed of the progress of its activities in obtaining such Remaining Approvals and shall provide Sellers with copies of all submissions to, or written communications with, the governmental agencies from which such Remaining Approvals are to be obtained. Sellers shall be entitled to attend meetings with such governmental agencies and shall be given reasonable notice of such meetings.
     3.7 Proration of Taxes.
          Real estate and personal property taxes with respect to all of the Real Property and any other Purchased Asset shall be prorated at Closing. Where available, the 2005 Notice of Proposed Property Taxes will be used to estimate the amount of property taxes due and when not available, the 2004 actual tax bill. All such prorations are to be based on the maximum available discount for early payment. Within thirty (30) days after the issuance of the actual 2005 real property and tangible personal property tax bills, the taxes shall be reprorated based on the actual taxes. In the event that the actual taxes are higher than the estimate, Sellers shall promptly pay the difference to Buyer. In the event that the actual taxes are less than estimated, Buyer shall promptly pay the difference to Sellers. If Sellers fail to make the payment due to Buyer, then Buyer, in addition to all other rights which it may have under law, may offset such obligation as set forth in Section 11.1(c)(iii).
ARTICLE IV
CLOSING
     4.1 Closing Date. The Closing shall be consummated at 1:00 p.m., local time, at the election of Buyer, with two (2) Business Days notice to Sellers, on July 1, 2005, July 18, 2005 or August 1, 2005, at the offices of Greenberg Traurig, P.A., 777 South Flagler Drive, Suite 300 East, West Palm Beach, Florida, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers. The Closing shall be deemed to have become effective as of 11:59 p.m., Eastern time, on the date on which the Closing occurs (the “Closing Date”), provided that if the Closing occurs on July 18, 2005, it shall be deemed effective as of July 1, 2005 for purposes of home closings and all costs and revenues associated with the operation of the Business, including the interest payable in connection with Schedule 3.1(B) through July 18, 2005. If the Closing shall occur on a date other than July 18, 2005, it shall be deemed effective as of such date. Interest incurred for the period July 1, 2005 through July 18, 2005 shall be included in the Purchase Price to be paid by Buyer.
     4.2 Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article 9 at Closing, Buyer shall pay Sellers by wire transfer of immediately available funds to the account specified in Schedule 4.2 an amount equal to the Estimated Purchase Price, less:
               (i) the Deposit, less
               (ii) Seventy-Five Million Dollars ($75,000,000.00), representing the Earn-Out Payments and the Entitlement Payments; and less
               (iii) Five Million Dollars ($5,000,000.00) (the “Holdback Amount”), which Holdback Amount shall be delivered by Buyer to the Escrow Agent by wire transfer of immediately available funds to the account specified by the Escrow Agent along with instructions to hold and thereafter disburse the Holdback Funds according to Section 3.4; and
               (iv) the amounts due as of the Closing Date to various parties to which Sellers are indebted as of the Closing Date as set forth on Schedule 3.1(B), which amounts shall be delivered by Buyer to the Closing Agent, with instructions to pay such amounts to the respective parties in exchange for the delivery of instruments of satisfaction of the obligations owed to such parties.
     4.3 Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing, Buyer shall deliver to Sellers all the following:
          (a) a copy of Buyer’s Certificate of Formation certified as of a recent date by the Secretary of State of the State of Delaware;
          (b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;
          (c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Charter Document of Buyer since the date of the certified copy delivered pursuant to clause (a) above; (ii) the operating agreement of Buyer; (iii) the resolutions of the Governing Body of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
          (d) the certificate of Buyer contemplated by Section 10.1 duly executed by an authorized officer of Buyer;
          (e) an opinion of counsel to Buyer substantially in the form contained in Exhibit A;
          (f) the Warranty Administration Agreement duly executed by Buyer;
          (g) the Employment Agreements duly executed by Buyer;
          (h) the Right of First Offer Agreement duly executed by Buyer;
          (i) the Assignment and Assumption Agreement (including the Copyright Assignment and the Trademark and Domain Name Assignment, if applicable, substantially in the forms attached hereto as Exhibits N and O, respectively) duly executed by Buyer;
          (j) the Assignment and Assumption of Contracts duly executed by Buyer,
          (k) the Assignment and Assumption of Leases duly executed by Buyer;
          (l) the Assignment of Option Documents duly executed by Buyer;
          (m) a certificate evidencing Falcone/Ritchie LLC’s fifty percent (50%) membership interest in TE/TOUSA, LLC; and
          (n) such other documents and instruments as Sellers may reasonably request for facilitating the consummation or performance of any of the transactions contemplated by this Agreement.
     4.4 Sellers’ Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 10 at Closing, Sellers shall deliver to Buyer all the following:
          (a) a copy of the Charter Document of such Seller certified as of a recent date by the Secretary of State of the State of Florida;
          (b) a certificate of good standing of such Seller issued as of a recent date by the Secretary of State of the State of Florida;
          (c) a certificate of the manager, managing member or secretary or an assistant secretary of such Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Charter Document of such Seller since the date of the certified copy delivered pursuant to clause (a) above; (ii) the by-laws or operating agreement of such Seller; (iii) with respect to such Seller, the resolutions of the Governing Body of such Seller and the written consent of the shareholders or members, as the case may be, authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; (iv) any other resolutions or approvals authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby to the extent required pursuant to any of the organizational documents of any Seller; and (v) incumbency and signatures of the officers of each Seller executing this Agreement and any Seller Ancillary Agreement;

          (d) an opinion of counsel to Sellers substantially in the form contained in Exhibit B;
          (e) copies of all consents, waivers or approvals obtained by Sellers with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;
          (f) one or more payoff letters, substantially in the form attached hereto as Exhibit C, from any Person to whom Sellers owe indebtedness for borrowed money or as a deferred purchase price, on terms reasonably satisfactory to Buyer, which commit to release any Encumbrances upon payment of a specific amount from the proceeds of the sale of the Purchased Assets, it being understood that Sellers represent that all such Persons and the amounts due to each of them as of the date hereof are specified in Schedule 3.1(B) subject to adjustment as of the date of Closing as provided in Section 3.1(b);
          (g) duly executed notices terminating each of the powers of attorney specified in Schedule 5.27 and replacing the authorized signatories with respect to each of the accounts specified in Schedule 5.27 with individuals designated by Buyer;
          (h) the certificates to be delivered to Buyer pursuant to Section 4.9;
          (i) the Warranty Administration Agreement duly executed by Sellers;
          (j) the Employment Agreements duly executed by Neil Eisner, Jan Ickovic, any Division President or any Division Manager identified by Buyer;
          (k) the Right of First Offer Agreement duly executed by Sellers;
          (l) a letter of credit (the “Indemnity Letter of Credit”) in the amount of Fifteen Million Dollars ($15,000,000.00) from Ohio Savings Bank or such other independent financial institution as Buyer may approve, substantially in the form attached hereto as Exhibit D, securing a portion of Sellers’ indemnification obligations under Section 11.1;
          (m) the certificates contemplated by Sections 9.1 and 9.2, duly executed by the Chief Executive Officer of each Seller;
          (n) a signed resignation letter by each of the individuals designated or appointed by Sellers to serve as an officer or director of any homeowners’ or condominium association or community development district;
          (o) all existing minute books, stock ledgers and corporate seals of each of the homeowners or condominium association or community development districts of which any Seller is the declarant and true and complete copies of the offering prospectus and of all offering materials required to be provided to retail buyers by the Florida Condominium Act;
          (p) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), substantially in the form attached hereto as Exhibit E, duly executed by Sellers, dated the Closing Date, assigning the Purchased Assets (other than Owned Real Property) to Buyer (including the Copyright Assignment and the Trademark and Domain Name Assignment, if applicable, substantially in the forms attached hereto as Exhibits N and O, respectively) and such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

          (q) an Assignment and Assumption Agreement with respect to each of the Purchase Contracts (the “Assignment and Assumption of Contracts”), substantially in the form attached hereto as Exhibit E-1, duly executed by Sellers, and consented to in writing by the applicable Seller under each such Purchase Contract, dated the Closing Date, assigning the Purchase Contracts to Buyer and such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchase Contracts to Buyer. If the consent of any contract seller is not obtained with respect to any Purchase Contract, such fact shall not result in a delay of Closing, but Sellers shall replace such Lots with Substitute Lots;
          (r) an Assignment and Assumption Agreement with respect to each of the Leased Real Property (the “Assignment and Assumption of Leases”), substantially in the form attached hereto as Exhibit E-2, duly executed by Sellers, and consented to in writing by the landlord with respect to each Leased Real Property, dated the Closing Date, assigning the Leased Real Property to Buyer and such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Leased Real Property to Buyer;
          (s) a bill of sale, substantially in the form attached hereto as Exhibit F, duly executed by Sellers, dated the Closing Date, assigning the Purchased Assets to Buyer and such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;
          (t) special warranty deeds conveying to Buyer fee simple marketable title to the Owned Real Property listed in Schedule 5.10(A), free and clear of all Encumbrances, excepting only Permitted Encumbrances, including taxes for the year 2005;
          (u) owners’ affidavits in form sufficient to enable the Title Company to delete from the Policy, the standard exceptions for parties in possession and for construction liens (except with respect to WIP);
          (v) gap affidavits in form sufficient to enable the Title Company to delete the gap exception, solely with respect to mechanics’ liens arising from the Excluded Liabilities; and
          (w) a promissory note payable by TEP to Buyer in the form attached hereto as Exhibit Q in the principal amount of One Million Four Hundred Thirty-Five Thousand Dollars ($1,435,000.00).
     4.5 Governmental Permits. For each Owned Property Governmental Permit listed on Schedule 5.9(A) hereto (the “Assigned Permits”), Sellers shall execute and deliver to Buyer at Closing such assignments and other documents as may reasonably be necessary to transfer or cause to be transferred to Buyer such Owned Property Governmental Permit by the parties having the authority to so transfer; provided, however, with respect to any Owned Property Governmental Permit identified on Schedule 5.9(A) hereto as “not transferable,” Sellers shall be obligated as set forth in Section 7.3 hereof. After Closing, Buyer shall be responsible for taking such further actions as may be necessary to complete the transfer of such permits, and Sellers shall execute such further instruments as may be necessary to effectuate such transfer, providing that the cost of completing such transfer shall be borne solely by Buyer.

     4.6 Option Lots.
          (a) Prior to Closing, Buyer shall have the right to review all agreements relating to the Optioned Real Property (the “Option Documents”) including, without limitation, option agreements, construction agreements, memoranda of option and ancillary documents.
          (b) At Closing, Sellers shall deliver to Buyer, with respect to each parcel of Optioned Real Property, an Assignment and Assumption of Option Agreement and Related Documents in the form attached hereto as Exhibit G (the “Assignment of Option Documents”). Each such Assignment of Option Documents shall be consented to by the holder of fee simple title to such Optioned Real Property (the “Owner”), as set forth in the “Consent of Owner” section of the Assignment of Option Documents. For any Optioned Real Property with respect to which a Seller has a recorded memorandum of option, the Assignment of Option Documents shall be recorded in the public records of the county in which such Optioned Real Property is located. For any Optioned Real Property with respect to which Seller does not have a recorded memorandum of option, Sellers shall cause the applicable Owner to execute a Memorandum of Option and Development Agreement in the form attached as Exhibit “B” to the Assignment of Option Documents, which shall also be executed by Buyer at Closing. In the event that there is a mortgage on any of the Optioned Real Property, Sellers shall cause the applicable Owner to obtain from the holder of such mortgage a recognition, subordination, non-disturbance and attornment agreement (“SNDA”) in the form attached as Exhibit “D” to the Assignment of Option Documents. If the “Consent of Owner” and SNDA are not obtained with respect to any Optioned Real Property, such fact shall not result in a delay of Closing, but such affected Lot shall be excluded from the Optioned Real Property and Sellers shall replace such Lots with Substitute Lots. Buyer shall not unreasonably withhold its consent to any proposed modification of the “Consent of Owner” or SNDA requested by an Owner or mortgagee.
     4.7 Falcone/Ritchie.(a) Falcone/Ritchie shall have delivered a certificate of its manager, managing member, secretary or an assistant secretary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to its Charter Document since the date of the certified copy delivered as of the date of execution of this Agreement; (ii) its operating agreement; (iii) resolutions of its Governing Body and the written consent of its members, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (iv) any other resolutions or approvals authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby to the extent required pursuant to any of its organizational documents; and (v) incumbency and signatures of the officers or manager of Falcone/Ritchie executing this Agreement.
     4.8 Assignment of Developer/Declarant Rights. Sellers shall have delivered to Buyer an assignment of developer/declarant rights (the “Assignment of Developer/Declarant Rights”), substantially in the form attached hereto as Exhibit H, with respect to each Association listed on Schedule 5.33.
     4.9 FIRPTA Certificate. Sellers shall have delivered to Buyer a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. §1.1445-2(b), and Buyer shall have no actual knowledge that such certification is false or receive a notice that the certification is false pursuant to Treas. Reg. §1.1445-4.
     4.10 Other Deliverables. Sellers shall execute and deliver (and cause its Affiliates to execute and deliver) all such other and further materials and documents and instruments of conveyance, transfer or assignment as Buyer reasonably requests to effect, record or verify the transfer to and vesting in Buyer, of the right, title and interest of Sellers and their Affiliates and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, in accordance with the terms of this Agreement. To the extent title to the Purchased Assets is held by an Affiliate of Sellers, Sellers shall cause such Affiliate to execute and deliver all such other and further materials and documents and instruments of conveyance, transfer or assignment as Buyer reasonably requests to effect, record or verify the transfer to and vesting in Buyer, of the right, title and interest of such Affiliate in and to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, in accordance with the terms of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby, jointly and severally, represent and warrant to Buyer and agrees as follows1:
     5.1 Organization and Authority of Sellers; No Conflict.
          (a) Each Seller is a corporation or limited liability company, as indicated on Schedule 5.1(A) duly organized, validly existing and in good standing under the laws of the State of its formation, as indicated on Schedule 5.1(A) and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction listed in Schedule 5.1(A), which jurisdictions are the only ones in which the ownership or leasing of its assets and properties or the conduct of its business requires such qualification. Sellers, collectively have full power and authority to own the Purchased Assets and to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each Seller have been duly authorized and approved by such Seller’s Governing Body and other than as may have been obtained, do not require any further authorization or consent of any Seller or any of their respective stockholders or other equity owners, as the case may be. This Agreement is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and upon execution and delivery by each Seller, each Seller Ancillary Agreement will be a legal, valid and binding obligation of each Seller enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) True and complete copies of the Charter Documents and all amendments thereto and of the by-laws or operating agreement, as amended to date, of each Seller have been delivered to Buyer.
          (c) Except as set forth on Schedule 5.1(C), (the “Required Consents”), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, the consummation of

[1]	For purposes of this Article V, all references to the “Purchased Assets” shall be deemed to include the “Contributed Assets.”

any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
               (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the Purchased Assets or any assets or properties of any Seller, under (A) the Charter Document, by-laws, operating agreement or other organizational documents of any Seller, (B) any Seller Agreement, (C) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller is a party or the Purchased Assets or the assets or properties of any Seller are subject or by which any Seller is bound, the default under which could reasonably be expected to have a Material Adverse Effect, (D) any Court Order to which any Seller is a party or any of the Purchased Assets are subject or by which any Seller is bound, or (E) to the Knowledge of Sellers, any Requirements of Laws affecting any Seller, the Purchased Assets or the Business of any Seller; or
               (ii) require the approval, consent, authorization or act of, or the making by Sellers of any declaration, filing or registration with, any Person, except for those declarations, filings or registrations, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
          (d) Upon delivery to Buyer on the Closing Date of the assignment documents contemplated by Section 4.4, Sellers shall thereby transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
     5.2 Subsidiaries and Investments. Except as set forth on Schedule 5.2, no Seller directly or indirectly (i) except for TEP’s interests in the Companies, owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity which is currently involved in or related to the Business or (ii) except for any homeowners’ association of which Sellers may be members, control any corporation, partnership, limited liability company, joint venture or other entity which is involved in or related to the Business.
     5.3 Assets Generally
          (a) Other than the Excluded Assets, the Purchased Assets, together with the services to be provided to Buyer pursuant to the Supply Agreements and the Subcontractor Agreements, constitute, and on the Closing Date will constitute, all of the assets and services that are necessary or appropriate to permit the operation of the Business in substantially the same manner as such operations have heretofore been conducted.
          (b) Sellers hold, as applicable, good and marketable fee title, a valid contract, a valid and exclusive option, a license to or a leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than the Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer, will acquire good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances. Once Buyer has made the payments relating to the Sellers’ debt required by Section 3.1(b) hereof, no Person other than Sellers shall have any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for assets licensed or leased from third parties which are set forth in the schedules hereto and identified as such.

          (c) To the extent any asset material to the conduct of the Business is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement, then any such document is listed on Schedule 5.11(B) hereto.
          (d) Except as provided in this Agreement or limited by a Requirement of Law or Seller Agreement to the Knowledge of Sellers, no restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement.
          (e) All of the tangible personal property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted. Sellers have not received notice of any violation of any Requirement of Law relating to any of the Purchased Assets which violation would have a Material Adverse Effect.
     5.4 Financial Statements. Schedule 5.4 contains (i) the audited balance sheet of Sellers on a consolidated basis as of June 30, 2003 and June 30, 2004 and the related statements of income and cash flows for the years then ended, together with the audit report thereon of Deloitte & Touche LLP (the “Audited Financial Statements”), (ii) the unaudited balance sheet of Sellers on a consolidated basis as of the Balance Sheet Date and the related statements of income and cash flows for the eight (8) months then ended, (iii) the unaudited balance sheet reflecting the Purchased Assets and Assumed Liabilities as of the Balance Sheet Date and the related actual and as adjusted statements of income and cash flows for the eight (8) months then ended related to such Purchased Assets and Assumed Liabilities and (iv) the unaudited balance sheet of Sellers on a consolidated basis as of March 31, 2005 and the related actual and as adjusted statements of income and cash flows for the nine (9) months then ended (collectively (ii), (iii) and (iv), the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Schedule 5.4 also contains a detailed composition of Sellers’ restricted cash. Except as set forth therein or in the notes thereto, such Financial Statements have been prepared in conformity with GAAP consistently applied, and such balance sheets and related statements of income and cash flow present fairly the financial position and results of operations and cash flows of Sellers, the Purchased Assets and Assumed Liabilities on a consolidated basis as of their respective dates and for the respective periods covered thereby; provided that such unaudited financial statements do not include any notes with respect thereto. Sellers have also delivered to Buyer copies of all letters from Sellers’ auditors to Sellers’ officers, directors or shareholders or other equity owners, as the case may be, during the eighteen (18) months preceding the execution of this Agreement, together with copies of all responses thereto.
     5.5 Operations Since Balance Sheet Date.
          (a) Except as set forth on Schedule 5.5(A), since the Balance Sheet Date there has been:
               (i) no Material Adverse Change, and no fact or condition exists or is threatened which might reasonably be expected to cause a Material Adverse Change in the future; and
               (ii) no damage which could reasonably be expected to have a Material Adverse Effect, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets, the assets or properties of any Seller or the Business.
          (b) Except as set forth on Schedule 5.5(B), since the Balance Sheet Date, each Seller has conducted the Business only in the ordinary course and in conformity with past practice and has not entered into any transaction outside of the ordinary course of business. Without limiting the generality of the foregoing, since the date of the Audited Financials, except as set forth on such Schedule, no Seller has:
               (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from one of the Companies to TEP or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired after the Balance Sheet Date, except (a) for the sale of homes to third-party homebuyers in the ordinary course of the Business consistent with past practice, (b) for minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice, (c) Permitted Encumbrances and (d) borrowings in the ordinary course of the Business consistent with past practice;
               (ii) cancelled without receiving full consideration therefor any debts owed to or claims held (including the settlement of any claims or litigation) by any Seller in excess of Five Thousand Dollars ($5,000.00) individually or Two Hundred Thousand Dollars ($200,000.00) in the aggregate;
               (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or as a deferred purchase price or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) other than in the ordinary course of the Business consistent with past practice;
               (iv) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;
               (v) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
               (vi) allowed the aggregate levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any respect from the levels customarily maintained in the Business, except where such variance could not reasonably be expected to have a Material Adverse Effect;
               (vii) made, or agreed to make, any payment of cash or distribution of assets to any Seller or any its Affiliates other than salaries paid to employees in accordance with the levels of compensation set forth on Schedule 5.15(K);
               (viii) instituted any increase in any compensation payable to any employee of any Seller with respect to the Business or in any profit-sharing, bonus, incentive, contingent commission, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of any Seller with respect to the Business;
               (ix) undergone any Material Adverse Change in any Seller’s relationships with its customers, suppliers or others having business relations with any Seller, including but not limited to, any arrangements with suppliers of goods or services relating to billing practices;

               (x) made any change in the accounting principles and practices used by any Seller from those applied in the preparation of the Audited Financials and the related statements of income and cash flow for the period then ended;
               (xi) undertaken or committed to undertake capital expenditures, not including the purchase or expenses related to the development of Lots, exceeding One Million Dollars ($1,000,000.00) in the aggregate;
               (xii) made any change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or weakness in internal control over financial reporting, except where such change or weakness could not reasonably be expected to have a Material Adverse Effect;
               (xiii) entered into or become committed to enter into any other transaction which could reasonably be expected to have a Material Adverse Effect;
               (xiv) commenced a lawsuit relating to or involving the Purchased Assets or the Business;
               (xv) failed to comply with any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect;
               (xvi) amended its Charter Document or by-laws or operating agreement, as applicable; or
               (xvii) entered into any agreement or commitment, whether written or otherwise, with respect to any of the foregoing.
     5.6 No Undisclosed Liabilities. Except as set forth on Schedule 5.6, no Seller with respect to the Business is subject to any liability, whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet (whether or not required by GAAP to be reflected on the Balance Sheet), other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date consistent with past practice.
     5.7 Taxes.
          (a) Provision for Taxes. The provisions made for Taxes on the Balance Sheet are and the provisions to be set forth on the Closing Date Balance Sheet will be sufficient for the payment of all Taxes of Sellers, whether or not disputed, at the date of the Balance Sheet and Closing Date Balance Sheet, respectively, and for all years and periods prior thereto. Since the Balance Sheet Date, no Seller has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of each Seller.
          (b) Tax Returns Filed. Except as set forth on Schedule 5.7(B), all federal, state, foreign, county, local and other Tax Returns required to be filed by or on behalf of each Seller have been timely filed and when filed were complete and accurate in all respects, except where such incompleteness or inaccuracies could not reasonably be expected to have a Material Adverse Effect, and the Taxes shown as due thereon were paid or adequately accrued on the books of each Seller. Except as set forth on Schedule 5.7(B) there is no claim by any jurisdiction for Taxes in which any Seller does not currently file Tax Returns and, to the Knowledge of any Seller, there is no expectation or basis for such claim to be made. True and complete copies of all Tax Returns filed by each Seller for each of its four most recent fiscal years have been delivered to Buyer and are listed on Schedule 5.7(B).
          (c) Tax Audits. No Tax Returns of any Seller have been audited by any Taxing authority except to the extent set forth on Schedule 5.7(C) and no Seller has received from any Taxing authority, any notice of underpayment of Taxes or other deficiency that has not been paid, nor any objection to any Tax Return filed by such Seller and, to the Knowledge of any Seller, no such audit, notice or objection is expected, except as set forth on Schedule 5.7(C). There are no Encumbrances for unpaid Taxes and, to the Knowledge of any Seller, there is no reasonable basis for any Encumbrance to be filed relating to Taxes. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of any Seller, and no Seller has been requested to waive any statute of limitations in respect of Taxes or has granted any extension of time with respect to a Tax assessment.
          (d) Other. Except as set forth on Schedule 5.7(D), (i) all Taxes which any Seller is required by law to withhold or to collect for payment for any purpose (including with respect to salaries and other compensation) have been duly withheld and collected, and have been paid to the appropriate Governmental Body or accrued, reserved against and entered on the books of such Seller; (ii) no Seller has been a member of any Seller Group; (iii) there are no Tax rulings, requests for rulings, or closing agreements relating to any Seller; (iv) as a result of any closing agreement (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), no Seller will be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Closing Date; (v) no Seller is currently a party to any Tax allocation agreement or Tax Sharing Arrangement or has an obligation to make a payment under such an agreement or arrangement; (vi) no power of attorney is currently in effect for any Seller for any purpose related to Taxes; (vii) no Seller has made any payment, or has been a party to any agreement obligating it to make a payment, that will not be deductible because of Section 162, Section 280G or Section 404 of the Code; (viii) no Seller has entered into any reportable transaction or transaction expected to be reportable pursuant to Treasury Regulations § 1.6011-4(c); (ix) no Seller has been a party to any agreement that would require any Seller to indemnify any third party for Taxes; (x) none of the property of any Seller is treated for income Tax purposes as owned by a Person other than such Seller; and (xi) no interests in any Seller are subject to risk of forfeiture under Section 83 of the Code.
     5.8 Availability of Assets. Except for Owned Property Governmental Permits specified in Schedule 5.9(A) that do not constitute Assigned Permits, the Purchased Assets, including assets and properties owned or leased by Sellers, will at Closing (i) constitute all the assets and properties, tangible and intangible, of any nature whatsoever, used in or necessary or appropriate for the operation of the Business as currently conducted (including all books, records, computers and computer programs and data processing systems); (ii) are in good condition (subject to normal wear and tear) and serviceable condition; (iii) are suitable for the uses for which intended and; (iv) include substantially all of the operating assets of Sellers.
     5.9 Governmental Permits.
          (a) Except as set forth on Schedule 5.9(A), for all of the Owned Real Property, each Seller owns, holds, possesses or has applied or will apply for (as set forth on the Engineers’ Certificates identified on Schedule 5.9(A)) all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, construct improvements, operate and use its assets and to carry on and conduct the Business as currently conducted (collectively, the “Owned Property Governmental Permits”), except where the failure to hold such Owned Property Governmental Permit could not reasonably be expected to have a Material

Adverse Effect. Schedule 5.9(A) also separately sets forth, with respect to each Owned Real Property, a list and brief description of (i) each Owned Property Governmental Permit, specifying with respect to each such Owned Property Governmental Permit whether such Owned Property Governmental Permit has been applied for and obtained or for which an application is pending and (ii) each Owned Property Governmental Permit owned, held or possessed by any Seller or a party acting on its behalf and used in connection with the Owned Real Property. Complete and correct copies of all of the Owned Property Governmental Permits that have been obtained by each Seller and relating to the Owned Real Property have heretofore been delivered to Buyer by Sellers.
          (b) Except as set forth on Schedule 5.9(B), (i) each Seller has fulfilled and performed in all respects all of its obligations under each of the Owned Property Governmental Permits that are required to have been performed as of the date hereof, and, to the Knowledge of each Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Owned Property Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Owned Property Governmental Permit, or which might adversely affect the rights of any Seller under any such Owned Property Governmental Permit, except where the failure to fulfill or perform its obligations could not reasonably be expected to have a Material Adverse Effect; (ii) no notice of cancellation, of default or of any dispute concerning any Owned Property Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, any Seller; and (iii) each Owned Property Governmental Permit is valid, subsisting and in full force and effect and may, upon the proper application and governmental approval, be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without the occurrence of any breach, default or forfeiture of rights thereunder.
          (c) The governmental permits listed on Schedule 5.9(A) collectively constitute all of the Owned Property Governmental Permits necessary to permit the applicable Seller to lawfully conduct and operate the Business for its Owned Real Property in the manner in which it currently conducts and operates such Business and to permit such Seller to own and use the Purchased Assets for such Owned Real Property in the manner in which it currently owns and uses such Purchased Assets.
          (d) Except as set forth on Schedule 5.9(D), for all of the Optioned Real Property, the owner of such Optioned Real Property or a party acting on its behalf owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to deliver Fully Entitled Lots to Sellers under the agreements existing between such property owner and Sellers (collectively, the “Option Governmental Permits”), except where the failure to hold such Option Governmental Permit could not reasonably be expected to have a Material Adverse Effect. Schedule 5.9(D) also separately sets forth, with respect to each Optioned Real Property, a list and brief description of (i) each Option Governmental Permit, specifying with respect to each such Option Governmental Permit whether such Option Governmental Permit has been applied for and obtained or for which an application is pending and (ii) each Option Governmental Permit owned, held or possessed by each such property owner or a party acting on its behalf and used in connection with the Optioned Real Property. Complete and correct copies of all of the Option Governmental Permits that have been obtained by and relating to the Optioned Real Property have heretofore been delivered to Buyer by Sellers.
          (e) Except as set forth on Schedule 5.9(E), to the Knowledge of Sellers (i) the owners of all of the Optioned Real Property have fulfilled and performed in all respects all of their obligations under each of the Option Governmental Permits that are required to have been performed as of the date hereof, and, to the Knowledge of each Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Option Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Option Governmental Permit, or which might adversely affect the rights of any Seller under any such Option Governmental Permit, except where the failure to fulfill or perform its obligations could not reasonably be expected to have a Material Adverse Effect; (ii) no notice of cancellation, of default or of any dispute concerning any Option Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, any Seller; and (iii) each Option Governmental Permit is valid, subsisting and in full force and effect.
          (f) The Option Governmental Permits listed on Schedule 5.9(D) collectively constitute all of the Option Governmental Permits necessary to permit the applicable Seller to lawfully conduct and operate the Business for the Optioned Real Property in the manner in which it currently conducts and operates such Business and to permit such Seller to own and use the Purchased Assets for such Optioned Real Property in the manner in which it currently owns and uses such Purchased Assets.
     5.10 Real Property.
          (a) Schedule 5.10(A) contains a description (showing the record title holder, legal description, tax parcel identification number, location by city and/or county) of all tracts, parcels and subdivided Lots in which Sellers have an ownership interest (the “Owned Real Property”).
          (b) Schedule 5.10(B) contains a description (showing the record title holder, legal description, tax parcel identification number, location by city and/or county) of all tracts, parcels and subdivided Lots that are subject to option contracts (the “Optioned Real Property”) to which Sellers are currently a party, together with a listing of all such agreements (collectively, the “Option Agreements”). To the extent not otherwise reflected in the Balance Sheet, Schedule 5.10(B) also contains a list of all earnest money deposits or option payments paid by Sellers in connection with such contracts which have not yet been credited to the benefit of Sellers. Schedule 5.10(B) also identifies those Lots which have heretofore been acquired by Sellers under the Option Agreements. The Option Agreements and any construction agreements related thereto constitute valid and binding obligations of the parties thereto and are in full force and effect. Correct and complete copies of all Option Agreements have been delivered by Sellers to Buyer.
          (c) (i) Except as set forth on Schedule 5.10(C), each Seller has fulfilled and performed in all respects all its obligations, and all obligations binding upon any Owned Real Property, required to have been fulfilled or performed prior to the Closing Date under each of the Encumbrances to which any Owned Real Property is subject which could reasonably be expected to have a Material Adverse Effect, and no Seller nor any Owned Real Property is in breach or default under, or in violation of or noncompliance with, any such Encumbrances, and, to the Knowledge of Sellers, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. The consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Encumbrance to which any Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such Encumbrance. Complete and correct copies of any title opinions, surveys and appraisals in any Seller’s possession or any policies of title insurance currently in force and in the possession of Sellers with respect to each parcel of Owned Real Property have heretofore been delivered by Seller to Buyer.

               (ii) Schedule 5.17 also contains a description (showing the record titleholder, legal description, tax parcel identification number, location by city and/or county) of all tracts, parcels and subdivided Lots that are subject to purchase contracts (the “Contract Real Property”) to which Sellers are party (collectively, the “Purchase Contracts”). To the extent not otherwise reflected in the Balance Sheet, Schedule 5.10(C) also contains a list of all earnest money deposits paid by Sellers in connection with such contracts which have not yet been credited to the benefit of Sellers. Correct and complete copies of all Purchase Contracts have been delivered by Sellers to Buyer.
          (d) Schedule 5.10(D) sets forth a list of each lease or similar agreement (showing the parties thereto) under which (i) any Seller is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”) or (ii) any Seller is lessor of any of the Owned Real Property. Except as set forth on such Schedule, each Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Sellers in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except as set forth on Schedule 5.10(D), and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by Sellers or of any of the Owned Real Property by any Person other than Sellers. Complete and correct copies of each such lease or other agreement have heretofore been delivered by Sellers to Buyer.
          (e) Except as set forth on Schedule 5.10(E), neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.
          (f) With respect to any agreements, arrangements, contracts, Leases, licenses, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to Sellers title to or an interest in or otherwise affecting the Owned Real Property, no breach or event of default by Sellers, to the Knowledge of Sellers, any other Person exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by Sellers or, to the Knowledge of Sellers, any other Person.
          (g) The Real Property has all necessary access to and from public highways, streets, and roads, and/or private roads or rights of way in which Sellers have, or in the case of Optioned Real Property, upon the acquisition of title to the respective portions of the Optioned Real Property, will have rights of ingress and egress of record, and no pending Proceeding or other fact or condition exists that could limit or result in the termination of such access, nor, to Sellers’ Knowledge, is there any threatened Proceeding. To the extent that such access is achieved by means of an easement (other than an easement established by a recorded plat), such easement is insured under Sellers’ applicable title insurance policy.
          (h) Except as set forth on Schedule 5.10(H) and on Schedule 5.9(A), electric, gas (if applicable), sewage, telephone, and water utility facilities and other necessary services are available with sufficient capacity and without requiring any offsite easements for connection and service to homes constructed or being constructed on the Real Property, in order to permit the issuance of building permits and subject only to the construction of the improvements identified in such Schedules 5.10(H) and 5.9(A) and payment of such installation, connection and other charges common to the locale in which such Real Property is located (including impact fees) with respect thereto which in the ordinary course of business are payable to permit the issuance of certificates of occupancy for the improvements being constructed on the Real Property.
          (i) Except as set forth on Schedule 5.10(I), all of the Real Property has satisfied all concurrency requirements from all applicable governmental authorities and the appropriate concurrency reservations are in full force and effect and assuming (x) after the Closing, continued performance of and compliance with all conditions or requirements imposed in connection with the original issuance thereof, including the construction of any required improvements and (y) after the Closing, no action by any Governmental Agency to attempt to revoke or disregard such concurrency reservation, will remain in full force and effect after the Closing with respect to all of the Real Property so as to permit Buyer and Sellers to continue to obtain the necessary building permits and certificates of occupancy for their contemplated improvements on the Real Property without unusual or unreasonable cost or delay.
          (j) All buildings and improvements on the Real Property to the extent installed or constructed by Sellers are in compliance in all respects with all Requirements of Law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.
          (k) Except as set forth on Schedule 5.10(K), there are no parties in possession of any portion of the Real Property as lessees or tenants at sufferance.
          (l) Except as incurred in the ordinary course of the Business after the date of the Audited Financials, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property.
          (m) Except as set forth on Schedule 5.10(M) and other than fee arrangements which could be discovered by an examination of public records and those impact fees, connection and other charges which may be contemplated in the conditions of approval and contained in the Governmental Permits for such projects, no developer-related fees, charges, impact fees or assessments for public improvements or otherwise made against the Real Property or any Lots included therein are due and unpaid. Schedule 5.10(M) sets forth all impact fee arrangements with respect to the Real Property or any Lots.
          (n) There is no moratorium applicable to any of the Real Property on (i) the issuance of building permits for the construction of residences, or certificates of occupancy therefor, or (ii) the allocation of sewer or water service or the purchase of sewer or water taps (a “Moratorium”).
          (o) Each of the Lots included in the Real Property is stable and otherwise suitable for the construction of a residential structure suitable to the soil conditions thereon.
          (p) Except as listed on Schedule 5.10(P), the Real Property does not contain “wetlands” as defined under Environmental Law, nor is it subject to regulation by the U.S. Army Corps of Engineers or the U.S. Environmental Protection Agency or equivalent state or local Governmental Bodies, or is it located within a “critical”, “preservation”, “conservation”, “habitat conservation area”, or similar type of area subject to regulation under any Environmental Law, nor, to the Knowledge of Sellers, does it contain a level of radon above action levels of the U.S. Environmental Protection Agency.
          (q) The Real Property has not been used as a landfill, unregulated dump site, or waste disposal area, nor to the Knowledge of Sellers, has it been used as a gravesite.
          (r) Other than proceedings for the zoning of Real Property for residential uses or as otherwise described on Schedule 5.10(R), no Proceeding is pending or, to the Knowledge of Sellers, threatened which involves any of the Real Property, or against Sellers with respect to any of the Real Property; all of the developed Real Property that is not the subject of zoning proceedings described in Schedule 5.10(R) and the Lots included therein are in compliance with all Requirements of Laws, including zoning and subdivision laws and ordinances and the Real Property is zoned to permit single family home, townhome or condominium construction, as applicable; and none of the development-site preparation and construction work performed on the Real Property has concentrated or diverted surface water or percolating water improperly onto or from the Real Property or caused or resulted in a Release of any Contaminant in violation of any Environmental Law or which otherwise requires any Remedial Action or disclosure or notification to any Governmental Body or third party.
          (s) No Seller has granted to any Person any contract or other right to the use of any portion of the Real Property or to the furnishing or use of any facility or amenity on or relating to the Real Property except as shown on the recorded subdivision plats for the Owned Real Property, homeowners’ or condominium association declarations and except as otherwise set forth in the Permitted Encumbrances listed on Schedule 5.14.
          (t) All of the improvements and buildings on the Real Property were constructed in a good and workmanlike manner; substantially comply with all Requirements of Law; do not violate any set back, zoning law, ordinance, regulation, or statute, or other governmental restriction or any restrictive covenant affecting any such Real Property; are in good and proper working condition and repair, normal wear and tear, normal maintenance and normal warranty and customer services matters excepted; and are useful for their intended purposes.
          (u) Any improvements and buildings included within the Real Property are located within the boundary lines of the Real Property and do not encroach upon the land of any adjacent owner; no improvements of any third Person encroach upon the Real Property.
          (v) The recorded easements, rights-of-way, covenants, and other title exceptions and survey matters do not adversely affect the current or proposed beneficial use of the Real Property. The Real Property is being developed and used in compliance with all covenants, easements, and restrictions affecting the Real Property, and all obligations of Sellers on the Real Property with regard to such covenants, easements, and restrictions have been and are being performed in a proper and timely manner.
          (w) Except as set forth on Schedule 5.10(W), to the Knowledge of Sellers, there are no historical or archeological materials or artifacts of any kind or any Native American ruins of any kind located on the Real Property.
          (x) Except as set forth on Schedule 5.10(X), no part of the Real Property is “critical habitat” as defined in the Endangered Species Act, or in regulations promulgated thereunder, nor are any “endangered species” or “threatened species” located on the Real Property, as defined therein, or under any similar state or local Environmental Law.
          (y) All Lots within Owned Real Property and Optioned Real Property which have been graded as of the date of this Agreement and as of the Closing Date shall have building pads that are graded to an elevation where the finished floor elevation of the residence to be built thereon are above the 100-year flood plain (as shown on Federal Emergency Management Agency Maps) using sufficient materials to grade the entire Lot for proper drainage and, with respect to Lots within Optioned Real Property to be graded after Closing, will be outside the 100-year flood plain if the Lots are graded pursuant to grading plans approved by the applicable city and/or county in which such Lots are located.
          (z) Sellers do not have any liability for any Taxes, or any interest or penalty in respect thereof, of any nature that may be assessed against Buyer or Sellers or that are or may become a lien against the Real Property, other than the lien for current real property taxes, special taxes and assessments and community development district assessments which are not yet due and payable.

          (aa) Except as disclosed in Schedule 2.3(C), there are no commitments to any Governmental Body, school board, church or other religious body or to any other organization, group or individual relating to the Real Property that would impose any obligations upon the Buyer to make any contributions of money or land or to install or maintain any improvements.
          (bb) There is no Mold which renders any homes built by Sellers unfit for its intended residential use (even if there is no violation of any Requirements of Laws) unless caused by the actions of the homeowner after the closing of the sale of such home to the homeowner and there is no design defect, construction defect, use or defective construction materials which has caused, or is reasonably likely to cause, the growth of Mold which will render any homes built by Sellers or to be built by Sellers on the Real Property, assuming the development of such property in the ordinary course of the Business, unfit for residential use.
          (cc) Neither the “Cummer” property nor any other Real Property which constitutes a Development of Regional Impact (“DRI”) or is subject to a pending application for DRI approval is subject to aggregation with any adjacent lands, assuming continued separate ownership of the “Cummer” property. In the event that such adjacent lands are hereinafter owned by a single entity, or multiple entities under common control, the properties will likely be subject to aggregation.
          (dd) The Owned Real Property, the Optioned Real Property, the Coral Lakes Lots, the Contributed Assets, the Contract Real Property and the properties currently subject to the Right of First Offer Agreement as identified on Schedule 7.6 together constitute all of the Real Property owned, under option or under contract by Sellers and each of Arthur J. Falcone and Edward W. Falcone for the development of residences pursuant to the Business.
     5.11 Personal Property.
          (a) Schedule 5.11(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Sellers having an original cost of Fifty Thousand Dollars ($50,000.00) or more and used in or relating to the Business.
          (b) Schedule 5.11(B) contains a list of each lease or other agreement or right, whether written or oral (showing in each case the parties thereto), under which any Seller with respect to the Business is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.
     5.12 Intellectual Property; Software.
          (a) Schedule 5.12(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Intellectual Property (including all assumed or fictitious names under which any Seller is conducting the Business or has within the previous five (5) years conducted the Business and telephone numbers used in connection with the Business) owned by, licensed to or used by any Sellers. The Intellectual Property listed on Schedule 5.12(A) is sufficient and includes all Intellectual Property necessary for Sellers to conduct the Business as presently conducted.
          (b) Schedule 5.12(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any Seller and used in the Business, including mass market Software licensed to any Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements.

          (c) Schedule 5.12(C) contains a list and description of all written and unwritten agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Intellectual Property listed in Schedule 5.12(A) or (ii) any Software listed in Schedule 5.12(B).
          (d) Except as disclosed in Schedule 5.12(D), Sellers own the entire right, title and interest in and to their Intellectual Property and Software free and clear of any Encumbrance, except with respect to licensed Software for which Sellers have the perpetual, royalty-free right to use the same. Except as set forth on Schedule 5.12(D), Sellers are listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified in Schedule 5.12(A) or as being owned by such Person. Except as disclosed on Schedule 5.12(D), no royalties, fees, honorariums or other consideration is required to be paid to any Person with respect to any of the Intellectual Property or Software.
          (e) Except as disclosed on Schedule 5.12(E), (i) all registrations for Intellectual Property identified on Schedule 5.12(A) as being owned by any Seller are valid and in force, and all applications to register any unregistered Intellectual Property so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by Sellers has not been cancelled or abandoned and is valid and enforceable; (iii) Sellers have the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by Sellers, and to the Knowledge of Sellers, there is no basis for any such action; (iv) Sellers have taken all actions reasonably necessary to protect, maintain and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets; and (v) no Seller is in breach of any agreement affecting the Intellectual Property, nor has any Seller taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property.
          (f) Except as set forth on Schedule 5.12(F), (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business or any other use of any Seller’s Intellectual Property by any Seller; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business or any use of any Seller’s Intellectual Property by any Seller or any other action by any Seller; (iii) no claim of invalidity of any Seller’s Intellectual Property has been made; (iv) no Proceeding is pending or, to the Knowledge of any Seller, threatened which challenge the validity, ownership or use of any of their Intellectual Property; and (v) no Seller has received any notice of, or has any Knowledge of any basis for, a claim against any Seller that the operations, activities, products, Software, equipment, machinery, processes, any of the Purchased Assets or any other aspect of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any other rights of any other Person.
          (g) Except as disclosed on Schedule 5.12(G), (i) the Software identified on Schedule 5.12(B) is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) each Seller has maintained and protected the Quality Assurance Software identified on Schedule 5.12(B), as well as any other Software owned by Sellers (collectively, the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. §401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) each Seller has copies of all releases or separate versions of the Owned Software (including all object code and source code) so that the same may be subject to registration in the United States Copyright Office; (iv) each Seller has complete and exclusive right, title and interest in and to all versions of the Owned Software, free and clear of any Encumbrance, other than Permitted Encumbrances, or any restriction on creating derivative works based upon any of the Owned Software or any restriction on assignment of the Owned Software to Buyer; (v) the Owned Software does not, as a whole or in any part, infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; and (vi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.
          (h) Except as disclosed in Schedule 5.12(H), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of any Seller or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which Sellers are deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of Sellers (or such predecessor in interest, as applicable) of all right, title and interest in such material.
     5.13 Work in Progress. To the Knowledge of Sellers, the portions of the work in progress reflected in the Balance Sheet consisting of partially completed subdivision improvements and fully or partially completed homes (the “WIP”) has been constructed substantially in accordance with plans and specifications approved by all applicable Governmental Bodies and in accordance with all applicable permits, licenses, building codes and other regulations, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect; the liabilities reflected in the Balance Sheet accurately reflects the amounts owing under all contracts for partially completed subdivision improvements and fully or partially completed homes; and the inventory of raw materials is not defective, substandard, or in violation of the building codes and other regulations applicable to the homes in which it will be incorporated. No allegations have been made or “stop work order(s)” issued by any applicable Governmental Body with respect to any work in progress reflected in the Balance Sheet, except as set forth on Schedule 5.13 or where such allegations or issuances could not reasonably be expected to have a Material Adverse Effect.
     5.14 Title to Property. Sellers, collectively, have good and marketable title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances (which include those items specified in Schedule 5.14). Sellers, collectively, have valid, exclusive options to acquire marketable title in fee simple absolute to all Optioned Real Property, all Lots and to all buildings, structures, and other improvements thereon, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. Sellers, collectively, have valid contracts to acquire marketable title in fee simple absolute to all Contract Real Property and to all buildings, structures, and other improvements thereon, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. True and complete copies of (i) all deeds, existing title insurance policies, plans of subdivision, all title encumbrances and exceptions and surveys of or pertaining to the Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrance, on the Real Property have been delivered to Buyer. Each Seller represents and warrants to Buyer, that, at the time of Closing, the Real Property shall be free and clear of all Encumbrances, other than Permitted Encumbrances. Sellers, collectively, have good and marketable title to all of its other assets and properties, free and clear of all Encumbrances, except for Permitted Encumbrances. No Person other than Sellers is in possession or has a right to possession of the Owned Real Property.
     5.15 Employees and Related Agreements; ERISA.
          (a) Schedule 5.15(A) sets forth a list of each retirement, savings, thrift, deferred compensation, bonus, commission, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation pay, sick pay, holiday pay, personal or paid time off, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, practice, trust, contract, understanding or arrangement of any kind, whether written or oral, to which any Seller with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment or provide any benefit at any time, other than plans of the type described in Section 5.15(d) (“Seller Non-ERISA Plans”). The Financial Statements reflect (and the Closing Date Balance Sheet will reflect) all amounts which should be appropriately accrued under any Seller Non-ERISA Plan.
          (b) Schedule 5.15(B) sets forth a list of each (i) employee collective bargaining agreement, (ii) affirmative action plan, and (iii) agreement, commitment, understanding, plan, employee handbook, procedure, human resources policy or procedure manual, policy or arrangement of any kind, whether written, implied or oral, with or for the benefit of any current or former officer, director, employee, independent contractor or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which any Seller with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Seller Non-ERISA Plans and other than plans of the type described in Section 5.15(d) (“Seller Compensation Commitments”).
          (c) Sellers have delivered to Buyer correct and complete copies of all written Seller Non-ERISA Plans and Seller Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Seller Non-ERISA Plan and Seller Compensation Commitment. Schedules 5.15(A) and 5.15(B) contain a description of all oral Seller Non-ERISA Plans and Seller Compensation Commitments.
          (d) Schedule 5.15(D) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of any Seller with respect to the Business (collectively, “Seller ERISA Plans” and, together with the “Seller Non-ERISA Plans” and the “Seller Compensation Commitments”, the “Seller Plans”). Except as set forth on Schedule 5.15(D) (i) no Seller with respect to the Business has ever maintained any employee pension benefit plan, (ii) no Seller has ever maintained any employee pension benefit plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA, and (iii) no Seller with respect to the Business has ever been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) (any such multi-employer plan listed on such Schedule being referred to herein as the “Multiemployer Plans”).
          (e) Sellers have delivered to Buyer, with respect to each Seller ERISA Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 2003, (v) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit, and (vi) in the case of any Seller ERISA Plan that includes a “cash or deferred arrangement”, defined in Section 401(K)(2) of the Code, copies of the non-discrimination testing results for the three (3) most recent plan years.
          (f) Each Seller ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and no circumstance exists which might cause such Plan to cease being so qualified.

          (g) Each Seller ERISA Plan complies, and has been administered to comply, with all Requirements of Laws, and in compliance with its terms, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened involving any such Plan or the assets of any such Plan.
          (h) No Seller has any obligations under any of Seller Non ERISA Plans, Seller Compensation Commitments or Seller ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of any Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.
          (i) No Seller has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code; (ii) under Section 502(i) or Section 502(1) of ERISA or Section 4975 of the Code; (iii) under Section 302 of ERISA or Section 412 of the Code; or (iv) under Title IV of ERISA.
          (j) No Seller is an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975 of the Code and none of the Companies constitute the assets of an employee benefit plan under Department of Labor Regulation Section 2510.3-101.
          (k) Schedule 5.15(K) contains: (i) a list of all employees of Sellers with respect to the Business as of the Balance Sheet Date; (ii) the then current annual compensation (including commissions and bonuses) of, and a description of the fringe benefits (other than those generally available to employees of Sellers) provided to any such employees; (iii) a list of all present or former employees of Sellers with respect to the Business who have terminated or given notice of their intention to terminate their relationship with Sellers since the Balance Sheet Date; (iv) a list of any increase, effective after the Balance Sheet Date, in the salary or rate of commission of any employees or commission salespersons if such increase exceeds twenty percent (20%) of such employee’s previous annual salary with respect to salaried employees or twenty-five percent (25%) of such employee’s previous rate of commission with respect to commission salespersons; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons. None of the Companies currently has, or at any time in the past has had, any employees.
          (l) Except as set forth on Schedule 5.15(L) (i) no Seller is involved in any transaction or other situation with any employee, officer, director or Affiliate of any Seller which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of Sellers, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
          (m) Except as set forth on Schedule 5.15(M), (i) no Seller is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual; (ii) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by any Seller being classified as an excess parachute payment under Section 280G of the Code; (iii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Balance Sheet prior to the Closing Date; and (iv) no Seller has or will have, as of the Closing Date, any material unfunded actual or contingent liabilities or obligations with respect to any Seller Plans that are not reflected on the Balance Sheet.
     5.16 Employee Relations. Except as set forth on Schedule 5.16 Sellers have complied with all applicable Requirements of Laws (including, the Fair Labor Standards Act) relating to prices, wages, hours (including, overtime hours), working conditions, compensation, employee benefits, employment taxes, affirmative action, discrimination in employment and collective bargaining and is not liable for any arrears of wages, any Taxes or any penalties for failure to comply with any of the foregoing. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of any Seller, threatened against or affecting any Seller. No Seller is a party to, and none of them is affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving such employees. No Seller is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Sellers with respect to the Business. Assuming compliance by Buyer with the provisions of Section 8.4(a), each Seller is in compliance with the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN. Except as set forth on Schedule 5.16, there are no administrative charges, grievances, internal complaints, audits or investigations by a Governmental Body, arbitration claims or demands, court complaints or consent decrees against any Seller concerning alleged employment discrimination or other employee relations related matters that are pending, or to the Knowledge of any Seller, threatened before any Governmental Body. There are no right to sue letters issued to any employee or former employee by a Governmental Body for which the time to initiate an action in court has not expired.
     5.17 Contracts.
     (I) Except as set forth on Schedule 5.17(I), no Seller with respect to the Business is a party to or bound by:
          (a) any contract for the option, purchase or sale of real property not specified in Schedule 5.10(B) or Schedule 5.10(C), including options, letters of intent, rights of first offer and other similar contracts;
          (b) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than Fifty Thousand Dollars ($50,000.00) (or Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to construction and development contracts) in the most recent fiscal year, which can reasonably be expected to involve the payment of more than Fifty Thousand Dollars ($50,000.00) (or Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to construction and development contracts) in the current fiscal year (it being understood that any contract either listed on Schedule 5.17(II) or not otherwise required to be listed on Schedule 5.17(II) and not exceeding the thresholds set forth herein need not be listed);
          (c) any contract for the sale of goods (other than homes) or services which involved the payment of more than Twenty-Five Thousand Dollars ($25,000.00) in the most recent fiscal year, which can reasonably be expected to involve the payment of more than Twenty-Five Thousand Dollars ($25,000.00) in the current fiscal year or which extends beyond six (6) months from the date hereof;
          (d) any contract for the purchase, licensing or development of software;

          (e) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;
          (f) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;
          (g) any collective bargaining agreements or any contracts and agreements with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
          (h) any joint venture agreements;
          (i) any contract which limits or restricts where Sellers may conduct the Business or the type or line of business in which Sellers may engage;
          (j) any powers of attorney;
          (k) contracts not made in the ordinary course of business;
          (l) any other contracts (A) which are material to the Business or (B) the termination or cancellation of which would have a Material Adverse Effect, or (C) which are believed by any Seller to be of unique value even though not material to the Business;
          (m) any contract with any title or mortgage companies;
          (n) any contract (excluding routine checking account overdraft agreements involving petty cash amounts) under which any Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than Fifty Thousand Dollars ($50,000.00) which remains unpaid as of the date hereof, or under which any Seller has imposed (or may impose) a security interest or Encumbrance on any of its assets, whether tangible or intangible, to secure indebtedness, other than as set forth on Schedule 3.1(B);
          (o) any Option Agreements for the purchase of Lots or undeveloped land owned by or under options to Sellers other than those listed on Schedule 5.10(B);
          (p) except for those contracts otherwise listed on Schedule 5.17(I) or (II), any contract which by its terms has a duration of more than twelve (12) months from the date hereof (including any contract which may be extended by the unilateral action of the counterparty);
          (q) except for those contracts otherwise listed on Schedule 5.17(I) or (II), any contract which by its terms provides for the provision of goods or services (whether by a Seller or the counterparty) in more than one community; or
          (r) any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
     (II) Set forth on Schedule 5.17(II) are:
          (a) with respect to each of Sellers’ Divisions, all agreements or other arrangements (oral or written) with those fifteen (15) suppliers and vendors (other than those subcontractors or developers listed in clauses (b) and (c) below and other than those professional services such as attorneys or accountants) to whom Sellers have paid the greatest amounts for goods and services during the twelve (12) months ended as of the Balance Sheet Date (such agreements are referred to collectively as the “Supply Agreements”);
          (b) with respect to each of Sellers’ Divisions, all agreements or other arrangements (oral or written) with those fifteen (15) subcontractors to whom Sellers have paid the greatest amounts for goods and services during the twelve (12) months ended as of the Balance Sheet Date (such agreements are referred to collectively as the “Subcontractor Agreements”);
          (c) with respect to each of Sellers’ Divisions, all agreements or other arrangements (oral or written) with those fifteen (15) developers to whom Sellers have paid the greatest amounts for goods and services during the twelve (12) months ended as of the Balance Sheet Date (such agreements are referred to collectively as the “Developer Agreements”); or
          (d) any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
     5.18 Status of Contracts. Except as set forth on Schedule 5.18, each Seller Agreement constitutes a valid and binding obligation of the parties thereto and is in full force and effect and is disclosed on the appropriate Schedule except for those Seller Agreements which, pursuant to a provision of this Agreement, need not be disclosed. Except as set forth on Schedule 5.1(C) and except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise to be terminated prior to the Closing Date in accordance with the provisions hereof, each of the Seller Agreements will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, and without the consent, approval or act of, or the making of any filing with, any other party. Each Seller has fulfilled and performed its obligations under each of the Seller Agreements, and no Seller is in, or alleged to be in, breach or default under, nor is there alleged to be any basis for termination of, any of the Seller Agreements, except where such breach could not reasonably be expected to have a Material Adverse Effect. No other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Seller or by any such other party. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Sellers under current or completed contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation, where in any such case the change in any such amount would have a Material Adverse Effect.
     5.19 No Violation or Litigation. Except as set forth on Schedule 5.19:
               (i) none of the Purchased Assets, Sellers or any of their assets or properties are subject to any Court Order;
               (ii) Sellers have complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets and the assets or properties of Sellers or the Business;
               (iii) there are no lawsuits, claims, suits, Proceedings or investigations pending or, to the Knowledge of Sellers, threatened, at law or in equity, against or affecting the Purchased Assets, Sellers or their assets or properties or the Business nor, to the Knowledge of any Seller, is there any basis for any of the same, and there are no lawsuits, suits or Proceedings pending in which Sellers is the plaintiff or claimant or which relates to the Purchased Assets, Sellers or their assets or properties or the Business;
               (iv) there is no action, suit or Proceeding pending or, to the Knowledge of Sellers, threatened, at law or in equity, which questions the legality or propriety of the transactions contemplated by this Agreement and Sellers have no Knowledge of any basis for such actions, suits or Proceeding;
               (v) to the Knowledge of Sellers, no legislative or regulatory proposal has been adopted which could adversely affect the Purchased Assets, Sellers or the Business;
               (vi) there is no Court Order to which any Seller or its Affiliates, the Business or any of the Purchased Assets is subject; and no officer, manager, agent or employee of any Seller or its Affiliates is subject to any Court Order that prohibits such officer, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business;
               (vii) no Governmental Body has at any time taken any action to prevent Sellers from manufacturing, offering or selling any of its homes or services in the present manner or style thereof; and
               (viii) no homebuyer has challenged the provision in Sellers’ home sales contracts which permits Sellers to increase the purchase price to cover cost increases.
     5.20 Environmental Matters. Except as set forth in Part I of Schedule 5.20 or expressly specified in any reports specified in Part II of Schedule 5.20;
          (a) the operations of Sellers comply with all applicable Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect;
          (b) except as set forth on Schedule 5.9(A), each Seller has obtained all environmental, health and safety governmental permits necessary for its operations on the Owned Real Property, and all such Owned Property Governmental Permits are in good standing and each Seller is in compliance with all terms and conditions of such permits and except as set forth on Schedule 5.9(D), each Seller has obtained all environmental, health and safety governmental permits necessary for its operations on the Optioned Real Property, and all such Option Governmental Permits are in good standing and each Seller is in compliance with all terms and conditions of such permits;
          (c) all improvements to the Owned Real Property or Optioned Real Property or any of the other Purchased Assets, including grading, have been made pursuant to all required Governmental Permits, including Governmental Permits required under Environmental Laws;
          (d) there are no (and, to the Knowledge of Sellers, there is no basis for any) (i) noncompliance orders, warning letters, claims, or notices of violation issued to or, to the Knowledge of Sellers, threatened against; (ii) suits, actions, or administrative, regulatory, or judicial investigations or proceedings commenced or, to the Knowledge of Sellers, threatened against; and/or (iii) judgments, penalties, decrees or fines imposed or, to the Knowledge of Seller, threatened against Sellers, or the Purchased Assets by any Governmental Body or third party relating to or arising out of any Environmental Law, Remedial Action, or any claim of Losses and Expenses in connection with a Release or threatened Release of a Contaminant into the environment, or the violation or alleged violation of any Environmental Law;

          (e) no Seller has entered into any settlement agreement, consent order, or consent decrees with a Governmental Body or third party relating to or arising out of any Environmental Law, Remedial Action, or any claim of Losses and Expenses in connection with a Release or threatened Release of a Contaminant into the environment, or the violation or alleged violation of any Environmental Law;
          (f) no Seller has:
               (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;
               (ii) filed a notice pursuant to Section 103(c) of CERCLA;
               (iii) filed a notice pursuant to Section 3010 of RCRA indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent;
               (iv) filed any notice under any Environmental Law reporting a violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect; or
               (v) filed a notice with the Florida Department of Environmental Protection (or any delegated or contracted local agency) voluntarily or otherwise pursuant to Chapters 376 or 403, Florida Statutes, and the regulations promulgated thereunder and codified in the Florida Administrative Code or any other Governmental Body pursuant to any other Environmental Law, reporting or otherwise disclosing the Release of any Contaminant into any structure, onto any surface, or into the environment, including but not limited to soil, groundwater, surface water, and/or sediments;
          (g) there is not now, nor to the Knowledge of Sellers has there ever been, on or in any Seller Property:
               (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or
               (ii) any cattle dipping vat, aboveground storage tank, underground storage tank, surface impoundment, waste pile, landfill, or uncontrolled dumping or staging of solid waste;
          (h) there is not now on or in any Purchased Asset any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;
          (i) no Seller has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;
          (j) there has not occurred, nor is there presently occurring, any Release or, to the Knowledge of any Seller, any threatened Release of any Contaminant on, into, under, from, or towards the Real Property;
          (k) no Environmental Encumbrance has attached to any Seller Property;
          (l) any asbestos-containing material which is on or part of any Seller Property which contains any asbestos material is in good repair and in a friable condition according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;
          (m) Sellers have adopted and follow procedures for the investigation of matters covered by Environmental Laws in the evaluation of real property for purchase or development, including the retention of properly licensed environmental engineers to perform environmental assessments in compliance with ASTM Guidelines;
          (n) All of Sellers’ communities are in compliance with the federal and Florida National Pollutant Discharge Elimination System stormwater regulations; and all of Sellers (i) have filed Notices of Intent with the Florida Department of Environmental Protection for each community; (ii) have stormwater pollution prevention plans in place, utilizing best management practices; and (iii) have up to date inspection procedures in place;
          (o) Part II of Schedule 5.20 identifies all Phase I and Phase II Environmental Site Assessment Reports, Environmental Compliance Audits, Site Assessment Reports, Remedial Action Plans, Risk Assessments, Tank Closure Reports, Groundwater Monitoring Reports, Asbestos Surveys, Geotechnical Surveys, Wetland Surveys, and other reports and correspondence (i) prepared by or at the direction of Sellers (or, to the Knowledge of Sellers, any of Sellers’ predecessors) for internal review or review by third parties or (ii) submitted to any Governmental Body that relate in any way to the Real Property or to any other real property ever owned, leased or used at any time by Sellers; and
          (p) Part III of Schedule 5.20 identifies:
               (i) all ongoing or pending environmental assessment work (“Environmental Stage I Work”), the name of the environmental engineer conducting (or that will be conducting) the Environmental Stage I Work, and the proposal issued by the environmental engineer to conduct the Environmental Stage I Work;
               (ii) all ongoing or pending environmental remediation work (“Environmental Stage II Work”) the name of the environmental engineer conducting (or that will be conducting) the Environmental Stage II Work, and the proposal issued by the environmental engineer to conduct the Environmental Stage II Work; and
               (iii) all ongoing or pending environmental monitoring work or environmental operations and maintenance activities (“Environmental Stage III Work”), the name of the environmental engineer conducting (or that will be conducting) the Environmental Stage III Work, and the proposal issued by the environmental engineer to conduct the Environmental Stage III Work.
     5.21 Insurance. Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, self-insured retentions, premiums and the loss experience for the most recent five (5) years with respect to each type of coverage) of all policies of insurance maintained, owned or held by any Seller on the date hereof with respect to the ongoing, products/completed operations, assets or properties of Sellers or the Business. Each Seller, has delivered to Buyer accurate and complete copies of all such policies of insurance and correspondence relating to a denial of coverage thereunder, as well as accurate and complete copies of all pending applications by any Seller for policies of insurance and any statement by the auditor of Sellers’ Financial Statements or any consultant or risk management advisor with regard to the adequacy of any Seller’s coverage or of the reserves for claims, except where Sellers have not received such policies of insurance, in which case, copies of the binders have been delivered to Buyer. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and each Seller is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. To each Seller’s Knowledge, there is no threatened termination of any of such policies, other than as set forth on Schedule 5.21 hereto. Each Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Each Seller has complied in all respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner, except where such noncompliance, failure to give notice or present any claim could not reasonably be expected to have a Material Adverse Effect.
     5.22 Major Suppliers.
          (a) All Supply Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms against the applicable Seller and against the other party thereto. No Seller is in default of any term or provision of any Supply Agreement (nor has any Seller caused an event which with notice or lapse of time, or both, would constitute such a default), nor, to any Seller’s Knowledge, is any other party thereto in default (nor is there any event which with notice or lapse of time, or both, would constitute a default) under any Supply Agreement, which could reasonably be expected to have a Material Adverse Effect.
          (b) All Subcontractor Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms against the applicable Seller and against the other party thereto. No Seller is in default of any term or provision of any Subcontractor Agreement (nor has any Seller caused an event which with notice of lapse of time, or both, would constitute such a default), nor, to any Seller’s Knowledge, is any other party thereto in default (nor is there any event which with notice or lapse of time, or both, would constitute a default) under any Subcontractor Agreement, which could reasonably be expected to have a Material Adverse Effect.
     5.23 Projections. Sellers have made available to Buyer certain projections for each of the years ending June 30, 2005, 2006, 2007, 2008 and 2009 with respect to the Business (the “Projections”) as set forth on Schedule 5.23, including, without limitation, the budgets of capital, payroll and other material expenditures (including expenditures related to the cable systems in the communities listed on Schedule 2.3(H) of the Business, prepared in the ordinary course of the Business and the total capital expenditures through the Balance Sheet Date for each capital expenditure project for which funds are proposed to be expended, the projected delivery dates of homes, the pre-tax contributions, the dates by which the Lots will be Fully Entitled and the costs to complete construction obligations under “land banking” arrangements. Sellers represent and warrant that such Projections were prepared in good faith and are based on assumptions that are reasonable.
5.24 Warranties; Construction Defects.
          (a) Schedule 5.24(A) sets forth (i) specimen copies of the forms of written warranties issued by Sellers to third-party homebuyers and (ii) a summary of the warranty expense incurred by Sellers during each of its last fiscal year and from July 1, 2004 through the Balance Sheet Date. The warranty reserve set forth in the Financial Statements are adequate as of the Closing Date. Except with respect to electrical wiring within walls for which the warranty is for two (2) years, condensers for air conditioners (parts only) for which the warranty is for five (5) years, load bearing structure of homes for which the warranty is for ten (10) years and roof trusses for which the warranty is for ten (10) years, all other warranties are limited to one (1) year. All homes and all products manufactured, merchandised, serviced, distributed, sold or delivered by Sellers at any time on or prior to the Closing Date have been in conformity in all respects with all basic plans and specifications and applicable contractual commitments agreed to between the applicable Seller and the purchaser of such home and express or implied warranties, except where such non-conformity could not reasonably be expected to have a Material Adverse Effect. There is no design defect or construction defect or common element defect with respect to any of such homes that could reasonably be expected to have a Material Adverse Effect. There are no Proceedings pending or threatened against any Seller or pending by any Seller, relating to the Business and containing allegations that any homes are defective or were improperly designed or constructed or improperly labeled or otherwise improperly described for use and there is no known basis for any of the foregoing. To the Knowledge of Sellers, no liability exists for any return claim, warranty claim or other obligation to provide service on, or to repair or replace, any products sold or delivered by Sellers at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Balance Sheet or to be reflected in the Closing Date Balance Sheet that could reasonably be expected to have a Material Adverse Effect. No homes products heretofore sold by Sellers are now the subject of any guarantee or warranty other than Sellers’ standard forms of written warranties, except as specifically described in Schedule 5.24(A).
          (b) Schedule 5.24(B) sets forth: (i) a true and complete list of all home repurchases by any Seller which closed escrow since January 1, 2003; and (ii) the number of customer service requests by tract with respect to any home sold by any Seller which were open and not resolved as of the Balance Sheet Date. Except as set forth on Schedule 5.24(B) there are no warranty claims which have been asserted against any Seller exceeding One Thousand Dollars ($1,000.00) per individual house pending or settled or which resulted in home purchases since January 1, 2004.
     5.25 No Finder. No Seller and any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to JMP Securities, whose fees and expenses, to the extent payable, shall be paid solely by Sellers pursuant to a separate agreement between TEP and JMP Securities.
     5.26 Reserved.
     5.27 Bank Accounts; Power of Attorney; Minute Books.
          (a) Schedule 5.27 sets forth a complete and correct list of all bank accounts and safe deposit boxes of Sellers and Persons authorized to sign or otherwise act with respect thereto as of the date hereof, specifying with respect to each, the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each person authorized to have access thereto and a complete and correct list of all Persons holding a general or special power of attorney granted by Sellers and a complete and correct copy thereof. Also set forth on Schedule 5.27 is the balance in the “sweep” account as of the Business Day prior to the date of this Agreement and the balances in all other accounts of Sellers as of the second Business Day prior to the date of this Agreement. The balances in each bank account shall be updated as of the first and second Business Days immediately preceding the Closing Date, respectively.
          (b) True and complete copies of the minute books, if any, of Sellers have been delivered to Buyer. Such minute books contain true and complete records of all meetings and other corporate or limited liability company action taken by the Governing Bodies and stockholders or members of Sellers.

     5.28 Related Party and Other Transactions.
          (a) Except as set forth on Schedule 5.28(A) since July 1, 2003, no Seller (i) has directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services, or sold, leased or otherwise disposed of any property or furnished any services (except with respect to remuneration for services rendered as a director, officer or employee of any Seller as disclosed to the Buyer), in the ordinary course of business or otherwise (or is a party to any agreement to do any of the foregoing), from or to (1) any other Affiliate of Sellers, or (2) any Person who is an officer or director of any Seller; or (ii) owns or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (1) had business dealings or a material financial interest in any transaction with any Seller or pertaining to the Purchased Assets, other than business dealings or transactions disclosed on Schedule 5.28(A), each of which has been conducted in the ordinary course of business with Sellers at substantially prevailing market prices and on substantially prevailing market terms or (2) engaged in competition with any Seller with respect to any line of the products or services of Sellers (a “Competing Business”) in any market presently served by any Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.
          (b) No Seller nor any officer, employee or agent or other Person acting on their behalf has, directly or indirectly, since July 1, 2003, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Sellers in connection with any actual or proposed transaction) (i) which might subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) which, if not continued in the future, could have a Material Adverse Effect or which would subject Sellers to suit or penalty in any private or governmental litigation or Proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.
          (c) No Seller nor any Seller’s Affiliate is a party to any contract or agreement with, or has any claim or right against, any Seller, except as set forth on Schedule 5.28(A) .
     5.29 Patriot Act.
          (a) No Seller is in violation of any laws relating to terrorism or money laundering, including the Executive Order and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56., the “Patriot Act”). No Seller is a “Prohibited Person”, which is defined as follows:
               (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
               (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a person or entity with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order and the Patriot Act;

               (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
               (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or at any replacement website or other replacement official publication of such list; and
               (vi) a person or entity who is Affiliated with a person or entity listed above.
          (b) No Seller: (i) to the Knowledge of any Seller, conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executed Order or the Patriot Act.
     5.30 RESPA.
          (a) No Seller or any Affiliate of any Seller (including, but not limited to the First Florida Title Services II, LLC (the “First Florida Title Company”) and Liberty Mortgage of South Florida, LLC) has violated any provision of RESPA, including (without limitation) (i) Section 8(a), which prohibits kickbacks and referral fees among settlement service providers, (ii) Section 8(b), which prohibits the charging of unearned fees for settlement services, and (iii) Section 9, which prohibits requiring the use of a particular title company.
          (b) No Seller or any Affiliate of any Seller has a “controlled business arrangement” or an “affiliated business arrangement” with any title company, lender, broker or other entity which has not been properly disclosed to purchasers and prospective purchasers pursuant to a “Controlled Business Arrangement Disclosure Statement” or an “Affiliated Business Arrangement Disclosure Statement.” Attached hereto as Schedule 5.30(B) are specimen copies of the forms of all “Controlled Business Arrangement Disclosure Statements” and “Affiliated Business Arrangement Disclosure Statements” so disclosed.
          (c) No Seller or any Affiliate of any Seller has charged or accepted “markups” (i.e., closing or settlement fees or charges to purchasers which exceed the actual cost to seller for such settlement charges or fees) in connection with their sale of single family residences.
          (d) No Seller or any Affiliate of any Seller is under investigation by, or has received any request for information from or on behalf of the Department of Housing and Urban Development (“HUD”) or other law enforcement authority with respect to such entity’s compliance or possible violation under RESPA.
          (e) Attached hereto as Schedule 5.30(E) are specimen copies of the forms of all purchase and sale agreements and related addenda and riders utilized by Sellers in connection with sales of single family residences.
     5.31 Interstate Land Sales Full Disclosure Act. No Seller has violated any provision of the Interstate Land Sales Full Disclosure Act, except where such violation could not reasonably be expected to have a Material Adverse Effect. Attached hereto as Schedule 5.31 is an identification of (a) all subdivisions developed by Sellers which are or were exempt from the registration requirements of the Interstate Land Sales Full Disclosure Act, indicating the particular grounds for exemption and (b) all statements of record filed pursuant to 15 U.S.C. §1706 and all property reports furnished pursuant to 15 U.S.C. §1707 for subdivisions which are or were not exempt from the registration requirements of the Interstate Land Sales Full Disclosure Act. Sellers have furnished true and correct copies or each of such property reports to Buyer. Sellers’ standard retail home sales contract is in compliance with the Interstate Land Sales Full Disclosure Act.
     5.32 Coastal Construction Control Line. No Seller has sold any property located either partially or totally seaward of the coastal construction control line as defined in Florida Statutes §161.57.
     5.33 Homeowners’ Associations; Condominium Associations.
          (a) Each Seller has complied in all respects with the provisions of Florida Statutes §720.401, requiring the giving of a disclosure statement to each prospective purchaser of real property to which membership in a residential homeowners association is a prerequisite to ownership, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each such disclosure statement contains any description required by law of any recreational or other facilities which are available for use by the property owners, and a statement of any charges for the use of those facilities. Each improvement conveyed by Sellers to any homeowners association at any time on or prior to the Closing Date has been in conformity in all respects with all basic plans and specifications and applicable contractual commitments agreed to between the applicable Seller and such association, except where such non-conformity could not reasonably be expected to have a Material Adverse Effect. There is no design defect or construction defect or common element defect with respect to any such improvement that could reasonably be expected to have a Material Adverse Effect. Schedule 5.33 lists all homeowners and condominium associations that burden the Owned Real Property and Optioned Real Property. All of the associations are controlled by Sellers unless otherwise indicated on Schedule 5.33 as “homeowner controlled” (the “Associations”). The Associations have been duly organized, are in good standing, will be in good standing as of the Closing, and have been operated and managed in accordance with all Requirements of Law and all organizational documents applicable thereto, including without limitation, the articles of incorporation, bylaws and covenants applicable to each Association. Sellers have funded all of their obligations to the Associations, and reasonable reserves have been established for and are held by each Association, where required by law or the provisions of the applicable homeowners or condominium association documents, which reserves shall remain the property of the Associations after the Closing Date.
          (b) Condominiums. The following projects are hereinafter referred to as the condominium projects (the “Condominium Projects”): Moss Park; Young Pines; South Park; Williams Island and Laguna Lakes. With respect to the Condominium Projects:
               (i) All improvements constructed as of the Closing Date within the Condominium Projects have been constructed pursuant to the Requirements of Law, the applicable declaration of condominium, and the statutory warranties provided in Florida Statutes § 718.203, are hereby made and extended by each Seller, as developer, to (i) Buyer, (ii) the respective condominium association, and (iii) all retail buyers within the Condominium Project for all improvements built prior to the Closing.
               (ii) Each Seller has established and funded all capital reserves for each Condominium Project as required by the Requirements of Law, which reserves shall remain the property of each such condominium association after the Closing Date.

               (iii) All retail sales contracts for condominium units within the Condominium Projects comply with the Requirements of Law, and the retail buyers thereunder have been provided with all documents and materials required by the Requirements of Law.
               (iv) All earnest money deposits received by Sellers for residential condominium units within the Condominium Projects are held in escrow with the Title Company, in accordance with the Florida Condominium Act, Chapter 718, Florida Statutes (the “Florida Condominium Act”). No reservation or other deposits have been accepted. Each Seller’s rights in and to the escrow account holding the foregoing deposits shall be assigned to Buyer at Closing.
     5.34 Community Development Districts. Each Seller has complied in all respects with the provisions of Florida Statutes §190.048 requiring the giving of a disclosure statement to each prospective purchaser of real property which is part of a Community Development District.
     5.35 Florida Uniform Land Sales Practices Law. No Seller has violated any provision of the Florida Uniform Land Sales Practices Law, except where such violation could not reasonably be expected to have a Material Adverse Effect. Attached hereto as Schedule 5.35 is an identification of (a) all subdivisions developed by Sellers which are or were exempt from the registration requirements of the Florida Uniform Land Sales Practices Law pursuant to Florida Statutes §498.027, and (b) all public offering statements and registration statements filed pursuant to §498.033 or §498.037 for subdivisions which are or were not exempt from the registration requirements of the Florida Uniform Land Sales Practices Law, together with all disclosure documents received from any community development district with respect to the public financing and the maintenance of the improvements to the subdivision are or were undertaken by said district. Sellers have furnished true and correct copies of each of such public offering statement, registration statement and community development district disclosure document to Buyer. Sellers’ standard retail home sales contract is in compliance with the Florida Uniform Land Sales Practices Law.
     5.36 No Restrictions. Except as set forth on Schedule 5.36, or as imposed by any Governmental Body, no Seller has entered into any agreement under which any Seller is restricted from developing land, building residential properties or otherwise operating the Business in any manner with respect to any class of customers, in any geographic area, during any period of time or in any segment of the market which would be binding upon Buyer after Closing. After the Closing, Buyer will not be prevented by any act of Sellers from developing land, building residential properties or otherwise operating the Business in any manner with respect to any class of customers, in any geographic area, during any period of time or in any segment of the market.
     5.37 Compliance With Requirements of Law.
          (a) Except where the same could not reasonably be expected to have a Material Adverse Effect, all contracts and agreements pursuant to which any Seller has conveyed or agreed to convey title to any Purchased Assets were, when executed and at the time of such conveyance, if applicable, in compliance with all Requirements of Law.
          (b) Except where the same could not reasonably be expected to have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Requirements of Law or (B) may give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (c) To Sellers’ Knowledge, no violation of any Requirements of Laws, including laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters, relating to the Business or any Purchased Asset currently exists or has existed at any time during any Seller’s ownership.
          (d) Except as set forth on Schedule 5.37, Sellers have not received, at any time since June 30, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Requirement of Law or (B) any actual, alleged, possible or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which could reasonably be expected to have a Material Adverse Effect.
     5.38 Books and Records. The books of account and other financial records of Sellers, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
     5.39 Accounts Receivable. All Accounts Receivable that are reflected on the Financial Statements listed on Schedule 5.39, as attached and to be updated, represent or will represent valid obligations and all are, or will be as of the Closing Date, current and collectible (other than commission advances to sales agents). Sellers represent and warrant that as of the date of execution of this Agreement such commission advances do not exceed Four Million Dollars ($4,000,000.00). There is no and will not be any contest, claim, defense or right of set-off under any contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 5.39 contains a complete and accurate list of all Accounts Receivables as of the date of execution of this Agreement, which list sets forth the aging of each such Account Receivable. Such list shall be updated at Closing.
     5.40 Sellers’ Names. Each Seller’s exact legal name is correctly set forth on Schedule 5.1(A) hereto. No Seller has previously changed its name from that set forth on Schedule 5.1(A), except as disclosed on such Schedule.
     5.41 Disclosure. None of the representations or warranties contained herein, none of the information contained in the Schedules hereto and none of the other certificates, information or documents furnished to Buyer or any of its representatives by any Seller or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a material fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of Sellers, there is no fact which has or in the future is likely to cause a Material Adverse Effect which has not been set forth or referred to in this Agreement or the Schedules hereto.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:
     6.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.
     6.2 Authority of Buyer; No Conflict.
          (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s Governing Body and do not require any further authorization or consent of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
               (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Charter Document or operating agreement of Buyer, (B) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its assets or properties is subject or by which Buyer is bound, the default under which could reasonably be expected to have a Material Adverse Effect, (C) any Court Order to which Buyer is a party or by which it is bound or (D) to Buyer’s knowledge, any Requirements of Laws affecting Buyer; or
               (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for those declarations, filings or registrations, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
     6.3 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     6.4 Financing. Buyer has sufficient funds available for it to pay the Purchase Price.
     6.5 Ownership. All of the membership interests in Buyer are owned by TE/TOUSA Senior, LLC. All of the membership interests in TE/TOUSA Senior, LLC are owned by TE/TOUSA Mezzanine, LLC, which is in turn owned one hundred percent (100%) by TE/TOUSA, LLC.

ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE
     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
     7.1 Investigation by Buyer. Each Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants, engineers, consultants and attorneys) complete access during normal business hours to the offices, properties, employees, consultants, advisors and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of any Seller to the extent Buyer shall deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Contributed Assets, the Business and the operations of any Seller as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of any Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 9 have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of any Seller. To the extent that Buyer shall learn any information during the course of its due diligence investigation of Sellers which shall conflict with any representation or warranty made by any Seller hereunder, then Buyer shall be deemed for all purposes to be aware of such information notwithstanding any representation or warranty to the contrary made herein by any Seller.
     7.2 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.
          (a) Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article 5 or 6 inaccurate in any respect as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that could reasonably be expected to cause any of its representations or warranties to be untrue in any respect or (ii) any action, suit or Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.
          (b) During the period prior to the Closing Date, each Seller will notify Buyer of (i) any Material Adverse Change, (ii) any lawsuit, claim, Proceeding or investigation that is threatened, brought, asserted or commenced against such Seller which would have been listed in Schedule 5.19 if such lawsuit, claim, Proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any default under any Seller Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers have Knowledge and could reasonably be expected to result in a Material Adverse Change.
     7.3 Consents of Third Parties.
     Sellers will act diligently and reasonably in attempting to obtain, on or before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Seller Agreement required to be obtained to assign and transfer the Purchased Assets, the Contributed Assets to Buyer or to otherwise satisfy the conditions set forth in Section 9.5; provided, that Sellers shall not make any agreement or understanding affecting the Purchased Assets, the Contributed Assets, or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3. If the applicable consents are not obtained with respect to any Real Property, such affected Lot shall be excluded from the Real Property and replaced with a Substitute Lot.
     7.4 Operations Prior to the Closing Date.
          (a) Sellers shall operate the Business only in the ordinary course consistent with past practice. Consistent with the foregoing, Sellers shall keep and maintain the Purchased Assets and the Contributed Assets in good operating condition and repair and shall use their commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Sellers in connection with the Business. In connection therewith, Sellers shall not, with respect to any employee of Sellers (i) transfer such employee to another business unit of TEP, (ii) offer such employee employment by another business unit of Sellers or its Affiliate after the Closing Date or (iii) otherwise attempt to persuade any such employee to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.
          (b) Notwithstanding Section 7.4(a) except as expressly contemplated by this Agreement or except with the express written approval of Buyer, no Seller shall:
               (i) change the operations or finances of the Business in a manner which could reasonably be expected to have a Material Adverse Effect, without making periodic reports to Buyer;
               (ii) implement operational decisions inconsistent with past practices of Sellers with respect to the Business of a nature which could reasonably be expected to have a Material Adverse Effect without first conferring with Buyer;
               (iii) make any change in the Business or the operations of any Seller which could reasonably be expected to have a Material Adverse Effect;
               (iv) make any capital expenditure or enter into any contract or commitment therefor other than capital expenditures or commitments for capital expenditures specifically referred to in the Projections set forth on Schedule 5.23, in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate; provided, however, that lot purchases and development and construction expenditures shall not be considered as capital expenditures so long as such expenditures are consistent with the Projections set forth on Schedule 5.23 and are otherwise permissible under this Agreement;
               (v) except as contemplated by the Projections set forth on Schedule 5.23, and except for home sales in the ordinary course of business, enter into any contract, agreement, undertaking or commitment which would have been required to be set forth on Schedule 5.17 if in effect on the date hereof or enter into any contract or make any material modification or terminate any Seller Agreement or Governmental Permit which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 13.5;
               (vi) except for home sales in the ordinary course of business and except for closings under home sales contracts in effect on the date hereof and set forth on Schedule 5.17, sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Companies to TEP or any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, the Contributed Assets or the assets or properties of Sellers, other than for indebtedness incurred in the ordinary course of the Business as contemplated by Section 3.1(b) and other than minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;
               (vii) cancel without receiving full consideration therefore any debts owed to or claims held by Sellers (including the settlement of any claims or litigation) in excess of Five Thousand Dollars ($5,000.00) individually or Two Hundred Thousand Dollars ($200,000.00) in the aggregate;
               (viii) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) other than in the ordinary course of the Business consistent with past practice;
               (ix) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;
               (x) delay or accelerate payment of any account payable or other liability of Sellers beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
               (xi) except to the extent that the same is the result of an event which adversely impacts the homebuilding industry in general, allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of Sellers to vary in any respect from the levels customarily maintained in the Business which could reasonably be expected to have a Material Adverse Effect;
               (xii) except as set forth on Schedule 7.4(b)(xii) make, or agree to make, any payment of cash or distribution of assets to Sellers or any of its Affiliates other than salaries paid to employees in accordance with the levels of compensation set forth on Schedule 5.15(K);
               (xiii) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of Sellers with respect to the Business;
               (xiv) make any change in the compensation of Sellers’ employees, other than changes made to comply with changes in Requirements of Laws or changes for non-officer employees made in accordance with normal compensation practices and consistent with past compensation practices;
               (xv) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.3(a) or accelerating deductions to periods for which any Seller is liable pursuant to Section 8.3(a));
               (xvi) make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4;

               (xvii) make any change in internal control over financial reporting;
               (xviii) maintain the Purchased Assets and the Contributed Assets in a state of repair and condition that does not comply with Requirements of Law and is not consistent with the requirements and normal condition of Sellers’ Business;
               (xix) discontinue its insurance coverage under the policies set forth on Schedule 5.21, unless it obtains a substantially equivalent policy; or
               (xx) enter into any agreement or commitment, whether written or otherwise, with respect to any of the foregoing.
     7.5 Licenses. Prior to Closing, Sellers shall cooperate with Buyer to obtain all licenses necessary to conduct the Business, including the contractor’s license. All third party costs incurred in connection with obtaining such licenses shall be borne by Buyer.
     7.6 Minimum Lot Transfer. The Contract Real Property, the Optioned Real Property and the Owned Real Property are comprised of Twenty Thousand, Six Hundred Fifty Nine (20,659) approved or proposed individual Lots, all as set forth on Schedule 7.6. Schedule 7.6 also sets forth a listing of the Lots which are currently subject to the Right of First Offer Agreement. Sellers have heretofore paid deposits required with respect to the Option Agreements and the Purchase Contracts as set forth on Schedules 5.10(B) and 5.10(C). The amount of such deposits shall be included as assets of Sellers in the determination of the Closing Date Net Worth. Additional deposits which are required to be made under such Option Agreements and the Purchase Contracts after the Closing shall be the sole responsibility of Buyer.
     7.7 Title Insurance.
          (a) Buyer shall obtain from Chicago Title Insurance Company or another title insurance company approved by Buyer in its sole discretion (the “Title Company”) and it shall be a condition to Buyer’s obligations to consummate the acquisition of the Purchased Assets and TE/TOUSA, LLC’s agreement to accept the contribution of the Contributed Assets that the Title Company shall issue:
               (i) title insurance in favor of Buyer subject only to the Permitted Encumbrances for all Owned Real Property transferred to Buyer hereunder, in an amount, pursuant to policy forms and subject to such endorsements as Buyer may require, all, however, at Buyer’s sole cost and expense; and
               (ii) title insurance in favor of Buyer, subject only to the Permitted Encumbrances, for Buyer’s option interest in all Optioned Real Property transferred to Buyer hereunder, in an amount pursuant to policy forms and subject to such endorsements as Buyer may require, all however, at Buyer’s sole cost and expense.
          (b) Title Commitments and Surveys. Buyer shall arrange for the Title Company to issue and deliver to Buyer title insurance commitments for each portion of the Real Property, together with copies of all instruments giving rise to any exceptions or requirements contained therein (referred to herein collectively as the “Title Commitments”). Buyer has arranged to have an ALTA land title survey completed for such Real Property which is not currently fully platted (referred to herein collectively as the “Surveys”). Each Survey shall be completed by a professional land surveyor reasonably acceptable to Buyer and, in addition to all other requirements for ALTA land title survey, satisfy Table A items 1, 2, 3, 4, 10, and 11(a) and any other items specifically requested by Buyer or any permitted successor or assign of Buyer. The Title Commitments and the Surveys shall be issued and certified to Buyer or any permitted successor or assign of Buyer and shall otherwise be in a form reasonably acceptable to Buyer. With respect to any Survey ordered by Buyer, a special survey exception will be added for matters shown by such Survey.
          (c) Title Objections. No later than noon, local time on the eleventh (11th) day preceding the Closing Date, Buyer shall cause the Title Company to perform updated title searches with respect to the Seller Property. No later than noon, local time on the fifth day preceding the Closing Date, Buyer shall notify Sellers as to any exceptions to title shown by updated title searches or on the Surveys which are not Permitted Encumbrances. With respect to any exceptions as to which any such objection is made, Sellers and Buyer shall negotiate in good faith to agree no later than the Closing Date as to the actions to be taken by Buyer and Sellers to cure or resolve such objections in a manner reasonably acceptable to Buyer; provided, however, that unless Buyer and Sellers otherwise specifically agree in writing, neither party shall be obligated to take any specific action with respect to any such objection and neither party shall be liable for any failure to reach an agreement for curing or resolving the objections; provided, further, that if the parties do not reach an agreement, then, at Buyer’s option, Buyer may require Sellers to replace the affected Lot with a Substitute Lot. A general survey exception shall be included on the Title Commitment at Closing for any Seller Property that has not been surveyed. With respect to existing Surveys of the Seller Property heretofore delivered to Buyer that are not updated, provided the existing Survey is certified to the Title Company, the general survey exception will be limited to matters arising after the date of such existing Surveys.
          (d) Closing Endorsements. At the Closing (and as a condition to Buyer’s obligation to proceed with the consummation of the Closing), the Title Company shall have delivered to Buyer endorsements to the Title Commitment showing that all requirements have been satisfied (excepting those requirements solely within the control of Buyer), and deleting all exceptions, other than Permitted Encumbrances, so that the Title Company is unconditionally obligated upon payment of the applicable premium to issue to Buyer or any permitted successor or assign of Buyer, title insurance policies insuring title to the Owned Real Property and the Optioned Real Property, in the amount of the portion of the Purchase Price allocable to such portion of the Owned Real Property and Sellers’ option interest in all Optioned Real Property transferred to Buyer hereunder, subject only to the Permitted Encumbrances applicable to such portion of the Property (each, a “Policy”). Buyer and Sellers recognize that Buyer or any permitted successor or assign of Buyer may desire to have some or all of the Policies to be issued to such party pursuant hereto combined into a single policy (each, also a “Policy”), listing separately all of such portions of the Owned Real Property or the property which is the subject of any Seller Agreement and the Permitted Encumbrances applicable thereto and providing for an amount of insurance equal to the sum of the portions of the Purchase Price allocable to all such portions of the Owned Real Property or the property which is the subject of any Seller Agreement to be so combined into the single Policy and, notwithstanding any other provision of this Section 7.7, if so elected by Buyer or any permitted successor or assign of Buyer, the Policies shall be so combined.
     7.8 Warranty Administration. Effective upon Closing, Sellers and Buyer shall enter into the Warranty Administration Agreement with respect to warranty claims for those homes which Sellers have settled or closed prior to Closing (the “Pre-Closing Warranty Claims”).
     7.9 Acquisition Proposals. No Seller will nor will it authorize or permit any of its officers, directors or employees or any Affiliate or authorize any investment banker, attorney, accountant or other representative retained by it or any of its Affiliates to, directly or indirectly, solicit or encourage, or furnish information with respect to the Purchased Assets, the Contributed Assets or assets or properties of Sellers or the Business or engage in any discussions with any Person in connection with, any proposal for the acquisition of any portion of the Purchased Assets, the Contributed Assets or the Business, other than as contemplated by this Agreement and except for sales of individual residences to third party homebuyers in the ordinary course of Business consistent with past practice. Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Purchased Assets, the Contributed Assets, or any assets or properties of Sellers or the Business.
     7.10 Legal Descriptions. Buyer and Sellers acknowledge that some of the legal descriptions set forth on Schedule 5.10(A) and Schedule 5.10(B) may need to be revised, in such a manner as not to materially adversely impact the Real Property to be acquired. Buyer and Sellers shall continue to cooperate with one another to finalize the legal descriptions within ten (10) days of the date of this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1 Covenant Not to Compete or Solicit Business.
          (a) In furtherance of the sale of the Purchased Assets to Buyer and the contribution of the Contributed Assets to TE/TOUSA, LLC hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Purchased Assets, the Contributed Assets and the Business being sold to Buyer, Sellers together with Falcone covenant and agree that, for a period ending on the third anniversary of the Closing Date, none of them, nor any of their Affiliates will, anywhere in the counties specified in Schedule 8.1(B):
               (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business similar to or competitive with the Business as conducted by Sellers as of Closing, including the sale or production of new, single-family, detached homes but excluding mixed-use projects (being defined as projects which are primarily commercial but also include residential elements as an ancillary use); provided that such prohibition shall not apply to any Lot listed on Schedule 8.1(C) hereto (including the thirty-two (32) Lots in Coral Lakes (the “Coral Lakes Lots”) identified on such Schedule) or the Right of First Offer Agreement, which Lot is not acquired by Buyer by reason of non-exercise of the option or right of first offer relating to such Lot for any reason other than the breach of any Seller or its Affiliates or to the ownership by Falcone/Ritchie LLC of any interest in TE/TOUSA, LLC or its Subsidiaries; or
               (ii) induce or attempt to persuade any employee, agent or supplier of any Seller with respect to the Business to terminate such employment, agency or business relationship with Buyer in order to enter into any such relationship on behalf of any other business organization in competition with the Business (except for those employees of Sellers who may after Closing be employed by Century Marketing International, LLC);
provided, however that nothing in clause (i) above shall prohibit Sellers or Falcone from engaging in the following businesses:
(1)	acquiring and converting existing apartment buildings into condominiums for sale;

(2)	projects to develop multi-family apartment rental properties, including the conversion of such rental communities into condominiums for sale;

(3)	“land banking”, meaning taking title to, providing land improvements, and financing raw land on behalf of homebuilders that prefer to acquire only finished lots; provided, however, that in the event that the “builder” under a land banking arrangement fails to acquire all of the real property subject to such land banking arrangement, then such real property shall be subject to the Right of First Offer Agreement;

(4)	commercial real estate projects, including office, commercial, retail and industrial building;

(5)	projects to develop residential condominiums over four (4) stories in height;

(6)	development of raw land, including any combination of acquisition, entitlement and infrastructure improvement of residential lots for sale to homebuilders or individual owners; provided that Buyer shall be given the right of first offer with respect to the development of any residential lots located within the counties listed on Schedule 8.1(B);

(7)	providing real estate mezzanine and other debt financing to real estate companies and entities, including companies and entities that are in the business of the sale or production of new, single-family, detached homes; provided that none of Sellers or Falcone may acquire any equity ownership interest in such companies or entities or their underlying assets or properties, except: (i) profit participation rights; and (ii) if, through the exercise of foreclosure and similar enforcement remedies upon default, Sellers or Falcone obtain direct ownership rights in the companies or entities or their assets and properties, with the right to operate the assets and properties of such entities, so long as such entities do not build, market or sell single-family detached homes, townhomes, or residential condominiums less than five (5) stories in height; provided, however, that in the event that Sellers acquire any such real property through foreclosure or deed in lieu of foreclosure, such real property shall be subject to the Right of First Offer Agreement;

(8)	building and marketing a maximum of two spec homes each year, provided that such homes are marketed and sold for a sales price no less than Two Million Dollars ($2,000,000.00) each; and

(9)	development, construction and sale of the projects listed on Schedule 8.1(C) attached hereto, which shall also be excluded from the Right of First Offer Agreement.

          (b) Each of Sellers and Falcone also covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge any trade secrets or other confidential information of Sellers or the Business other than to disclose such secrets and information to Buyer or its Affiliates.
          (c) If any Seller, Falcone or any Affiliate of any Seller or Falcone violates any of its obligations under this Section 8.1 Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each of Sellers and Falcone acknowledges that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Each of Sellers and Falcone therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Sellers, Falcone or such Affiliate of Sellers to prevent any violations of this Section 8.1. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1 any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
     8.2 Release of Bonds. Buyer shall obtain bonds in replacement of (or in support of) bonds delivered by any Seller to Governmental Bodies or otherwise in connection with the Purchased Assets, the Contributed Assets and the Business being transferred to Buyer and specified in Schedule 8.2 and shall use commercially reasonable efforts to cause such Governmental Bodies to accept such replacement bonds within sixty (60) days of Closing. To the extent that any of the bonds specified in Schedule 8.2 shall come up for renewal following the Closing but prior to the replacement thereof by Buyer, Sellers shall cause such renewal to occur; provided that Buyer shall be responsible for all fees incurred with respect thereto. If Buyer elects to obtain bonds in support of existing bonds delivered by Sellers to Governmental Bodies rather than replacement bonds, Buyer shall be responsible for the payment of all fees, costs, premiums or other expenses incurred by Sellers in any required renewals or extensions of Sellers’ existing bonds. In the event that any amounts shall be paid under or against any bond delivered by Sellers to Governmental Bodies resulting from conditions arising or events occurring after the Closing, which sums are not reimbursed under supporting bonds posted by Buyer, then Buyer shall reimburse Sellers for any amounts so paid under Sellers’ bonds, together with any costs incurred by Sellers in connection therewith.
     8.3 Taxes
          (a) Liability for Federal, State, Local and Foreign Income Taxes (collectively “Income Taxes”).
               (i) Sellers shall be liable for and pay, and pursuant to Article 11 shall jointly and severally indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (A) all Income Taxes imposed on any Seller, or for which such Seller may otherwise be liable as a result of having been a member of a Seller Group (including Income Taxes for which Sellers may be liable pursuant to Treas. Reg. Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Seller Group and any Income Taxes resulting from Sellers’ ceasing to be a member of any Seller Group), and (B) all Income Taxes imposed on Sellers and for which Sellers may otherwise be liable, for any taxable year or period that ends prior to or concurrently with the Closing Date.

               (ii) Buyer shall be liable for and pay, and pursuant to Article 11 shall indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from all Income Taxes imposed on any Seller in connection with the Purchased Assets and the Contributed Assets for any taxable year or period that begins on or after the Closing Date; provided, however that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any Losses or Expenses incurred by such Seller Group Member in connection with or arising from any Income Taxes for which Sellers are liable under this Agreement (including under Section 5.7 or Section 8.3(a)(i)).
          (b) Liability For All Taxes Other Than Federal, State, Local and Foreign Income Taxes (collectively “Other Taxes”).
               (i) Sellers shall be liable for and pay, and pursuant to Article 11 shall jointly and severally indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (A) all Other Taxes imposed on Sellers, or for which Sellers may otherwise be liable as a result of having been a member of a Seller Group or resulting from Sellers ceasing to be a member of any Seller Group, and (B) all Other Taxes imposed on Sellers or for which Sellers may otherwise be liable for any taxable year or period that ends prior to or concurrently with the Closing Date, except to the extent that the obligations of Sellers for such Other Taxes are reflected in existence as of the Closing Date and included in the Closing Date Balance Sheet as a liability which is an Assumed Liability.
               (ii) Buyer shall be liable for and pay, and pursuant to Article 11 shall indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from all Other Taxes relating to the Purchased Assets and the Contributed Assets to the extent that the obligations for such Other Taxes relate to a taxable year or period that begins on or after the Closing Date; provided, however that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any Losses or Expenses incurred by such Seller Group Member in connection with or arising from any Other Taxes for which Sellers are liable under this Agreement (including under Section 5.7 or Section 8.3(b)(i).
          (c) Tax Returns. (i) Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed for taxable years or periods of Sellers ending prior to or concurrently with the Closing Date (in the case of Tax Returns required to be filed by or with respect to Sellers for such taxable years or periods on a combined, consolidated or unitary basis with any entity other than solely Sellers) or due on or before the Closing Date (in the case of other Tax Returns), and in each case Sellers shall remit or cause to be remitted to the taxing authorities any Taxes due in respect of such Tax Returns, and (ii) Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed on or after the Closing Date by or with respect to Sellers and Buyer shall remit or cause to be remitted to the taxing authorities any Taxes due in respect of such Tax Returns. Sellers or Buyer shall reimburse the other party the Taxes for which Sellers or Buyer is liable pursuant to Section 8.3 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this Section 8.3(c) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, not later than thirty (30) days after the payment of such Taxes. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this Section 8.3(c) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable under this Section 8.3 or accelerating deductions to periods for which Sellers are liable under this Section 8.3).
          (d) Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer shall (and shall cause their respective Affiliates to):
               (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from or reduce the filing of all Tax Returns or other reports with respect to Other Taxes described in Section 8.3(b) (relating to sales, transfer and similar Taxes);
               (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.3(c), and in connection therewith provide the other party necessary powers of attorney;
               (iii) cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of Sellers;
               (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Sellers; and
               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
          (e) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section. 13.1 of this Agreement, the obligations of the parties set forth in this Section 8.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.
          (f) Meaning of “Income Taxes” and “Other Taxes”. For purposes of this Section 8.3, the term “Income Taxes” shall mean any federal, state, local or foreign net income, gross income, gross receipts and windfall profit tax. The term “Other Taxes” shall mean each and every tax (including, but not limited to, sales and use taxes and ad valorem taxes) enumerated in the definition section of this Agreement under the term “Tax” other than those identified in the immediately preceding sentence as “Income Taxes”.
     8.4 Employees.
          (a) Offer of Employment. On the Closing Date, Buyer shall offer employment to substantially all of Sellers’ employees (except for those employees of Sellers who may after Closing be employed by Century Marketing International, LLC) authorized to work in the United States then primarily engaged in the Business. For purposes of this Section 8.4(a), “substantially all” shall mean the then-current number of all of Sellers’ employees so employed less no more than ten (10). The terms and conditions of employment shall be comparable in the aggregate to the terms and conditions of their employment with Sellers as of such date. Each such employee who is employed by Sellers on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a “Hired Employee.” Buyer shall have no obligation to hire any other employees of Seller after the Closing Date.

          (b) Transition. The employment by Sellers of the Hired Employees shall end at the Closing and the employment of the Hired Employees by Buyer shall commence immediately after the Closing. The terms of employment with Buyer (or Buyer’s Affiliates) shall be as mutually agreed to between each Hired Employee and Buyer (or Buyer’s Affiliate, as the case may be), subject to the provisions of Section 8.4(a). Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, overtime hours, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Hired Employee that accrued before the Closing Date, except as set forth in this Section 8.4 or Section 8.5. Where a bonus relates to a period which commenced before, but ends after, the Closing Date, Sellers shall be responsible for the pro rata portion of such bonus relating to the period prior to the Closing Date. Sellers will be fully responsible for all amounts payable to or claims made by any employee, for all termination payments, redundancy compensation and severance pay. In addition, Sellers will be fully responsible for all amounts owing to Hired Employees prior to Closing.
          (c) Seniority. Buyer shall grant Hired Employees seniority rights (such as seniority for vacation) based on their service with Sellers. Buyer shall credit Hired Employees with the vacation, sick and holiday banks they had at the time of termination from Sellers, and Sellers shall reimburse Buyer at Closing for the liability of the total vacation, sick and holiday banks credited to the Hired Employees.
          (d) Personnel Files. Sellers agree that they will allow Buyer to take custody of and maintain all personnel files of the Hired Employees currently in possession of Sellers, except confidential medical files. Buyer agrees to give Sellers access to said files, during normal business hours, and to provide copies when requested, and to assist Sellers when necessary to respond to or defend a claim or otherwise take an action which necessitates access to the files.
          (e) Workers’ Compensation. Sellers are and shall be fully responsible and liable for all workers’ compensation benefits payable to Sellers’ employees for any claim for such benefits arising as the result of an injury or occupational disease sustained while employed by Sellers. However, on reasonable notice and during normal business hours, Buyer shall make its employees available to Sellers for purposes of defending workers’ compensation claims by employees.
          (f) Cooperation. Buyer shall cooperate with Sellers in making employees and records available, upon reasonable notice, to assist Sellers in defending any claims brought against them by current or former employees.
          (g) Third Party Beneficiary. No provision in this Agreement shall create any third-party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including in respect of continued, resumed or new employment with Buyer (or any Affiliate of Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Sellers, Buyer or any Affiliate. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Sellers, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Sellers whom Buyer chooses not to employ.
     8.5 Employee Benefit Plans.
          (a) Service Crediting. Service by Hired Employees with Sellers shall be considered service with Buyer for purposes of determining vesting participation and benefit eligibility (but not for purposes of accruals or benefits) under Buyer’s employee benefit plans.

          (b) Welfare Plans. Sellers shall maintain health, dental, life, short and long term disability, and supplemental benefit insurance for the Hired Employees under the Seller Plans in effect on the Closing Date until the earlier of (i) the date on which Buyer notifies Sellers of its intent to terminate the Seller Plans or as soon as practicable thereafter, or (ii) December 31, 2005. Buyer shall be responsible for administering such Seller Plans (the “Continued Welfare Plans”) for periods beginning on or after the Closing Date, including filing any necessary paperwork with any applicable Governmental Body with respect to plan years ending on or after the Closing Date, and shall be responsible for all costs and expenses incurred with respect to Hired Employees from the Closing Date until the Continued Welfare Plans are terminated.
          (c) Deductibles and Out-of-Pocket Payments. If Buyer elects to place any of the Hired Employees in its employee benefit plans before January 1, 2006, Buyer shall credit deductibles and out-of-pocket amounts paid during the current year by such Hired Employees under Seller Plans against deductibles and out-of-pocket maximums under Buyer’s employee benefit plans.
          (d) COBRA. Buyer agrees to assume all COBRA obligations of Sellers with respect to Sellers’ group health plans as they relate to the Hired Employees from and after the Closing Date.
          (e) TEP Savings Plans. Buyer agrees that its mirror 401(k) Plan and trust will accept roll-overs of all account balances in TEP’s Savings Plan and associated trust which are attributable to the Hired Employees.
     8.6 Use of Name. From and after the Closing Date, no Seller or any of its Affiliates shall use the name “Transeastern Properties”, or any variation thereof, or any name using the word Transeastern or any word that is similar in sound or appearance in the conduct of any business. Promptly following the Closing, each Seller shall take all necessary actions to change its corporate name to a name that does not include the name “Transeastern” or any part or variation thereof and shall deliver to Buyer evidence of such name change within three (3) Business Days.
     8.7 Filings with Governmental Bodies. From and after the Closing Date, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Owned Property Governmental Permits to Buyer and to assign to Buyer any pending applications for Owned Property Governmental Permits, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4; provided that Sellers shall not make any agreement or understanding affecting the Purchased Assets, the Contributed Assets, or their assets or Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer. Buyer shall pay all fees and expenses in connection with obtaining any consents and approvals from such Governmental Bodies.
     8.8 First Florida Title Company. Within fourteen (14) days of the Closing Date, Sellers shall have caused First Florida Title Company to assign to Universal Land Title at no cost all files relating to the issuance of a title policy for transactions which are not closed as of such date.
     8.9 Cooperation on Bronson, Cummer, Heller and Independence Projects. Buyer and Sellers acknowledge that the Bronson, Cummer, Heller and Independence projects will contain commercial and/or multifamily parcels, which will be controlled by entities controlled by certain of TEP’s owners (the “Related Owners”) after Closing. Buyer and Sellers shall cooperate to develop these projects in a manner which is mutually beneficial to all components of each such project. Without limitation, such cooperation shall include the granting of cross access and drainage easements, execution of plats and development documents, dedication of common areas to the applicable community development district, and proportionate representation on the board of directors of the community development district.
     8.10 Coral Lakes Construction.Buyer shall cooperate with Sellers in making construction supervisory employees available, upon reasonable notice, to assist Sellers in the construction of homes on the Coral Lakes Lots. Buyer shall retain the subcontractors for such construction. Sellers shall reimburse Buyer on a monthly basis for all costs incurred by Buyer, subject to provision by Buyer of customary documentation. Buyer shall afford Sellers the right to inspect progress and confirm the appropriateness of any draw requests. Sellers shall be responsible for the sale of homes to be constructed on the Coral Lakes Lots and shall be entitled to retain all proceeds from the sale of such homes. From such proceeds, Sellers shall pay to Buyer the amount of the net profits anticipated to be received from the sale of such homes as shown in the Projections within thirty (30) days of the closing of such sale.
     8.11 Life Insurance. From and after the date hereof, Arthur J. Falcone shall cooperate with Buyer in obtaining life insurance on his life with Buyer, as beneficiary; provided that Buyer shall be responsible for all costs in connection therewith. Such cooperation shall not include restrictions on any activity.
     8.12 Maintenance of Net Worth. Buyer shall maintain a net worth in compliance with the financing terms of the term sheet attached hereto as Schedule 10.5.
     8.13 Cummer. Sellers agree to cause the current owner of the overall metes and bounds legal description encompassing, inter alia, Cummer 1400, Cummer 1044 and Cummer 691 (collectively “Cummer”) to continue to hold title to the common areas, roadways, conservation areas, elementary school site, and activity center site located north of s.r. 210 and will convey each of the foregoing tracts to the Community Development District to be created for Cummer, the applicable homeowners association, and/or school board, as the case may be, as soon as the foregoing grantees are created and ready to receive title thereto, in accordance with the DRI application and order, once issued. The conveyance shall be accomplished in separate parts and as each grantee becomes ready. The size and location of the foregoing tracts are shown on the Map H Conceptual Master Plan in Schedule 5.10(B) attached hereto are approximate and may change from time to time in accordance with the DRI application and order, once issued.
     8.14 Cummer 1044. The Owner under the land bank agreement for Cummer 1044 (the “Cummer 1044 Land Bank”) shall hold title in such Cummer 1044 Land Bank to all of the common areas, roadways, conservation areas, school sites, and recreation tracts located within Cummer south of s.r. 210, which sites shall have a value of One Hundred Dollars ($100.00). The foregoing tracts shall be conveyed to the Community Development District to be created for Cummer, the applicable homeowners association, and/or school board as the case may be, when the first Lots are conveyed from the Cummer 1044 Land Bank if the foregoing grantees are created and ready to receive the title thereto. If the foregoing grantees are not created and ready to receive title, the Cummer 1044 Land Bank shall continue to hold said tracts and shall convey them to the foregoing grantees once they are created and ready to receive title. The foregoing conveyances shall be accomplished in separate parts and as each grantee becomes ready. The size and location of the foregoing tracts are shown on the Map H Conceptual Master Plan for Cummer included in Schedule 5.10(B) attached hereto are approximate and may change from time to time in accordance with the DRI application and order, once issued.
     8.15 Kendall Commons (Vizcaya). Sellers shall use their good faith efforts to cause the T-Plat for Kendall Commons (otherwise known as “Vizcaya”) to be revised to avoid the tree island in the southwest corner of the site and to submit same to Miami-Dade County for approval by June 24, 2005 and shall diligently pursue the county’s approval of the same.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Sellers in the performance of any of their covenants and agreements herein; each of the representations and warranties of Sellers contained or referred to herein shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except for (A) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement or (B) those breaches or inaccuracies that could not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by the Chief Executive Officer of TEP. To the extent that at the Closing Sellers deliver to Buyer a written notice specifying in reasonable detail the breach by Sellers of any of the representations or warranties of Sellers contained herein, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived any rights or remedies it may have against Sellers by reason of the breach of any such representations or warranties to the extent described in such notice.
     9.2 No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been (a) no Material Adverse Change; and (b) no damage to the assets or properties of Sellers by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage unless such insurance has made Sellers whole, in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of Sellers by the Chief Executive Officer of Sellers.
     9.3 No Restraint or Litigation. No action, suit, investigation or Proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
     9.4 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the Closing of the purchase and sale transactions contemplated hereby, which are either specified in Schedule 5.1(C) or otherwise required to be obtained prior to Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Change. Notwithstanding the foregoing, the parties have acknowledged in Section 8.7 that approval of the assignment of all Owned Property Governmental Permits may not be obtained by Closing, that such failure shall not constitute a valid objection by Buyer to not proceed with Closing and that the parties shall work together after Closing to obtain approval of such assignments.
     9.5 Necessary Consents. Sellers shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from (a) the other parties to all contracts, leases and agreements assigned to Buyer hereunder, including those listed on Schedule 5.17, (b) the architects who prepared the plans for each project listed on Exhibit I to Schedule 5.12(A), (c) the party who prepared the brochures/renderings for each project listed on Exhibit I to Schedule 5.12(B), and (d) which are otherwise necessary to prevent a Material Adverse Change.
     9.6 Minimum Net Worth. The Closing Date Net Worth, as estimated in the certificate delivered pursuant to Section 3.2 shall be no less than One Hundred Million Dollars ($100,000,000.00).

     9.7 Closing Deliveries. Sellers shall have delivered all documents and instruments required pursuant to Sections 4.4, 4.5, 4.6, 4.8, 4.9, and 4.10.
     9.8 Approval by Shareholders or Members of Sellers. This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the shareholders or members, as applicable, of Sellers entitled to vote thereon or as is required to approve such transactions, and shall have otherwise been approved as required by law and the Charter Documents of each Seller.
     9.9 Releases. Sellers shall have obtained releases of all Encumbrances on the Owned Real Property, other than Permitted Encumbrances, including, subject to payments by Buyer of Sellers’ debt set forth on Schedule 3.1(B), releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Purchased Assets, the Contributed Assets and Sellers’ security instruments. Sellers shall have also obtained releases of all Encumbrances on all personal property included in the Purchased Assets or the Contributed Assets, including, without limitation, the liens of Whirlpool Corporation.
     9.10 Environmental Report. Any environmental site assessment report ordered by Buyer with respect to all Seller Property shall not reflect any condition which would constitute a violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, excepting such temporary conditions as could reasonably be expected to result from development activities currently on-going at such property.
     9.11 Cummer West Property. Sellers shall have entered into an Option Agreement with the owner of the Cummer West Property described on Exhibit M attached hereto in form and substance reasonably acceptable to Buyer.
     9.12 Coral Lakes. As to all Lots in the developments identified as Coral Lake I and II except for the Coral Lakes Lots, and except with regard to the six (6) lots in Coral Lakes I which have been designated for construction of model homes (the “Model Homes”), Sellers shall, at their cost, remove any foundations that have been constructed and remediate all adverse soil conditions pursuant to a method or methods approved by Buyer’s geotechnical consultants and the City of Cape Coral. In the course of remediation, all substandard soil shall be removed and mixed, blended and/or replaced with clean and proper fill in 12” lifts, and the soil shall be compacted to satisfy all applicable industry standards. With respect to the Model Homes, Sellers shall provide Buyer with third party certified soil tests confirming that the Model Homes meet applicable industry standards, and if said results do not meet applicable industry standards, Sellers shall remediate the soil on the Model Homes using the soil injection process used on the Coral Lakes Lots. Sellers shall be entitled to retain the proceeds of any surplus fill not used in the foregoing remediation. All remediation work shall be supervised and approved by Buyer’s geotechnical consultants and the City of Cape Coral, if the city elects to do so. Sellers shall diligently commence and continuously pursue said remediation using their commercially reasonable efforts and shall cause the remediation to be completed no later than December 31, 2006. Sellers and their engineers and consultants shall coordinate their remediation work with Buyer so as to complete the remediation work on those Lots scheduled for immediate vertical construction first. At Closing, Buyer and the owners of the Coral Lakes I and II developments will execute easements in form and substance to be agreed upon by the parties necessary to allow Sellers to perform the work described in this Section.
     9.13 Payments of Accounts Receivable. All Accounts Receivable due to Sellers from Affiliates, all intercompany receivables due to Sellers and all Accounts Receivable due to Sellers from officers and directors shall have been paid in full.

     9.14 CMI Marketing. Buyer shall have either executed a marketing agreement with Century Marketing International, LLC or in the event such agreement is not executed, the employees of Sellers responsible for community pre-launch marketing activities shall have become employees of Buyer.
     9.15 Employment Matters. Sellers shall have no pending or to the Knowledge of Sellers, threatened litigation relating to overtime hours involving any of its employees. All such litigation pending prior to the Closing shall have been dismissed with prejudice and all rights to appeal shall have expired.
     9.16 Cummer 1400 Property. Buyer shall have entered into an agreement with the appropriate Seller to purchase the Cummer 1400 Property described on Exhibit L attached hereto on terms and conditions reasonably satisfactory to Buyer.
     9.17 Live Oak. Sellers shall have remedied any violations relating to the Army Corps of Engineers (the “ACOE”) Permit No. 200103845 (IP-JPF) and any other violations alleged by any other Governmental Body having jurisdiction over the subject Real Property, including the payment of any fees or penalties. Sellers shall have provided Buyer with the Notice of Violation from the ACOE and any correspondence in connection therewith. Sellers shall remain responsible for any costs of remediation or expenses associated with such violation after the Closing Date and any such remediation performed by Sellers shall be acceptable to the ACOE.
     9.18 Construction on Lots. Sellers shall have ceased vertical construction on any Lot which they do not own and Sellers shall have acquired fee title to such Lots.
     9.19 Cooperation Agreements. Sellers and the applicable Related Owner of each of the Bronson, Cummer, Heller and Independence Projects shall have entered into a Cooperation Agreement for each of their respective projects, which shall outline the matters as to which the parties will be required to cooperate to develop these projects in a manner which is mutually beneficial to all components of the applicable project.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly speak of another date, in which case such representations and warranties shall be true and correct as of such other date), except for (A) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction permitted by this Agreement or (B) those breaches or inaccuracies that could not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer. To the extent that at the Closing Buyer delivers to Sellers a written notice specifying in reasonable detail the breach by Buyer of any of the representations or warranties of Buyer contained herein, and nevertheless Sellers proceed with the Closing, Sellers shall be deemed to have waived any rights or remedies they may have against Buyer by reason of the breach of any such representations or warranties to the extent described in such notice.
     10.2 No Restraint or Litigation. No action, suit or Proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
     10.3 Closing Deliveries. Buyer shall have delivered all documents, instruments and funds required pursuant to Sections 4.2 and 4.3 or any other provision hereof.
     10.4 Minimum Net Worth. At Closing, Buyer shall have a net worth of no less than One Hundred Fifty Million Dollars ($150,000,000.00).
     10.5 Financing Concurrent with the execution of this Agreement, Buyer shall have entered into a commitment letter with Deutsche Bank AG or one of its affiliates providing for a minimum financing of Seven Hundred Million Dollars ($700,000,000.00) in accordance with the terms of the term sheet attached hereto as Schedule 10.5, and Buyer shall have paid the applicable commitment fee therefor.
     10.6 Cooperation Agreements. Buyer and the applicable Related Owner of each of the Bronson, Cummer, Heller and Independence Projects shall have entered into a Cooperation Agreement for each of their respective projects, which shall outline the matters as to which the parties will be required to cooperate to develop these projects in a manner which is mutually beneficial to all components of the applicable project.
ARTICLE XI
INDEMNIFICATION AND POST-CLOSING REMEDIES
     11.1 Indemnification by Sellers.
          (a) Sellers agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
               (i) subject to the last sentence of Section 7.1 and Section 9.1, any breach of any warranty or the inaccuracy of any representation of Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of Sellers pursuant hereto or in any Seller Ancillary Agreement;
               (ii) subject to the provisions of the Warranty Administration Agreement, any Pre-Closing Warranty Claims;
               (iii) any breach by any Seller of any of its covenants or agreements, or any failure of any Seller to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement, in each case to be performed after the Closing;
               (iv) the failure of Sellers to pay, perform or discharge any Excluded Liability;

               (v) any loss or expense in connection with any Lot for which there is an unresolved title objection pursuant to Section 7.7;
               (vi) notwithstanding any disclosure with respect to Section 5.12 (or any failure to make a required disclosure), any claim alleging infringement, misappropriation or other violation of any third party Intellectual Property right relating to the Intellectual Property and/or Owned Software used by Sellers in the Business during the five (5) years preceding the Closing Date; or
               (vii) any loss or expense in connection with any soil condition at any Lot in Coral Lakes I or II (other than the Coral Lakes Lots) or at any Model Home.
provided, however that:
(1)	Sellers shall not be required to indemnify and hold harmless Buyer under clause (i) of this Section 11.1 with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.7, 5.14 (excepting those matters covered by the Policy), and 5.25, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Sellers exceeds One Hundred Thousand Dollars ($100,000.00), and once aggregate Losses exceed One Hundred Thousand Dollars ($100,000.00), Sellers will be liable for all Losses (i.e. from the first dollar) and Expenses, subject to the limitation contained in subclause (2) below; provided that, solely for purposes of calculating the amount of damages incurred by any Buyer Group Member and whether the threshold for such damages is reached, no Material Adverse Effect or other materiality qualification to a representation or warranty shall be considered;

(2)	in no event shall the aggregate amount required to be paid by Sellers under clauses (i) and (ii) of Section 11.1(a) (other than with respect to Sections 5.1, 5.2, 5.7, 5.10 (excepting 5.10(A) and 5.10(B)), 5.14 (excepting those matters covered by the Policy), 5.25, 5.28, and 5.30) exceed Thirty-Five Million Dollars ($35,000,000.00);

(3)	if a claim for indemnification arises from or in connection with the fraudulent, willful or intentional misrepresentation by any Seller of any representation or warranty in this Agreement or any Ancillary Agreement, the maximum aggregate amount that Sellers, collectively, will be required to pay shall not be subject to any limit;

(4)	if Buyer’s claim for indemnification arises because the warranty expenses resulting from the Warranty Administration Agreement (after recourse to the other sources for payment of such expenses described in the Warranty Administration Agreement) exceed the warranty reserves set forth in the Financial Statements, the maximum aggregate amount that Sellers, collectively, will be required to pay shall not be subject to any limit; and

(5)	if Buyer’s claim for indemnification arises because of any loss or expense in connection with the soil condition at any Lot in Coral Lakes I or II (other than the Coral Lakes Lots) or at any Model Home, the maximum aggregate amount that Sellers, collectively, will be required to pay shall not be subject to any limit.
          (b) The indemnification provided for in Section 11.1(a) shall terminate three (3) years after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Sellers shall continue as to:
               (i) the representations and warranties set forth in Sections 5.1, 5.2, 5.7, 5.10 (excepting 5.10(A) and 5.10(B)), 5.14 (excepting those matters covered by the Policy), 5.25, 5.28 and 5.30 and the covenants of Sellers set forth in Sections 8.6 and 11.1(a)(vii) as to which no time limitation shall apply;
               (ii) the covenants set forth in Section 8.3 and Section 11.1(a)(vi) which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;
               (iii) the covenants set forth in Sections 11.1(a)(iii) and (iv) (as to which the statute of limitations applicable to such post-closing breach shall apply);
               (iv) the covenant set forth in Section 13.6 which shall survive until the expiration of the six-year period referenced therein;
               (v) the covenant set forth in Section 8.1 as to which the indemnification provided for in this Section 11.1 shall terminate one (1) year after the expiration of the noncompetition period provided for therein; and
               (vi) any Loss or Expense of which any Buyer Group Member has notified Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article 11 and Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article 11.
          (c) Any Loss or Expense suffered by Buyer or any Buyer Group Member shall be reimbursed and satisfied:
               (i) first, by proceeding against any third party, including any materialman, manufacturer or subcontractor; and, if full reimbursement is not received by Buyer within thirty (30) days of Buyer’s first demand and Buyer has used its diligent efforts with respect thereto; then
               (ii) second, by using reasonable efforts to seek payment under any applicable insurance policies, including any title insurance policies, obtained by Sellers covering such Loss or Expense; and, if full reimbursement is not received by Buyer within thirty (30) days of Buyer’s first demand and Buyer has used its diligent efforts with respect thereto; then

               (iii) third, by using the warranty reserve on the Closing Date Balance Sheet, to the extent that the claim relates to the Warranty Administration Agreement; then
               (iv) fourth, if Buyer or any Buyer Group Member have claims which have not been satisfied under subclauses (i), (ii) or (iii) above and which exceed One Hundred Thousand Dollars ($100,000.00) (except for claims pursuant to Sections 5.1, 5.2, 5.7, 5.14 (excepting those matters covered by the Policy) and 5.25 as to which no such threshold shall apply), then by drawing upon the Indemnity Letter of Credit for the full unsatisfied amount of such claim; then
               (v) fifth, by set-off of up to Twenty Million Dollars ($20,000,000.00) against the sums then due and owing and unpaid to Sellers as Earn-Out Payments or Entitlement Payments pursuant to Section 3.6 hereof; and
               (vi) sixth, by proceeding directly against Sellers.
               In the event that Sellers shall make any payment under this Section, Sellers shall be subrogated to the rights of Buyer against any third party, including materialmen, manufacturers and subcontractors against which Buyer had recourse for such claim but from which Buyer did not receive payment.
          (d) Notwithstanding anything in the foregoing to the contrary, (i) any Losses or Expenses incurred by Buyer as a result of a breach of the representations and warranties contained in Section 5.23 shall be deemed to affect the rights of Sellers to payment under Section 3.6(a) but are not to be a basis for a claim under this Section 11.1 and (ii) any Losses or Expenses incurred by Buyer as a result of warranty claims under Section 5.24 shall be reimbursed under this Section 11.1 and shall not be deemed to affect Sellers’ right to payment under Section 3.6(a).
     11.2 Indemnification by Buyer.
          (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:
               (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto or in any Buyer Ancillary Agreement;
               (ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement or in any Buyer Ancillary Agreement, in each case, to be performed after the Closing;
               (iii) the failure of Buyer to pay, perform or discharge the Assumed Liabilities;
               (iv) any claim raised or filed by any Hired Employee if such claim arises as a result of the termination or other adverse action of Buyer subsequent to its purchase of the Purchased Assets, any claim incurred against or by the Continued Welfare Plans after the Closing, including claims resulting from administrative errors or failures (except for those claims arising or that result from actions or omissions prior to Closing), or any claim arising out of any failure to properly administer COBRA under Seller Plans after the Closing Date; or

               (v) any loss or expense in connection with Buyer’s construction of homes on the Coral Lakes Lots, unless caused by Sellers’ gross negligence or willful misconduct.
provided, however that Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Section 6.3 as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds One Hundred Thousand Dollars ($100,000.00), and once the aggregate Losses exceed One Hundred Thousand Dollars ($100,000.00), Buyer will be liable for such Losses (i.e. from the first dollar) and Expenses.
          (b) The indemnification provided for in Section 11.2(a) shall terminate three (3) years after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:
               (i) the representations and warranties set forth in Sections 6.1 and 6.2, as to all of which no time limitation shall apply;
               (ii) the representations and warranties set forth in Section 5.7 and covenants set forth in Section 8.3 which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;
               (iii) the covenants set forth in Sections 11.2(a)(ii) and 11.2(a)(iii) as to which no time limitation shall apply;
               (iv) the covenant set forth in Section 13.6 which shall survive until the expiration of the six-year period referenced therein; and
               (v) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 11 and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article 11.
     11.3 Notice of Claims Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; Buyer shall further notify Sellers upon proceeding under Section 11.1(c)(i) and thereafter under each of Sections 11.1(c)(ii), 11.1(c)(iii), 11.1(c)(iv), 11.1(c)(v) and 11.1(c)(vi); provided that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

     11.4 Loss Calculation. In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).
     11.5 Third Person Claims.
          (a) Promptly after receipt by an Indemnified Party of notice of the assertion of a Third Person Claim against it, such Indemnified Party shall give notice to the Indemnitor of the assertion of such Third Person Claim; provided, however, that the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnified Party.
          (b) If an Indemnified Party gives notice to the Indemnitor pursuant to this Section of the assertion of a Third Person Claim, the Indemnitor shall be entitled to participate in the defense of such Third Person Claim and, to the extent that it wishes (unless (i) the Indemnitor is also a Person against whom the Third Person Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnified Party of its commitment and financial capacity to defend such Third Person Claim and provide indemnification with respect to such Third Person Claim), to assume the defense of such Third Person Claim with counsel satisfactory to the Indemnified Party (except to the extent the Indemnified Party has other issues involved in the same dispute or to the extent resolution of the Third Person Claim could affect liability of the Indemnified Party in other periods or in respect of other issues). After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such Third Person Claim, and conditioned upon continuing satisfaction of conditions (i) and (ii) of this Section, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Third Person Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Person Claim. No compromise or settlement of such Third Person Claims may be effected by the Indemnitor without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Requirement of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; (C) the settlement could not give rise to any other liability of the Indemnified Party; and (D) the Indemnified Party shall have no liability or be subject to any compromise or restriction with respect to any such compromise or settlement. If notice is given to an Indemnitor of the assertion of any Third Person Claim and the Indemnitor does not, within ten (10) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Person Claim, the Indemnitor will be bound by any determination made in such Third Person Claim or any compromise or settlement effected by the Indemnified Party.
          (c) Notwithstanding the provisions of Section 13.6 hereof, each Seller hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third Person Claim is brought against any Buyer Group Member for purposes of any claim that any Buyer Group Member may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on any Seller with respect to such a claim anywhere in the world.
          (d) With respect to any Third Person Claim subject to indemnification under this Section: (i) both the Indemnified Party and the Indemnitor, as the case may be, shall keep the other Person fully informed of the status of such Third Person Claim and any related suit, claim, proceeding, demand, order, investigation or request or demand for information at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Person Claim.

     11.6 Adjustment to Purchase Price. To the extent any payment under this Article 11 can be properly so characterized under applicable Tax law, it shall be treated by the parties as an adjustment to the Purchase Price.
     11.7 Failure to Make Certain Payments. In the event that any payment due under this Agreement is not paid when due, the amount of such non-payment shall begin to accrue interest on the sixth (6th) day after written demand therefor by the other party at the rate of eighteen percent (18%) per annum for each day thereafter that such payment shall remain unpaid. In the event that any party shall fail to make any payment, including interest thereon as provided herein, within forty-five (45) days of written demand therefor by the other party, such party shall be deemed to be in default of this Agreement, and the entire unpaid balance of the subject payment (or in the case of a failure to pay an installment of the Earn-Out Payments or the Entitlement Payments, as applicable, the entire unpaid balance of the total Earn-Out Payments or the total Entitlement Payments, as applicable, due under this Agreement) shall become immediately due and payable, and such accelerated amount shall also accrue interest at the maximum rate allowed by law; provided that no payment shall be accelerated hereunder if such payment is being contested in good faith by a party, unless and until a final determination is adjudged against such party by a court of competent jurisdiction.
     11.8 Exclusive Remedies. All claims after the completion of the Closing for breaches of any representations or warranties in this Agreement or in any Ancillary Agreement or any breach of covenant or other provision of this Agreement (other than a claim for specific performance or injunctive relief) shall be made exclusively under and in accordance with this Article 11.
ARTICLE XII
TERMINATION AND PRE-CLOSING REMEDIES
     12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written consent of Buyer and Sellers;
          (b) by Buyer or Sellers if the Closing shall not have occurred on or before August 1, 2005 (or such later date as may be mutually agreed to by Buyer and Sellers); provided, however, that neither Sellers nor Buyer may terminate the Agreement pursuant to this clause (b) if the Closing shall not have occurred by reason of the failure of such party to perform in all material respects any of its or their respective covenants or agreements herein);
          (c) by Buyer in the event of any breach by any Seller of any of Sellers’ agreements, representations or warranties contained herein and the failure of any Sellers to cure such breach within fifteen (15) days after receipt of written notice from Buyer requesting such breach to be cured, except for those breaches or inaccuracies that could not reasonably be expected to have a Material Adverse Effect;
          (d) by Sellers in the event of any breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within fifteen (15) days after receipt of written notice from Seller requesting such breach to be cured, except for those breaches or inaccuracies that could not reasonably be expected to have a Material Adverse Effect, and except that Buyer shall have no right to cure its failure to close upon the purchase of the Purchased Assets by August 1, 2005;

          (e) by either Buyer or Sellers if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets;
          (f) by Buyer or Sellers if any Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (g) by Buyer if any condition in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
          (h) by Sellers if any condition in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before such date; or
          (i) by Buyer upon receipt of advice from any Governmental Body that more than ten percent (10%) of Lots will not be Fully Entitled within the time periods set forth in the Projections provided by Sellers to Buyer.
     12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.
     12.3 Effect of Termination; Remedies; Treatment of the Deposit.
          (a) If this Agreement is terminated pursuant to this Article 12 all further obligations of the parties under this Agreement (other than their obligations under Section 12.3, Sections 13.2, 13.10 and 13.12) shall be terminated without further liability of any party to the other; provided that:
          (b) Sellers’ sole remedy for breach of this Agreement by Buyer before Closing after expiration of the applicable cure period under Section 12.1 without cure shall be termination of this Agreement pursuant to this Article 12 and retention of the Deposit by Sellers as Sellers’ liquidated damages. Except as otherwise expressly provided in this Agreement, each Seller waives any and all other rights and remedies, at law or in equity, to which such Seller may otherwise be entitled by reason of Buyer’s breach of this Agreement before Closing.
          (c) Except as provided in Section 12.1, and except as otherwise expressly provided in this Agreement, Buyer’s sole remedy for breach of this Agreement by Sellers before Closing after expiration of the applicable cure period under Section 12.1 without cure shall be termination of this Agreement pursuant to this Article 12, return of the Deposit to Buyer by Sellers under Section 12.3(c) below, plus the payment to Buyer of Five Million Dollars ($5,000,000.00) by Sellers as Buyer’s liquidated damages. Notwithstanding the foregoing, (i) in the event of a breach by Sellers of the Closing covenants set forth in Section 4.4(r), Buyer’s sole remedy shall be termination of this Agreement pursuant to this Article 12 and return of the Deposit to Buyer by Sellers under this Section 12.3(c) and (ii) in the event of a breach by Sellers of the Closing covenants set forth in Section 4.6(b) as a result of the failure of the Owners of “Westyn Bay” or “Legacy Park” to execute a “Consent of Owner” or the failure of any Mortgagee to execute a SNDA, Buyer’s sole remedy shall be the receipt of Two Million Five Hundred

Thousand Dollars ($2,500,000.00) as Buyer’s liquidated damages and the termination of this Agreement pursuant to this Article 12 and return of the Deposit to Buyer by Sellers under this Section 12.3(c). In addition to the foregoing, Buyer shall not be entitled to the receipt of the Five Million Dollars ($5,000,000.00) referred to above if the termination of this Agreement is a result of the failure of Sellers to satisfy the condition set forth in Section 4.4(j) due to the failure of any single Division President or Division Manager identified by Buyer (other than Neil Eisner, Jan Ickovic, Daniel Andreacci or Robert Krief) to enter into Employee Agreements. Except as provided in Section 12.3(e) and (f), and except as otherwise expressly provided in this Agreement, Buyer waives any and all other rights and remedies, at law or in equity, to which Sellers may otherwise be entitled by reason of Buyer’s breach of this Agreement before Closing.
          (d) Sellers shall be entitled to retain the Deposit upon termination of this Agreement pursuant to this Article 12 if they have terminated the Agreement (i) pursuant to Sections 12.1(a), (b), or (d), (ii) as a result of the liquidation of Buyer or (iii) as a result of Buyer’s failure to satisfy the conditions set forth in Article 10 of this Agreement which have not otherwise been waived by Sellers at Closing.
          (e) Sellers shall immediately return the Deposit by wire transfer of immediately available funds to an account designated by Buyer in the event that Buyer terminates this Agreement as a result of a breach by Sellers of one of its covenants contained herein which could reasonably be expected to have a Material Adverse Effect, excepting Section 7.2(a).
          (f) In addition to any payments and damages to which Buyer may be entitled pursuant to Section 12.3(a) in the event that (x) Buyer is prepared to consummate the transactions contemplated hereby and Sellers are unwilling or unable to perform their obligations at the Closing and (y) Sellers agree to sell the Business (whether through sale of assets, stock, merger or other business combination) to another Person on or prior to June 30, 2006, then Sellers shall pay to Buyer promptly upon the consummation of such transaction by wire transfer of immediately available funds the amount, if any, by which the total consideration received or to be received (assuming the maximum amount of any deferred consideration will be received) by Sellers or its Affiliates (excluding any sums to be paid to Affiliates of Sellers for the purchase of Lots or other developed or undeveloped real property under “land banking” or other option arrangements but including any purchase premium reasonably allocated thereto) as a result of such transaction, including (i) with respect to any covenant not to compete, employment agreements or similar arrangements, (ii) the amount of any indebtedness for borrowed money or similar liabilities discharged or assumed by such Person and (iii) the maximum amount of any contingent or deferred consideration payable by such Person, exceeds the Purchase Price, calculated as if the Closing had occurred as of the Balance Sheet Date.
     12.4 Special Termination. In the event that TOUSA Homes LP and Falcone/Ritchie LLC are unable, within thirty (30) days after the date of this Agreement (the “Negotiation Period”) to reach an agreement, after good faith negotiations during such period, regarding the final terms and conditions which are acceptable to both parties in their sole and absolute discretion, regarding the acquisition by Falcon/Ritchie LLC of a fifty percent (50%) equity interest in TE/TOUSA, LLC in exchange for the contribution of the Contributed Assets, then (A) the portion of the Purchase Price as described in Section 3.1(a) shall be increased by the difference between Seventy-Five Million Dollars ($75,000,000.00) and the cost basis of the Contributed Assets for a total of Four Hundred Seventeen Million One Hundred Forty-Two Thousand Five Hundred Dollars ($417,142,500.00), and (B) Buyer shall have the extension rights set forth below. The foregoing negotiations shall be based on the terms set forth in Schedule 12.4.
               (i) If the parties are unable to reach an agreement within the Negotiation Period, Buyer shall have the right to extend the Closing Date to August 31, 2005 (the “First Extension Period”) in order to find a suitable replacement equity partner;

               (ii) If TOUSA Homes LP and Falcone/Ritchie LLC reach an agreement within the First Extension Period, but Falcone/Ritchie LLC fails to convey the Contributed Assets to TE/TOUSA, LLC at or prior to Closing, Buyer may extend the Closing Date to September 30, 2005 day period (the “Final Extension Period”); and
               (iii) If, after the First Extension Period or the Final Extension Period, as the case may be, Buyer is unable to find a suitable equity partner in TE/TOUSA LLC after diligent search, Buyer may terminate this Agreement and Sellers shall return the Deposit paid hereunder.
ARTICLE XIII
GENERAL PROVISIONS
     13.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement except as set forth in Article 11. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article 5 or 6 or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.
     13.2 Confidential Nature of Information. Buyer and each Seller agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; or acceptance of the contribution of the Contributed Assets provided, however that after the Closing, Buyer may use or disclose any confidential information with respect to or about Sellers or otherwise reasonably related to the Business or the Purchased Assets or the Contributed Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, judicial process or the rules of any stock exchange on which such party’s securities are listed, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
     13.3 No Public Announcement. No party shall, without the approval of the other parties make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

     13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) if transmitted by facsimile upon confirmation that such facsimile has been received or (iii) when sent by registered or certified mail or by overnight courier service that obtains a receipt, addressed as follows:

If to Buyer, to:	EH/TRANSEASTERN, LLC
c/o Tousa Homes LP
Suite 500-N
4000 Hollywood Blvd.
Hollywood, Florida 33021

With a copy to:	Technical Olympic USA, Inc.
Suite 500-N
4000 Hollywood Blvd.
Hollywood, Florida 33021
Attention: Tommy McAden, Executive Vice President
Fax No.: (954) 364-4010

With a copy to:	Technical Olympic USA, Inc.
Suite 500-N
4000 Hollywood Blvd.
Hollywood, Florida 33021
Attention: Patricia Petersen
Senior Vice President & General Counsel
Fax No.: (954) 364-4037

If to Sellers, to:	Falcone Group, LLC
1951 N.W. 19th Street, Suite 200
Boca Raton, Florida 3343 l
Attention: Arthur Falcone, Chief Executive Officer
Fax No.: (561) 338-2971

With a copy to:	Nason Yeager Gerson White & Lioce, P.A.
Mellon United National Bank Tower
1645 Palm Beach Lakes Boulevard
Suite 1200
West Palm Beach, Florida 3340l
Attention: Gary Gerson
Fax No.: (561) 686-5442
or to such other address as such party may indicate by a notice delivered to the other party hereto.
     13.5 Successors and Assigns; No Third Party Beneficiaries.
          (a) The rights of a party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Buyer hereunder (including, without limitation, the rights to acquire certain Real Property pursuant to the Option Documents) may be assigned prior to the Closing, without the consent of Sellers to one or more of its Affiliates, provided that (i) the assignee shall assume in writing all of Buyer’s obligations to Sellers hereunder, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iii) Sellers’ obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article 6.
          (b) Following the Closing, this Agreement and the Ancillary Agreements executed in connection herewith may not be assigned by either party hereto without the prior written consent of the other party, which consent may be withheld for any reason whatsoever in the sole and absolute discretion of the non-assigning party; provided, however, that Buyer may assign this Agreement and the Buyer Ancillary Agreements to any of its Affiliates. Such assignment or transfer shall not relieve the assignor of its obligations hereunder.
          (c) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to waive any rights, defenses or remedies available under this Agreement, the Exhibits and Schedules at law or in equity or to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     13.6 Access to Records after Closing.
          (a) For a period of six (6) years after the Closing Date, each Seller and its representatives shall have reasonable access to all of the books and records of Sellers transferred to Buyer hereunder to the extent that such access may reasonably be required by such Seller in connection with matters relating to or affected by the operations of Sellers prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.
          (b) For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Purchased Assets and the Contributed Assets, Sellers or the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If Sellers or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
          (c) Buyer shall provide Sellers with reasonable access to any Hired Employee to permit Sellers to review and resolve any disputes relating to the Preliminary Closing Date Balance Sheet and to assist in preparing or resolving any audit of Sellers’ tax returns for the years ended on or prior to December 31, 2005.
     13.7 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     13.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     13.10 Expenses. Except as otherwise provided for herein, each party hereto shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All costs and expenses, if any, incurred by Sellers in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of counsel and accountants to Sellers shall be paid by Sellers. Notwithstanding the foregoing and any other provision of this Agreement, Buyer shall pay at the Closing any transfer Taxes, documentary stamps and title insurance premiums; provided that the parties agree to cooperate to minimize costs related to title insurance and transfer Taxes arising therefrom.
     13.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer. Signatures of the parties transmitted by facsimile shall be deemed to be original signatures for all purposes.
     13.12 Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the non-prevailing party to such litigation or Proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such prevailing party on trial and appeal as adjudged by the court, and if such prevailing party or parties shall recover judgment in any such action or Proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment. In the event that a party prevails on some but not all of the issues, the costs and expenses shall be apportioned based on the value of the issues on which it prevailed as compared to the issues on which it did not prevail.
     13.13 Further Assurances; Power of Attorney. From time to time following the Closing, Sellers shall, with reimbursement from Buyer for all reasonable costs incurred, execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to Buyer the Purchased Assets and the Contributed Assets, and, in the case of any licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in a manner mutually agreeable to both parties, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in a manner mutually agreeable to both parties (including the exercise of the rights of Sellers thereunder); provided, however that nothing herein shall relieve Sellers of their obligations under Section 7.3. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
     Each Seller hereby constitutes and appoints Buyer, with full power of substitution, as such party’s true and lawful attorney in fact, authorizing Buyer to open mail addressed to such party, to endorse checks and other instruments payable to such Seller, to execute, acknowledge, deliver and file such deeds, transfers, conveyances, assignments, instruments, certificates and documents and to take such other actions in the name, place and stead of such Seller as Buyer may find necessary or appropriate to effectuate or carry out the intent of any provision of this Agreement; provided, however said power of attorney shall not authorize Buyer to pay, perform or discharge any liabilities of any Seller not included within the Assumed Liabilities or to receive any monies or other things of value associated with or resulting from the Excluded Assets. Not later than the fifteenth (15th) day after the end of each calendar month for the twenty-four (24) months following the Closing Date, Buyer shall provide to Sellers copies of (x) all mail addressed to Sellers which was opened by Buyer and any correspondence or other documents evidencing action taken by Buyer with respect thereto and (y) all deeds, transfers, conveyances, assignments, instruments, certificates and documents which were executed, acknowledged or delivered by Buyer under the foregoing appointment, including all checks payable to any Seller which may have been endorsed or negotiated by Buyer.
     13.14 Sellers’ Representative. Sellers hereby appoint Arthur J. Falcone as their agent and attorney-in-fact to give and receive notices and communications on behalf of Sellers; to perform the covenants and future acts required or permitted under this Agreement or the Exhibits and Schedules hereto; to negotiate, consent, settle, compromise or waive Buyer’s obligations under this Agreement; or to comply with orders of courts with respect to such claims; and to take all actions necessary or appropriate in the judgment of Arthur J. Falcone for the accomplishment of the foregoing. Arthur J. Falcone hereby consents to such appointment (the “Sellers’ Representative”).
     13.15 Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of the State of Florida, County of Broward. Under no circumstances will any Seller assert any claim or cause of action in any state or federal court outside of the State of Florida. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, WHETHER NOT EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     13.16 Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.17 Radon Gas. In accordance with the requirements of Florida Statutes Section 404.056(5), the following notice is hereby given:
“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.”
     13.18 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing and interpreting this Agreement.
     13.19 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
     13.20 Disclosure IF THE DISCLOSURE SUMMARY REQUIRED BY SECTION 720.401, FLORIDA STATUTES, HAS NOT BEEN PROVIDED TO THE PROSPECTIVE PURCHASER BEFORE EXECUTING THIS AGREEMENT FOR SALE, THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING TO SELLERS OR SELLERS’ AGENT OR REPRESENTATIVE WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 3 DAYS AFTER RECEIPT OF THE DISCLOSURE SUMMARY OR PRIOR TO CLOSING, WHICHEVER OCCURS FIRST. ANY PURPORTED WAIVER OF THIS VOIDABILITY RIGHT HAS NO EFFECT. BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.
     13.21 Laguna Lakes
          (a) Buyer agrees and acknowledges that as part of the purchase of the Laguna Lakes project which is a part of the Owned Real Property, Buyer is acquiring substantially completed condominium units and condominium units that are not yet completed and are not yet certified complete as required by the provisions of Chapter 718, Florida Statutes.
          (b) With respect to such condominium units, Buyer further agrees and acknowledges that it is acquiring them in the ordinary course of business for resale to individual purchasers subject to existing contracts to purchase such condominium units.
          (c) Buyer further agrees and acknowledges that Sellers have prepared the prospectuses and all documents required to be delivered to such purchasers pursuant to Chapter 718, Florida Statutes, and that Buyer has been furnished copies of such condominium documents.
          (d) Buyer further agrees and acknowledges that no portion of the Deposit to be delivered pursuant to this Agreement is attributable to the condominium units and the escrow requirements of Chapter 718, Florida Statutes do not apply to this transaction.
          (e) Buyer further agrees and acknowledges that Buyer’s rescission rights only pertain to the condominium units within the Laguna Lakes project.

THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO BUYER BY THE DEVELOPER UNDER SECTION 718.503, FLORIDA STATUTES. THIS AGREEMENT IS ALSO VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED. BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER

EH/TRANSEASTERN, LLC, a Delaware limited liability company

By:	/s/ Tommy McAden

Name:
Title:

SELLERS

TRANSEASTERN PROPERTIES, INC., a Florida corporation

By:	/s/ Arthur Falcone

Name:
Title:

LIVE OAK DEVELOPMENT I, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

LIVE OAK DEVELOPMENT II, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

SERVICES MANAGEMENT, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TEP OF TRADITION, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TEPSR7, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN ANTHONY GROVES, INC., a Florida corporation

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN BAYSHORE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN BRONSON, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN CORAL LAKES, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN CYPRESS LANDING, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN DANIEL’S LANDING, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN HAMMOCKS, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN HELLER, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN HOMES, INC., a Florida corporation

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN INDEPENDENCE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN JONATHAN’S BAY, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN KENDALL POINTE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN LAGUNA LAKES, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN LEGACY PARK, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN OAK CREEK, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN OAK CREEK II, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN OLYMPIA POINTE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN SAVANNAH, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN TRADITION, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN VERSAILLES, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN VICTORIA DUVAL, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN VILLA CAPRI AT METROWEST, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN VIZCAYA, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN WESTON RESERVE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

TRANSEASTERN YOUNG PINES, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

Solely with respect to Section 2.1 and 12.4:

FALCONE/RITCHIE, LLC, a Florida limited liability company

By:	/s/ Arthur Falcone

Name:
Title:

Solely with respect to Sections 5.10(dd), 8.1, and 8.11:

ARTHUR J. FALCONE

By:	/s/ Arthur Falcone

Solely with respect to Sections 5.10(dd) and 8.1:

EDWARD W. FALCONE

By:	/s/ Edward W. Falcone